SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /


CHECK THE APPROPRIATE BOX:
/ / Preliminary Proxy Statement                               / / Confidential, for Use of the Commission Only (as
/X/ Definitive Proxy Statement                                permitted by Rule 14a-6(e)(2))
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant toss.240.14a-11(c) orss.240.14a-12


 -------------------------------------------------------------------------------

                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

 -------------------------------------------------------------------------------

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)


PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/ /     No fee required
/ /     FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14A-6(I)(1) AND 0-11.
        (1)      TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:

                 South Jersey Financial Corporation, Inc. common stock, par value $0.01 per share

        (2)      AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:

                 3,423,571 shares of South Jersey common stock and 379,343 options to purchase shares of South Jersey common stock

        (3) PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE AMOUNT ON WHICH THE FILING FEE IS CALCULATED AND STATE HOW IT WAS DETERMINED):

                 The calculation fee of $14,036 is calculated by multiplying 1/50th of 1% by $70,178,464, which is the maximum aggregate value of the transaction. The maximum aggregate value of the transaction is based on: (i) the payment of $20.00 in cash for each of the 3,423,571 shares of South Jersey common stock outstanding and (ii) the payment of $4.50 in cash for each of the 379,343 outstanding options to purchase South Jersey common stock, which amount represents the difference between the $20.00 per share merger consideration and the $15.50 exercise price of the stock options.

        (4) PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION: $ 70,178,464 (calculated as described above)

        (5)      TOTAL FEE PAID:  $14,036

/X/ Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         (1)      Amount Previously Paid:
         (2)      Form, Schedule or Registration Statement No.:
         (3)      Filing Party:
         (4)      Date Filed:

                    SOUTH JERSEY FINANCIAL CORPORATION, INC.
                                  4651 ROUTE 42
                         TURNERSVILLE, NEW JERSEY 08012
                                 (856) 629-6000

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

Dear Shareholders:

         You are cordially invited to attend the Annual Meeting of Shareholders of South Jersey Financial Corporation, Inc., the holding company for South Jersey Savings and Loan Association, Turnersville, New Jersey, which will be held on Wednesday, July 26, 2000, at 10:00 a.m., New Jersey time, at the Renaissance Room, 194 Fries Mill Road, Turnersville, New Jersey.

         At the Annual Meeting, we will ask you to consider and vote upon the approval and adoption of a merger agreement pursuant to which South Jersey will be acquired by Richmond County Financial Corp. through a merger of a subsidiary of Richmond County with and into South Jersey. Following the merger, it is expected that South Jersey will be consolidated into Richmond County. If we complete the proposed merger, each of your shares of South Jersey common stock (unless you exercise appraisal rights), will be converted into the right to receive a cash payment of $20.00, without interest. This amount will be taxable for U.S. federal income tax purposes for U.S. taxpayers. After the completion of the merger, you will no longer have an equity interest in South Jersey.

         South Jersey common stock is traded on the Nasdaq National Market under the symbol "SJFC." As of the close of business on March 15, 2000, which is the day we announced the merger, the price of South Jersey common stock was $16.69 per share. If the merger is completed, South Jersey common stock will no longer be traded on Nasdaq. Completion of the merger is subject to certain conditions, including the approval of the merger agreement by South Jersey's shareholders and the approval of the merger by various regulatory agencies.

         At the Annual Meeting, we will also ask you to consider and vote upon the election of three directors to serve on the South Jersey Board of Directors for a term of three years or until completion of the merger. YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR approval and adoption of the merger agreement and FOR each of the three nominees for director. If you do not return your card, or if you do not instruct your broker how to vote any shares held for you in "street name," the effect will be a vote against the merger agreement.

         This Proxy Statement gives you detailed information about the proposed merger, and a copy of the merger agreement is attached hereto as Appendix A. We encourage you to read this entire document, including its Appendices, carefully. Also enclosed is a copy of South Jersey's Annual Report on Form 10- KSB for the fiscal year ended December 31, 1999.

         THE BOARD OF DIRECTORS OF SOUTH JERSEY HAS DETERMINED THAT THE MERGER AND THE ELECTION OF THE THREE NOMINEES AS DIRECTORS ARE IN THE BEST INTERESTS OF SOUTH JERSEY AND ITS SHAREHOLDERS AND HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND FOR EACH NOMINEE FOR DIRECTOR.


                                        Sincerely yours,




                                        Robert J. Colacicco
                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER

               This Proxy Statement is dated June 16, 2000 and is
                   first being mailed to shareholders of South
                            Jersey on June 16, 2000.

                    SOUTH JERSEY FINANCIAL CORPORATION, INC.
                                  4651 ROUTE 42
                         TURNERSVILLE, NEW JERSEY 08012
                                 (856) 629-6000


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON WEDNESDAY, JULY 26, 2000


         The Annual Meeting of Shareholders of South Jersey Financial Corporation, Inc., a Delaware corporation and the holding company for South Jersey Savings and Loan Association, will be held on Wednesday, July 26, 2000, at 10:00 a.m., New Jersey time, at the Renaissance Room, 194 Fries Mill Road, Turnersville, New Jersey. The purpose of the Annual Meeting is to consider and vote upon the following matters:

         1. The approval and adoption of the Agreement and Plan of Merger, dated as of March 15, 2000, by and among Richmond County Financial Corp., a Delaware corporation, Richmond County Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Richmond County, and South Jersey, as more fully described in the accompanying Proxy Statement;

         2. The election of three directors for terms of three years each or until completion of the merger; and

         3. Such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

         We have fixed the close of business on June 8, 2000 as the record date for determining those South Jersey shareholders entitled to vote at the Annual Meeting. Accordingly, only shareholders of record on that date are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A list of shareholders entitled to vote at the Annual Meeting will be available for examination by South Jersey shareholders for any purpose germane to the meeting, during ordinary business hours, beginning 10 days prior to the date of the Annual Meeting, at South Jersey's principal executive offices at 4651 Route 42, Turnersville, New Jersey 08012.

         If South Jersey shareholders approve and adopt the merger agreement at the Annual Meeting and the merger occurs, any shareholder of South Jersey entitled to vote on the merger agreement at the Annual Meeting who does not vote in favor of the merger has the right to receive payment of the fair value of such shareholder's shares of South Jersey common stock upon compliance with the provisions of Section 262 of the Delaware General Corporation Law, a copy of which is included as Appendix D to the Proxy Statement attached to this Notice of Annual Meeting.

         Whether or not you plan to attend the Annual Meeting in person, please complete, date, sign and return the enclosed proxy card in the enclosed envelope. The envelope requires no postage if mailed in the United States. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously returned your proxy card. However, if you are a shareholder whose shares are not registered in your own name, you will need appropriate documentation from your recordholder to vote in person at the Annual Meeting.

                                        By Order of the Board of Directors




                                        Joseph M. Sidebotham
                                        CORPORATE SECRETARY

Turnersville, New Jersey
June 16, 2000

         SOUTH JERSEY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND FOR EACH NOMINEE FOR DIRECTOR.

                                                 TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE ANNUAL MEETING.....................................................1

SUMMARY  .........................................................................................................2

THE ANNUAL MEETING................................................................................................7
         Date, Time and Place.....................................................................................7
         Matters to be Considered.................................................................................7
         Proxies  ................................................................................................7
         Solicitation of Proxies..................................................................................7
         Record Date and Voting Rights; Vote Required.............................................................8
         How to Vote Shares Held Through Brokers..................................................................8
         Dissenting Shareholders..................................................................................9
         Recommendation of the South Jersey Board.................................................................9
         Stock Ownership of Certain Beneficial Owners.............................................................9
         Stock Ownership of South Jersey's Management............................................................10

PROPOSAL 1-- THE MERGER..........................................................................................12
         The Parties to the Merger...............................................................................12
         Transaction Structure...................................................................................12
         Background of the Merger................................................................................12
         Recommendation of the South Jersey Board of Directors and Reasons for the Merger........................14
         Opinion of South Jersey's Financial Advisor.............................................................15
         Conversion of South Jersey Common Stock.................................................................21
         Treatment of Options....................................................................................21
         Procedures for Exchanging Your Stock Certificates.......................................................22
         Effective Time..........................................................................................22
         Changing the Structure of the Combination...............................................................23
         Conditions to the Completion of the Merger..............................................................23
         Representations and Warranties..........................................................................24
         Conduct of Business Pending the Merger..................................................................25
         No Solicitation by South Jersey.........................................................................28
         Regulatory Approvals Required for the Merger............................................................29
         Material Federal Income Tax Consequences................................................................31
         Termination of the Merger Agreement.....................................................................31
         Waiver and Amendment of the Merger Agreement............................................................32
         Expenses ...............................................................................................32
         Accounting Treatment....................................................................................32
         Appraisal Rights........................................................................................32
         Interests of Certain Persons in the Merger..............................................................34
         Employee Matters........................................................................................36
         Agreement to Vote in Favor of the Merger................................................................37
         Management and Operations Following the Merger..........................................................37
         Stock Option Agreement..................................................................................37

PRICE RANGE OF COMMON STOCK AND DIVIDENDS........................................................................40

PROPOSAL 2-- ELECTION OF DIRECTORS...............................................................................41
         General  ...............................................................................................41
         Information as to Nominees and Continuing Directors.....................................................41


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



         Nominees for Election as Directors......................................................................42
         Continuing Directors....................................................................................42
         Board and Committee Meetings............................................................................43
         Directors' Compensation.................................................................................43
         Executive Officers......................................................................................44
         Performance Graph.......................................................................................45
         Executive Compensation..................................................................................46
         Employment Agreements...................................................................................47
         Change in Control Agreements............................................................................48
         Employee Severance Compensation Plan....................................................................48
         Supplemental Executive Retirement Plan..................................................................49
         Stock Option Plan and Restricted Stock Plan.............................................................49
         Transactions With Certain Related Persons...............................................................49
         Other Transactions With Affiliates......................................................................50
         Compliance with Section 16(a) of the Exchange Act.......................................................50

INDEPENDENT PUBLIC ACCOUNTANTS...................................................................................50

SHAREHOLDER PROPOSALS............................................................................................50

OTHER MATTERS....................................................................................................51

WHERE YOU CAN FIND MORE INFORMATION..............................................................................51

FORWARD-LOOKING STATEMENTS.......................................................................................51


Appendix A -- Agreement and Plan of Merger
Appendix B -- Stock Option Agreement
Appendix C -- Opinion of Sandler O'Neill & Partners, L.P.
Appendix D -- Section 262 of the Delaware General Corporation Law

          QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE ANNUAL MEETING


Q:  WHAT DO I NEED TO DO NOW?

A: After you have carefully read this document, just indicate on your proxy card how you want to vote. Complete, sign, date and mail the proxy card in the enclosed postage-paid return envelope as soon as possible so that your shares will be represented and voted at the Annual Meeting. The South Jersey Board of Directors unanimously recommends that you vote to approve and adopt the merger agreement and that you vote for each nominee for director.

Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: You may change your vote by revoking your proxy in any of the three following ways:

      o by sending a written notice to the Corporate Secretary of South Jersey prior to the Annual Meeting stating that you would like to revoke your proxy;

      o by completing, signing and dating another proxy card and returning it by mail prior to the Annual Meeting; or

      o  by attending the Annual Meeting and voting in person.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES AT THIS TIME?

A: No. After we complete the merger, Richmond County will send you written instructions for exchanging your stock certificates for the merger consideration.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: If you do not provide your broker with instructions on how to vote your shares held in "street name," your broker will not be permitted to vote your shares on the proposal to approve and adopt the merger agreement. You should therefore provide your broker with instructions as to how to vote your shares. Failure to instruct your broker as to how to vote your shares will be the equivalent of voting against the merger agreement. Your broker may vote your shares on the proposal regarding the election of directors without specific instructions from you.

Q:  WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: We presently expect to complete the merger in the third quarter of 2000. However, we cannot assure you when or if the merger will occur. We must first obtain the approval of our shareholders at the Annual Meeting and the necessary regulatory approvals.

Q:  WHO CAN I CALL WITH QUESTIONS ABOUT THE ANNUAL MEETING OR THE MERGER?

A:  You can call Joseph M. Sidebotham, Corporate Secretary of South Jersey, at
    (856) 629-6000.

                                     SUMMARY

         THIS BRIEF SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THE PROXY STATEMENT. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THE ENTIRE PROXY STATEMENT AND THE OTHER DOCUMENTS TO WHICH THIS DOCUMENT REFERS YOU TO FULLY UNDERSTAND THE MERGER. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 51. EACH ITEM IN THIS SUMMARY INCLUDES A PAGE REFERENCE DIRECTING YOU TO A MORE COMPLETE DESCRIPTION OF THAT ITEM.


RICHMOND COUNTY WILL ACQUIRE SOUTH JERSEY
(PAGE 12)

     Richmond County will acquire South Jersey through the merger of a subsidiary of Richmond County with and into South Jersey. After this merger, South Jersey will be a subsidiary of Richmond County. It is anticipated that, following the merger, South Jersey will be consolidated into Richmond County. We expect to complete the merger in the third quarter of 2000.

     A copy of the merger agreement is attached to this Proxy Statement as Appendix A. Please read the merger agreement carefully. It is the legal document that governs the merger.

EACH SHARE OF SOUTH JERSEY COMMON STOCK WILL BE CONVERTED INTO THE RIGHT TO RECEIVE A CASH PAYMENT OF $20.00 (PAGE 21)

     When we complete the merger, each of your shares of South Jersey common stock will automatically be converted into the right to receive a cash payment of $20.00, without interest, from Richmond County (unless you exercise appraisal rights).

     You must surrender your South Jersey common stock certificates to receive the $20.00 per share merger consideration from Richmond County. This will not be necessary, however, until you receive written instructions shortly after the merger is completed. You should not send your South Jersey common stock certificates to South Jersey, Richmond County or anyone else until you receive these instructions.

FEDERAL INCOME TAX CONSEQUENCES (PAGE 31)

     The merger will be a taxable transaction to you for U.S. federal income tax purposes. You will recognize gain or loss in the merger in an amount determined by the difference between the payment received ($20.00 per share) and your tax basis in the South Jersey common stock you exchange for that payment. However, your tax consequences will depend on your personal situation. Please consult with your own tax advisor to determine the particular tax consequences of the merger to you.

WE HAVE RECEIVED AN OPINION OF OUR FINANCIAL ADVISOR THAT THE MERGER CONSIDERATION IS FAIR TO YOU FROM A FINANCIAL POINT OF VIEW (PAGE 15)

     In deciding to approve the merger, the South Jersey Board of Directors considered the opinion of its financial advisor, Sandler O'Neill & Partners, L.P., that, as of March 15, 2000, the merger consideration of $20.00 per share was fair to the holders of South Jersey common stock from a financial point of view. That opinion has been updated and confirmed as of the date of this Proxy Statement. A copy of Sandler O'Neill's updated opinion is attached to this Proxy Statement as Appendix C. You should read the opinion completely to understand the assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in providing its opinion. South Jersey has agreed to pay a fee of $400,000 to Sandler O'Neill for its services, $100,000 of which was paid on March 17, 2000 and $300,000 of which will be paid upon completion of the merger.

INFORMATION ABOUT THE PARTIES (PAGE 12)

RICHMOND COUNTY FINANCIAL CORP.
1214 Castleton Avenue
Staten Island, New York 10310
(718) 448-2800

     Richmond County Financial Corp. is a savings and loan holding company registered under the Home Owners' Loan Act, as amended, and incorporated in Delaware. Richmond County's wholly owned subsidiary, Richmond County Savings Bank, a New York State chartered, FDIC- insured savings bank, operates 14 full-service banking offices on Staten Island, one banking office in Brooklyn and eight banking offices in the counties of Essex, Hudson and Union, New Jersey. In addition, Richmond County operates a multi- family loan processing center in Jericho, New York. At March 31, 2000, Richmond County had total assets of $2.9 billion, deposits of $1.8 billion and shareholders' equity of $317.0 million.

SOUTH JERSEY FINANCIAL CORPORATION, INC.
4651 Route 42
Turnersville, New Jersey  08012
(856) 629-6000

     South Jersey is a savings and loan association holding company registered under the Home Owners' Loan Act, as amended, and incorporated in Delaware. South Jersey's wholly owned subsidiary, South Jersey Savings and Loan Association, a New Jersey State chartered, FDIC- insured savings and loan association, operates three full-service banking offices in the New Jersey counties of Gloucester and Camden. At March 31, 2000, South Jersey had total assets of $328.1 million, deposits of $240.5 million and shareholders' equity of $53.2 million.

MARKET PRICE INFORMATION (PAGE 40)

     The common stock of South Jersey is listed and traded on the Nasdaq National Market under the symbol "SJFC." On March 15, 2000, the last trading day prior to our announcement of the merger, the closing sale price per share of South Jersey common stock on Nasdaq was $16.69. On June 8, 2000, the closing sale price of South Jersey common stock was $19.50.

CONVERSION OF SOUTH JERSEY STOCK OPTIONS
(PAGE 21)

     In general, as of the effective time of the merger, each option to buy South Jersey common stock granted under South Jersey's stock option plan that is outstanding and not yet exercised will be canceled, and each holder of an unexercised stock option will be entitled to receive a payment in an amount equal to the number of shares subject to the stock option multiplied by the difference between the $20.00 per share merger consideration and the exercise price of the stock option, less any required withholding taxes.

     However, under the merger agreement, five officers of South Jersey are entitled to convert their stock options to equivalent stock options of Richmond County.

OUR REASONS FOR THE MERGER (PAGE 14)

     The South Jersey Board of Directors determined to recommend approval and adoption of the merger agreement based on its consideration of a number of factors, including:

     o the strategic alternatives available to the company, as determined by South Jersey's Board of Directors and management with the assistance of South Jersey's financial advisor;

     o the terms of the merger, including the amount of the consideration to be received by South Jersey shareholders;

     o the substantial premium to market prices represented by the $20.00 per share merger consideration;

     o the fact that the merger consideration to be received by South Jersey shareholders was fixed at $20.00 per share in cash and would not be subject to market fluctuation;

     o   the likelihood of approval of the merger by regulators; and

     o the South Jersey Board of Directors' belief that the merger would enable the combined company to better serve the convenience and needs of its customers, employees and communities.

THE ANNUAL MEETING (PAGE 7)

     The Annual Meeting will be held on Wednesday, July 26, 2000, at 10:00 a.m., New Jersey time, at the Renaissance Room, 194 Fries Mill Road, Turnersville, New Jersey. At the Annual Meeting, you will be asked to consider and vote upon:

     1.  the approval and adoption of the merger agreement;

     2.  the election of three directors; and

     3. such other matters that may properly be submitted to a vote at the Annual Meeting.

RECORD DATE AND VOTE REQUIRED FOR APPROVAL OF THE MERGER (PAGE 8)

     You can vote at the Annual Meeting if you owned shares of South Jersey common stock at the close of business on June 8, 2000. On that date, there were 3,423,571 shares of South Jersey common stock outstanding and entitled to vote. You can cast one vote for each share of South Jersey common stock that you owned on that date. In order to approve and adopt the merger agreement, the holders of a majority of the outstanding shares of South Jersey common stock must vote in favor of doing so. Thus, a failure to vote or an abstention has the same effect as voting against the merger agreement. Directors are elected by a plurality of the votes cast. Accordingly, the three nominees who receive the greatest number of votes cast at the Annual Meeting will be elected as directors.

     At the time the merger agreement was signed, one director of South Jersey, Lawrence B. Seidman, signed an agreement with Richmond County pursuant to which he agreed to vote his shares of South Jersey common stock in favor of the merger agreement. Mr. Seidman beneficially owned approximately 9.6% of the outstanding shares of South Jersey common stock as of June 8, 2000.

     Whether or not you plan to attend the Annual Meeting in person, please complete, date, sign and return the enclosed proxy card in the enclosed postage-paid return envelope as soon as possible so that your shares will be represented and voted at the Annual Meeting. You can revoke your proxy at any time before we take a vote at the Annual Meeting by sending a written notice revoking the proxy or a later-dated proxy to the Corporate Secretary of South Jersey, or by attending the Annual Meeting and voting in person.

WE UNANIMOUSLY RECOMMEND THAT SHAREHOLDERS APPROVE AND ADOPT THE MERGER AGREEMENT (PAGE 14)

     South Jersey's Board of Directors believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote FOR the proposal to approve and adopt the merger agreement.

COMPLETION OF THE MERGER IS SUBJECT TO CERTAIN CONDITIONS (PAGE 23)

     The completion of the merger is subject to a number of conditions being met, including approval of the merger agreement by South Jersey's shareholders and receipt of all required regulatory approvals.

     Where the law permits, a party to the merger agreement could elect to waive a condition to its obligation to complete the merger if that condition has not been satisfied. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived or that the merger will be completed.

THE MERGER WILL BE ACCOUNTED FOR USING THE "PURCHASE" METHOD OF ACCOUNTING (PAGE
32)

     Richmond County will account for the merger as a purchase for financial reporting purposes.

WE MAY NOT COMPLETE THE MERGER WITHOUT ALL REQUIRED REGULATORY APPROVALS (PAGE
29)

     We cannot complete the merger unless it is approved by the Office of Thrift Supervision. The merger is also subject to the approval of, or notice to, certain other regulatory authorities, including the Federal Deposit Insurance Corporation, the New York State Banking Department and the New Jersey Department of Banking and Insurance. In addition to obtaining these other approvals, we have to wait from 15 to 30 days following the FDIC approval before we can complete the merger.

     All of the required applications and notices to the OTS and these other regulatory authorities have been filed. As of the date of this Proxy Statement, the required approvals have not been received. While we do not know of any reason why the necessary approvals would not be obtained in a timely manner, we cannot be certain when or if they will be received.

THE PARTIES MAY TERMINATE THE MERGER AGREEMENT WITHOUT COMPLETING THE MERGER (PAGE 31)

     South Jersey and Richmond County can mutually decide at any time to terminate the merger agreement without completing the merger. Also, either of South Jersey and Richmond County can decide, without the other's consent, to terminate the merger agreement if any of the following occurs:

     o   the final denial of a required regulatory approval;
     o the South Jersey shareholders do not approve and adopt the merger agreement;
     o the other party materially breaches a representation, warranty or covenant contained in the merger agreement and does not cure the breach or the breach cannot be cured within 30 days of notice (provided that the party seeking termination is not in material breach); or
     o   the merger is not completed by December 31, 2000.

     Richmond County may also terminate the merger agreement if:

     o South Jersey's Board of Directors modifies its recommendation or withdraws its approval of the merger agreement; or
     o South Jersey determines to commence negotiations with, or provide confidential information regarding South Jersey to, a third party in connection with a possible merger or other similar transaction involving South Jersey and that third party.

     Regardless of whether we complete the merger, we will each pay our own fees and expenses.

WE MAY AMEND THE TERMS OF THE MERGER AND WAIVE RIGHTS UNDER THE MERGER AGREEMENT (PAGE 32)

     We may jointly amend the terms of the merger agreement, and each of us may waive our right to require the other party to adhere to any of those terms, to the extent legally permissible. In addition, Richmond County may change the structure of the transactions called for by the merger agreement. However, after South Jersey's shareholders approve the merger agreement, they must approve any amendment, waiver or change that would reduce the amount or change the kind of consideration that will be received by South Jersey's shareholders.

SOUTH JERSEY HAS GRANTED RICHMOND COUNTY AN OPTION TO PURCHASE SHARES OF SOUTH JERSEY COMMON STOCK (PAGE 37)

     In connection with the merger agreement, South Jersey granted to Richmond County an option to purchase up to 681,290 shares of South Jersey common stock (approximately 19.9% of South Jersey's outstanding common stock) at a price of $15.72 per share. The option is exercisable upon the occurrence of certain events generally involving the acquisition of South Jersey or a significant amount of its stock or assets by a third party. As of the date of this Proxy Statement, we know of no such event that has occurred. The option could have the effect of discouraging other companies from offering to acquire South Jersey.

     The stock option agreement limits the aggregate profit Richmond County is permitted to receive as a result of the exercise of any rights under the stock option agreement to $3.5 million. A copy of the stock option agreement is attached as Appendix B to this Proxy Statement.

SOUTH JERSEY'S SHAREHOLDERS ARE ENTITLED TO APPRAISAL RIGHTS AS A RESULT OF THE MERGER (PAGE 32)

     Pursuant to Section 262 of the Delaware General Corporation Law, the holders of South Jersey common stock have the right to dissent from the merger and have the "fair value" of their stock appraised by a court and paid to them in cash. To do this, the holders of these shares must continually hold such shares through the effective time of the merger and must follow the procedures set forth in Section 262, a copy of which is attached to this Proxy Statement as Appendix D. Failure to comply strictly with the provisions of Section 262 may result in a waiver or forfeiture of such appraisal rights. Voting in favor of the merger agreement or returning a signed proxy card which does not specify a vote against the approval and adoption of the merger agreement will constitute a waiver of such appraisal rights and will nullify any previously filed written demand for appraisal.

     If you hold shares of South Jersey common stock and you dissent from the merger and follow the required procedures, your shares of South Jersey common stock will not be converted into the right to receive a cash payment of $20.00 per share from Richmond County. Instead, your only right will be to receive the appraised value of your shares in cash.

     Shareholders wishing to exercise their appraisal rights under Section 262 are urged to read carefully the discussion under "PROPOSAL 1 -- THE MERGER -- Appraisal Rights" in this Proxy Statement and Appendix D to this Proxy Statement.

SOUTH JERSEY OFFICERS AND DIRECTORS HAVE SOME INTERESTS IN THE MERGER THAT ARE DIFFERENT FROM OR IN ADDITION TO THEIR INTERESTS AS SHAREHOLDERS GENERALLY (PAGE
34)

     South Jersey's directors and officers have interests in the merger that are in addition to their interests as shareholders of South Jersey generally. These interests exist because of employment agreements or change in control agreements that some South Jersey officers have entered into with South Jersey and rights that South Jersey officers and directors have under certain benefit, severance and compensation plans maintained by South Jersey. These agreements and plans will provide certain officers with severance benefits if their employment with the combined company is terminated at or after the completion of the merger and will provide certain officers with other rights and benefits as a result of the completion of the merger.

     Following the merger, the combined company will indemnify, and provide directors' and officers' liability insurance for, the officers and directors of South Jersey for events occurring before the merger, including events that are related to the merger.

     The South Jersey Board of Directors knew about these additional interests, and considered them, when it approved the merger agreement.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (PAGE 51)

     This Proxy Statement contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of South Jersey, as well as certain information relating to the merger. Also, statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates" or similar expressions are forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to various factors.

                               THE ANNUAL MEETING


DATE, TIME AND PLACE

         This Proxy Statement is first being mailed by South Jersey to its shareholders on or about June 16, 2000, and is accompanied by a form of proxy solicited by the South Jersey Board of Directors for use at the Annual Meeting, to be held on Wednesday, July 26, 2000, at 10:00 a.m., New Jersey time, at the Renaissance Room, 194 Fries Mill Road, Turnersville, New Jersey, and at any adjournment or postponement of the Annual Meeting.

MATTERS TO BE CONSIDERED

         At the Annual Meeting, you will be asked to consider and vote upon the following matters:

         1.       the approval and adoption of the merger agreement;
         2. the election of three directors for terms of three years each or until completion of the merger; and
         3. such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

         You may also be asked to vote upon a proposal to adjourn or postpone the Annual Meeting. South Jersey could use any adjournment or postponement of the Annual Meeting for the purpose, among others, of allowing additional time for soliciting additional votes to approve and adopt the merger agreement.

PROXIES

         Whether or not you plan to attend the Annual Meeting in person, please complete, date, sign and return the enclosed proxy card in the enclosed postage-paid return envelope as soon as possible so that your shares will be represented and voted at the Annual Meeting. You may revoke your proxy at any time before it is exercised by submitting to the Corporate Secretary of South Jersey a written notice of revocation, by properly executing a proxy having a later date, or by attending the Annual Meeting and voting in person. Written notices of revocation and other communications with respect to the revocation of South Jersey proxies should be addressed to South Jersey Financial Corporation, Inc., 4651 Route 42, Turnersville, New Jersey 08012, Attention: Joseph M. Sidebotham, Corporate Secretary. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner indicated in those proxies. IF YOU DO NOT INDICATE HOW YOU WANT TO VOTE, YOUR PROXY WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND FOR EACH OF THE NOMINEES FOR ELECTION AS A DIRECTOR.

         South Jersey's Board of Directors is unaware of any other matters to be presented for action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting, South Jersey intends that shares represented by proxies in the accompanying form will be voted, or not voted, at the discretion of the persons named in the proxies. No proxy that is voted against approval of the merger agreement will be voted in favor of any adjournment or postponement of the Annual Meeting for the purpose of soliciting additional votes to approve and adopt the merger agreement.

SOLICITATION OF PROXIES

         South Jersey will bear the entire cost of soliciting proxies from South Jersey shareholders. In addition to the solicitation of proxies by mail, South Jersey will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of stock held by them and obtain voting instructions from such beneficial owners if necessary. South Jersey will reimburse those record holders for their reasonable expenses in so doing. South Jersey may engage proxy solicitors to assist it in soliciting proxies from banks, brokers and nominees, and, if necessary, it may also use several of its employees, who will not receive additional compensation, to solicit proxies from South Jersey shareholders, either personally or by telephone, telegram, facsimile or special delivery letter.

RECORD DATE AND VOTING RIGHTS; VOTE REQUIRED

         The South Jersey Board of Directors has fixed June 8, 2000 as the record date for determining South Jersey shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only South Jersey shareholders of record at the close of business on the South Jersey record date will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the South Jersey record date, there were 3,423,571 shares of South Jersey common stock outstanding and held by approximately 1,087 holders of record. Each share of South Jersey common stock outstanding on the South Jersey record date entitles its holder to one vote on each matter to be voted upon at the Annual Meeting.

         The presence, in person or by proxy, of a majority of the shares of South Jersey common stock outstanding and entitled to vote on the South Jersey record date is necessary to constitute a quorum at the Annual Meeting. Shares held by persons attending the Annual Meeting but not voting, and shares for which holders have abstained from voting, will be counted as present at the Annual Meeting for purposes of determining the presence or absence of a quorum. Brokers who hold shares in nominee or "street name" for customers who are the beneficial owners of those shares are prohibited from giving a proxy to vote shares held for those customers on the proposal to approve and adopt the merger agreement without specific instructions from those customers. If the brokers do not receive instructions, the shares will not be voted on that proposal. These "broker non-votes" will also be counted as present for purposes of determining whether a quorum exists.

         UNDER APPLICABLE DELAWARE LAW, APPROVAL AND ADOPTION OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF SOUTH JERSEY COMMON STOCK ENTITLED TO VOTE AT THE ANNUAL MEETING. ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES AGAINST APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. ACCORDINGLY, WE URGE YOU TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

         Directors are elected by a plurality of the votes cast in person or by proxy at the Annual Meeting. Accordingly, the three nominees who receive the greatest number of votes cast at the Annual Meeting will be elected as directors. Your broker may vote your shares of South Jersey common stock on the proposal regarding the election of directors without specific instructions from you.

         As of the South Jersey record date, directors and executive officers of South Jersey beneficially owned approximately 569,119 shares of South Jersey common stock, entitling them to exercise approximately 16.6% of the voting power of the South Jersey common stock entitled to vote at the Annual Meeting. On the basis of the unanimous approval of the merger agreement by the South Jersey Board of Directors, we currently expect that each director and executive officer of South Jersey will vote the shares of South Jersey common stock beneficially owned by him or her for approval and adoption of the merger agreement. As of the South Jersey record date, neither Richmond County nor any of its directors or executive officers owned any shares of South Jersey common stock.

HOW TO VOTE SHARES HELD THROUGH BROKERS

         If you hold South Jersey common stock in the name of a broker or other custodian and wish to vote those shares in person at the Annual Meeting, you must obtain from the nominee holding the South Jersey common stock a properly executed "legal proxy" identifying you as a South Jersey shareholder, authorizing you to act on behalf of the nominee at the Annual Meeting and identifying the number of shares with respect to which the authorization is granted.

DISSENTING SHAREHOLDERS

         Any South Jersey shareholder has the right to dissent from approval and adoption of the merger agreement and, subject to strict compliance with certain requirements and procedures set forth in Section 262 of the Delaware General Corporation Law ("DGCL"), to receive payment of the "fair value," as defined in the DGCL, of his or her shares of South Jersey common stock. See "PROPOSAL 1 -- THE MERGER -- Appraisal Rights" on page 32.

RECOMMENDATION OF THE SOUTH JERSEY BOARD

         The South Jersey Board of Directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The South Jersey Board of Directors believes that the terms of the merger agreement are fair to and in the best interests of South Jersey and its shareholders and unanimously recommends that the South Jersey shareholders vote FOR approval and adoption of the merger agreement. See "PROPOSAL 1 -- THE MERGER -- Recommendation of the South Jersey Board of Directors and Reasons for the Merger" on page 14. The South Jersey Board of Directors also unanimously recommends that the South Jersey shareholders vote FOR each nominee for election as a director.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth information as to those persons believed by South Jersey's management to be beneficial owners of more than 5% of South Jersey's outstanding shares of common stock as of May 31, 2000. Other than those persons listed below, South Jersey is not aware of any person that beneficially owns more than 5% of the outstanding shares of South Jersey common stock as of May 31, 2000.

                                                                        AMOUNT AND NATURE            PERCENT OF
                       NAME AND ADDRESS OF                                OF BENEFICIAL             COMMON STOCK
                        BENEFICIAL OWNER                                    OWNERSHIP              OUTSTANDING(5)
------------------------------------------------------------------ --------------------------- -----------------------
Seidman and Associates, L.L.C., Seidman and Associates                     328,100(1)                   9.6%
II, L.L.C., Seidman Investment Partnership, L.P., Seidman
Investment Partnership II, L.P., Lawrence B. Seidman,
Kerrimatt, L.P., Federal Holdings, L.L.C., Benchmark
Partners, L.P., Richard Whitman, Lorraine DiPaolo
100 Misty Lane
Parsippany, New Jersey  07054

South Jersey Savings and Loan Association Employee                         303,474(2)                   8.9%
Stock Ownership Plan ("ESOP")
4651 Route 42
Turnersville, New Jersey  08012

The South Jersey Savings Charitable Foundation                             280,995(3)                   8.2%
("FOUNDATION")
4651 Route 42
Turnersville, New Jersey  08012

Wallace R. Weitz & Company                                                 240,000(4)                   7.0%
One Pacific Place, Suite 600
Omaha, Nebraska  68124

-------------------------------

                                                        (FOOTNOTES ON NEXT PAGE)

(1) Based on information disclosed by the group of reporting persons set forth herein in a Schedule 13D/A filed with the SEC on July 19, 1999.

(2) Shares of South Jersey common stock were acquired by the ESOP in connection with the mutual to stock conversion of South Jersey Savings with funds borrowed from South Jersey. The ESOP is administered by a committee established pursuant to the ESOP. The assets of the ESOP are held in a trust for which First Bankers Trust Company, N.A. serves as trustee. The South Jersey common stock acquired by the ESOP is released from a suspense account and allocated annually to the accounts of participants based upon the contributions made to the ESOP by South Jersey. The ESOP trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP trust in accordance with the instructions of participants. Pursuant to the terms of the ESOP, unallocated shares are generally voted by the ESOP trustee in a manner calculated to most accurately reflect the voting instructions received from participants regarding the allocated shares so long as such vote is in accordance with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). As of May 31, 2000, 20,232 shares have been allocated to ESOP participants, and 283,242 shares remain unallocated.

(3) The Foundation was established and funded by South Jersey in connection with South Jersey Savings' conversion from mutual to stock form with an amount of South Jersey's common stock equal to 8.0% of the total amount of common stock sold in the conversion. The Foundation is a Delaware non-stock corporation and is dedicated to the promotion of charitable purposes within the communities in which South Jersey Savings operates. The Foundation is governed by a Board of Directors with four members, three of whom are directors or officers of South Jersey or South Jersey Savings.
         Pursuant to the terms of the contribution of South Jersey common stock, as mandated by the Office of Thrift Supervision, all shares of South Jersey common stock held by the Foundation must be voted in the same ratio as all other shares of South Jersey common stock on all proposals considered by South Jersey's shareholders.

(4) Based on information disclosed by the reporting person set forth herein in a Schedule 13G filed with the SEC on February 4, 2000.

(5) Percentages have been calculated on the basis of 3,423,571 shares of South Jersey common stock outstanding and entitled to vote as of May 31, 2000.


STOCK OWNERSHIP OF SOUTH JERSEY'S MANAGEMENT

         The following table sets forth information with respect to the shares of South Jersey common stock beneficially owned by each director of South Jersey, by each executive officer of South Jersey or South Jersey Savings identified in the Summary Compensation Table included on page 46 of this Proxy Statement and by all directors and executive officers of South Jersey or South Jersey Savings as a group as of May 31, 2000. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of South Jersey common stock indicated.

                                                                       AMOUNT AND NATURE OF            PERCENT OF
                                                                            BENEFICIAL                COMMON STOCK
              NAME                             TITLE                      OWNERSHIP(1)(2)            OUTSTANDING(3)
--------------------------------- ------------------------------------ ----------------------------- --------------
DIRECTORS

Arthur E. Armitage, Jr.(4)        Director                                   15,443                         *

Richard Baer                      Director                                    1,000                         *

Robert J. Colacicco               President, Chief Executive                 34,869                        1.0%
                                  Officer and Director

Richard W. Culbertson, Jr.        Chairman of the Board and                  10,943                         *
                                  Director

Gregory M. DiPaolo                Executive Vice President,                  52,254                        1.5%
                                  Treasurer, Chief Operating
                                  Officer and Director

John V. Field                     Director                                   25,443                         *

Richard G. Mohrfeld               Director                                   20,443                         *

                                                                       AMOUNT AND NATURE OF            PERCENT OF
                                                                            BENEFICIAL                COMMON STOCK
              NAME                             TITLE                      OWNERSHIP(1)(2)            OUTSTANDING(3)
--------------------------------- ------------------------------------ ----------------------------- --------------
Lawrence B. Seidman (5)           Director                                  328,100                       9.6%

Ronald L. Woods                   Director                                   34,043                        *

NAMED EXECUTIVE OFFICERS
(WHO ARE NOT DIRECTORS)

Jane E. Brode                     Senior Vice President                      20,357                        *

Joseph M. Sidebotham              Senior Vice President,
                                  Controller and Corporate                   14,856                        *
                                  Secretary

All directors and executive officers                                        569,119                      16.6%
as a group (12 persons)

------------------------------


*        Less than 1.0% of the outstanding South Jersey common stock.

(1) The figures shown include shares held under the South Jersey 2000 Restricted Stock Plan, over which each individual has sole voting but no investment power, as follows: Mr. Colacicco, 18,236 shares; Mr. DiPaolo, 16,021 shares; Ms. Brode, 7,500 shares; Mr. Sidebotham, 7,500 shares; Mr. Armitage, 5,443 shares; Mr. Culbertson, 5,443 shares; Mr. Field, 5,443 shares; Mr. Mohrfeld, 5,443 shares; Mr. Woods, 5,443 shares; and all directors and executive officers as a group, 81,472 shares. See "PROPOSAL 1 -- THE MERGER -- Interests of Certain Persons in the Merger -- RESTRICTED STOCK PLAN" on page 35.

(2) The figures shown include shares held in trust pursuant to the ESOP that have been allocated as of December 31, 1999 to individual accounts of ESOP participants as follows: Mr. Colacicco, 1,433 shares; Mr. DiPaolo, 1,433 shares; Ms. Brode, 957 shares; Mr. Sidebotham, 956 shares; and all executive officers as a group, 5,612 shares. Such persons have voting power (subject to the fiduciary duties of the ESOP trustee) but no investment power, except in limited circumstances, as to such shares. The figures shown do not include 283,242 shares held in trust pursuant to the ESOP that have not been allocated to any individual's account and as to which the members of the committee that administers the ESOP and each of the participants identified in the table may be deemed to share investment power, except in limited circumstances, thereby causing each such person to be deemed a beneficial owner of such shares. Each of the members of the ESOP committee and the participants identified in the table disclaims beneficial ownership of such shares and, accordingly, such shares are not attributed to the members of the ESOP committee or the participants identified in the table individually.

(3) Percentages with respect to each person or group of persons have been calculated on the basis of 3,423,571 shares of South Jersey common stock outstanding and entitled to vote as of May 31, 2000.

(4)      Mr. Armitage is a director of South Jersey Savings only.

(5) For further information concerning shares beneficially held by Mr. Seidman, see "-- Stock Ownership of Certain Beneficial Owners" on page 9.

                            PROPOSAL 1 -- THE MERGER


         THE FOLLOWING DESCRIPTION OF THE MATERIAL INFORMATION PERTAINING TO THE MERGER, INCLUDING THE MATERIAL TERMS AND PROVISIONS OF THE MERGER AGREEMENT AND THE RELATED STOCK OPTION AGREEMENT, IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED APPENDICES TO THIS PROXY STATEMENT, INCLUDING THE MERGER AGREEMENT IN APPENDIX A AND THE STOCK OPTION AGREEMENT IN APPENDIX B. WE URGE YOU TO READ THE APPENDICES IN THEIR ENTIRETY.

THE PARTIES TO THE MERGER

         SOUTH JERSEY. South Jersey is a savings and loan association holding company registered under the Home Owners' Loan Act, as amended ("HOLA"), and incorporated in Delaware. South Jersey's wholly owned subsidiary, South Jersey Savings and Loan Association, a New Jersey State chartered, FDIC-insured savings and loan association, operates three full-service banking offices in the New Jersey counties of Gloucester and Camden. At March 31, 2000, South Jersey had total assets of $328.1 million, deposits of $240.5 million and shareholders' equity of $53.2 million.

         RICHMOND COUNTY. Richmond County is a savings and loan holding company registered under HOLA and incorporated in Delaware. Richmond County's wholly owned subsidiary, Richmond County Savings Bank, a New York State chartered, FDIC-insured savings bank, operates 14 full-service banking offices on Staten Island, one banking office in Brooklyn and eight banking offices in the counties of Essex, Hudson and Union, New Jersey, and operates a multi-family loan processing center in Jericho, New York. At March 31, 2000, Richmond County had total assets of $2.9 billion, deposits of $1.8 billion and shareholders' equity of $317.0 million.

         RICHMOND COUNTY ACQUISITION, INC. Richmond County Acquisition, Inc. is a Delaware corporation formed by Richmond County for the sole purpose of effecting the merger. Richmond County Acquisition is a wholly owned subsidiary of Richmond County. Richmond County Acquisition will not engage in any business activity other than in connection with the transactions contemplated by the merger agreement.

TRANSACTION STRUCTURE

         The merger agreement provides for the acquisition of South Jersey by Richmond County, pursuant to the merger of Richmond County Acquisition with and into South Jersey. South Jersey will be the surviving corporation of the merger and will be a wholly owned subsidiary of Richmond County. It is anticipated that, following the merger, South Jersey will be consolidated into Richmond County. At the effective time of the merger, with certain limited exceptions described below, each share of South Jersey common stock issued and outstanding at the effective time will be converted into the right to receive a cash payment of $20.00, without interest.

         At the same time as, or shortly following, the completion of the merger of South Jersey and Richmond County Acquisition, South Jersey's wholly owned subsidiary, South Jersey Savings, will be merged with and into Richmond County's wholly owned subsidiary, Richmond County Savings.

BACKGROUND OF THE MERGER

         Since the conversion of South Jersey Savings from a mutual to stock form of organization on February 12, 1999, the Board of Directors and senior management of South Jersey have regularly reviewed various strategic options available to South Jersey, including, among others things, continuing as an independent institution and growing internally, acquiring other financial institutions, merging with similarly- sized institutions in a merger of equals and merging South Jersey with and into a larger financial institution. In

October 1999, Sandler O'Neill & Partners, L.P., South Jersey's financial advisor, reviewed with the South Jersey Board of Directors and senior management a five-year pro forma analysis which showed the effects of various strategies on earnings per share and return on equity. Part of the analysis compared such pro forma results to the performance of comparably-sized financial institutions. Also included in the presentation was a calculation of South Jersey's capacity for the possible acquisition of other financial institutions. Sandler O'Neill compiled a list of possible acquisition candidates based on geographical location and asset size. Subsequent to the meeting, at the direction of the South Jersey Board of Directors, senior management informally contacted several such institutions to determine their interest in a possible business combination. Robert J. Colacicco, South Jersey's President and Chief Executive Officer, reported to the South Jersey Board of Directors in December 1999 that none of the institutions he had contacted had expressed an interest in further discussions regarding a business combination.

         On February 16, 2000, the Forward Planning Committee of South Jersey, as authorized by the South Jersey Board of Directors, discussed the engagement of an investment banking firm to analyze and review the strategic options available to South Jersey. The South Jersey Board of Directors also agreed at this meeting to directly contact institutions that might have an interest in acquiring South Jersey, and members of the committee contacted a small group of these institutions. On February 18, 2000, a representative of Richmond County contacted Mr. Colacicco and expressed an interest in meeting with South Jersey's senior management to discuss a possible business combination. On February 23, 2000, Mr. Colacicco and Gregory M. DiPaolo, South Jersey's Executive Vice President, Treasurer and Chief Operating Officer, met with members of Richmond County's senior management to discuss a possible transaction. On February 28, 2000, Messrs. Colacicco, DiPaolo and Lawrence B. Seidman, a director of South Jersey, met with representatives of Sandler O'Neill and with the law firm of Thacher Proffitt & Wood regarding their possible retention as South Jersey's financial advisor and special legal counsel, respectively, with respect to a possible business combination with Richmond County. On February 29, 2000, Mr. Colacicco received a term sheet from Richmond County outlining Richmond County's proposed terms to acquire South Jersey. Richmond County and South Jersey then executed a confidentiality agreement, and both parties, and their respective financial advisors and legal counsel, commenced a due diligence review in preparation for a possible business combination.

         On March 13, 2000, the South Jersey Board of Directors held a special meeting at which senior management reviewed their discussions and negotiations with Richmond County and its advisors regarding the proposed business combination. Senior management of South Jersey and Sandler O'Neill presented financial information with respect to Richmond County and the potential transaction to the South Jersey Board of Directors. Thacher Proffitt then reviewed and discussed with the South Jersey Board of Directors its fiduciary responsibility to South Jersey's shareholders with respect to the proposed merger. The Board of Directors also engaged in a detailed review with Thacher Proffitt of the material terms and conditions contained in the proposed definitive merger agreement, bank merger agreement, stock option agreement and related documents. After such review and discussion, the South Jersey Board of Directors authorized and directed South Jersey's senior management to continue to explore the proposed business combination with Richmond County and to continue to work toward a mutually acceptable definitive merger agreement with respect to the proposed transaction.

         On March 15, 2000, at a regularly scheduled meeting of the South Jersey Board of Directors, Mr. Colacicco reported that a number of outstanding issues had been resolved and that the parties had, subject to the Board's review and approval, reached a definitive agreement with respect to the proposed merger. Sandler O'Neill reviewed with the Board of Directors at length materials analyzing the proposed business combination and then delivered to the South Jersey Board of Directors its written opinion that the consideration to be received by South Jersey's shareholders in the proposed merger was fair, from a financial point of view, to such shareholders. Thacher Proffitt then reviewed with the Board of Directors the changes that had been made to the proposed merger agreement and related documents as a result of negotiations over the prior two days. After discussion, the South Jersey Board of Directors then unanimously approved the merger agreement and related documents.

         Following the completion of the March 15, 2000 meetings of the South Jersey Board of Directors and the Richmond County Board of Directors, South Jersey and Richmond County entered into the merger agreement and stock option agreement, and South Jersey Savings and Richmond County Savings entered into the bank merger agreement. In addition, at the request of Richmond County, Mr. Seidman signed a letter agreement pursuant to which he agreed not to sell or otherwise dispose of his shares of South Jersey common stock, representing approximately 9.6% of South Jersey's outstanding shares, and to vote such shares in favor of the proposed merger and the merger agreement.

RECOMMENDATION OF THE SOUTH JERSEY BOARD OF DIRECTORS AND REASONS FOR THE MERGER

         South Jersey's Board of Directors believes that the merger is in the best interests of South Jersey and its shareholders. Accordingly, the South Jersey Board of Directors has approved the merger agreement and recommends that shareholders vote FOR approval and adoption of the merger agreement and the transactions contemplated by that agreement, including the merger.

         In reaching its decision to approve and adopt the merger agreement and the transactions contemplated by that agreement, including the merger, the South Jersey Board of Directors consulted with South Jersey's management, as well as with its financial and legal advisors, and considered a variety of factors, including the following:

         o the South Jersey Board of Directors' familiarity with and review of Richmond County's business, operations, financial condition, earnings and prospects;

         o the South Jersey Board of Directors' knowledge and analysis of the current banking industry environment, characterized by rapid consolidation, evolving trends in technology and increasing nationwide and regional competition;

         o the current and prospective environment in the banking market in which South Jersey primarily operates;

         o the review conducted by the South Jersey Board of Directors of the strategic options available to South Jersey and the assessment of the South Jersey Board of Directors that none of these options presented superior opportunities, or were likely to create greater value for South Jersey shareholders, than the prospects presented by the merger;

         o the financial terms of the merger, including the amount of the merger consideration and the fact that this consideration represented a substantial premium over recently prevailing market prices of South Jersey common stock;

         o the fact that the merger consideration to be paid by Richmond County would be paid in cash, which substantially eliminated the possibility that the economic benefit to be received by South Jersey shareholders would be subject to market fluctuation;

         o the opinion of Sandler O'Neill to the South Jersey Board of Directors that the merger consideration of $20.00 per share was fair, from a financial point of view, to the holders of the common stock of South Jersey;

         o the business, operations, financial condition, earnings and prospects of each of South Jersey and Richmond County;

         o the terms of the merger agreement and the stock option agreement as negotiated, including the possibility that the merger agreement and the stock option agreement might discourage other parties that might have an interest in a business combination with South Jersey;

         o the South Jersey Board of Directors' assessment that South Jersey would better serve the convenience and needs of its customers and the communities that it serves through affiliation with a substantially larger banking company, such as Richmond County;

         o the South Jersey Board of Directors' belief that, while no assurances could be given, the level of execution risk in connection with the merger was relatively low and that the business and financial advantages contemplated in connection with the merger were likely to be achieved within a reasonable timeframe;

         o the likelihood of the merger being approved by the appropriate regulatory authorities; and

         o the further effect of the merger on South Jersey's constituencies other than its shareholders, including the customers and communities served by South Jersey and its employees, including management.

         The foregoing discussion of the information and factors considered by the South Jersey Board of Directors is not intended to be exhaustive, but includes all material factors, both positive and negative, considered by the South Jersey Board of Directors. In reaching its determination to approve and recommend the merger, the South Jersey Board of Directors did not assign any relative or specific weights to these factors, and individual directors may have given differing weights to different factors. However, in the opinion of the South Jersey Board of Directors, the positive factors outweighed the negative factors.

OPINION OF SOUTH JERSEY'S FINANCIAL ADVISOR

         By letter agreement dated as of February 28, 2000, South Jersey retained Sandler O'Neill as an independent financial advisor in connection with South Jersey's consideration of a possible business combination with Richmond County or other second party. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

         Sandler O'Neill acted as financial advisor to South Jersey in connection with the merger and participated in certain of the negotiations leading to the merger agreement and the stock option agreement. At the request of the South Jersey Board of Directors, representatives of Sandler O'Neill attended the meetings of the South Jersey Board on March 13 and 15, 2000 at which the Board considered and approved the merger agreement, bank merger agreement and the stock option agreement. At the March 15th meeting, Sandler O'Neill delivered to the South Jersey Board of Directors its written opinion that, as of such date, the consideration to be received by South Jersey shareholders in the merger was fair to South Jersey's shareholders from a financial point of view. Sandler O'Neill has also delivered to the South Jersey Board of Directors a written opinion dated the date of this Proxy Statement which is substantially identical to the March 15, 2000 opinion. THE FULL TEXT OF SANDLER O'NEILL'S OPINION IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT. THE OPINION OUTLINES THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY SANDLER O'NEILL IN RENDERING THE OPINION. THE OPINION IS INCORPORATED BY REFERENCE INTO THIS DESCRIPTION AND THIS DESCRIPTION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION. SOUTH JERSEY SHAREHOLDERS ARE URGED TO CAREFULLY READ THE OPINION IN CONNECTION WITH THEIR CONSIDERATION OF THE PROPOSED MERGER.

         SANDLER O'NEILL'S OPINION WAS DIRECTED TO THE SOUTH JERSEY BOARD OF DIRECTORS AND WAS PROVIDED TO SOUTH JERSEY FOR ITS INFORMATION IN CONSIDERING THE MERGER. THE OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION TO SOUTH JERSEY SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION OF SOUTH JERSEY TO ENGAGE IN THE MERGER OR ANY OTHER ASPECT OF THE MERGER AND IS NOT A RECOMMENDATION TO ANY SOUTH JERSEY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE ANNUAL MEETING WITH RESPECT TO THE MERGER OR ANY OTHER RELATED MATTER.

         In rendering its March 15, 2000 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting only certain factors and analyses, or attempting to ascribe relative weights to some or all factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to South Jersey and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value or merger transaction value of South Jersey and the companies to which it is being compared.

         The earnings projections for South Jersey relied upon by Sandler O'Neill in its analyses were reviewed with management and were based upon internal projections of South Jersey for the year ending December 31, 2000. For periods after 2000, Sandler O'Neill assumed, with South Jersey's consent, an annual growth rate on earning assets of 5.75%. The earnings projections furnished to Sandler O'Neill were prepared by the senior management of South Jersey for internal purposes only and not with a view towards public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain. Accordingly, actual results could vary materially from those used in such projections.

         In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of South Jersey, Richmond County and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the South Jersey Board of Directors at the March 13th and 15th meetings. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of South Jersey common stock or the prices at which South Jersey common stock may be sold at any time.

         SUMMARY OF PROPOSAL. Sandler O'Neill reviewed the financial terms of the proposed transaction. Based upon the $20.00 per share merger consideration and South Jersey's December 31, 1999 financial information, Sandler O'Neill calculated the following ratios:


Transaction value/tangible book value................................   1.2x
Transaction value/book value.........................................   1.2x
Transaction value/last quarter annualized fully-diluted EPS..........  23.8x
Tangible book premium/core deposits (1)..............................   5.4%
Transaction value/total deposits.....................................  29.5%
Transaction value/total assets.......................................  21.0%

------------------------------------

(1)      Assumes all deposits are core deposits.

The aggregate transaction value was approximately $70.2 million, based upon 3.5 million fully diluted shares of South Jersey common stock outstanding, which was determined using the treasury stock method at the per share transaction value. For purposes of Sandler O'Neill's analyses, earnings per share were based on fully diluted earnings per share. Sandler O'Neill noted that the transaction value represented an 18.5% premium over the March 14, 2000 closing price of South Jersey common stock of $16.88.

         STOCK TRADING HISTORY. Sandler O'Neill reviewed the history of the reported trading prices and volume of South Jersey common stock and the relationship between the movements in the prices of South

Jersey common stock to movements in certain stock indices, including the Standard & Poor's 500 Index, the Nasdaq Bank Index and the median performance of a composite group of publicly traded regional savings institutions selected by Sandler O'Neill. For the period commencing on February 12, 1999 (the date on which South Jersey completed its initial public offering and commenced trading) through March 13, 2000, the South Jersey common stock outperformed each of the indices to which it was compared.


                                                              BEGINNING INDEX VALUE              ENDING INDEX VALUE
                                                                FEBRUARY 12, 1999                  MARCH 13, 2000
                                                                -----------------                  --------------
SOUTH JERSEY..............................................            100.00%                           155.17%
SOUTH JERSEY COMPOSITE GROUP..............................            100.00%                            76.75%
NASDAQ BANK INDEX.........................................            100.00%                            80.63%
S&P 500 INDEX.............................................            100.00%                           110.49%

         COMPARABLE COMPANY ANALYSIS. SANDLER O'NEILL USED PUBLICLY AVAILABLE INFORMATION TO COMPARE SELECTED FINANCIAL AND MARKET TRADING INFORMATION FOR SOUTH JERSEY AND TWO GROUPS OF SAVINGS INSTITUTIONS SELECTED BY SANDLER O'NEILL. THE "REGIONAL GROUP" consisted of South Jersey and the following 14 publicly traded regional savings institutions:

         Pamrapo Bancorp, Inc.               The Washington Savings Bank, FSB
         Equitable Bank                      The Elmira Savings Bank, FSB
         Pittsburgh Financial Corp.          Independence Federal Savings Bank
         Carver Bancorp, Inc.                Harbor Federal Bancorp, Inc.
         WVS Financial Corp.                 Laurel Capital Group, Inc.
         Crusader Holding Corporation        JADE Financial Corp.
         Catskill Financial Corporation      Prestige Bancorp, Inc.

         The "HIGHLY VALUED GROUP" consisted of the following 10 publicly traded nationwide savings institutions which had a return on average equity (based on last twelve months' earnings) of greater than 14% and a price-to-tangible book value of greater than 100%:

    Home Federal Bancorp                Warren Bancorp, Inc.
    American Bank of Connecticut        WVS Financial Corp.
    Coastal Financial Corporation       Home Port Bancorp, Inc.
    Highland Bancorp, Inc.              Alliance Bancorp of New England, Inc.
    Bancorp Connecticut, Inc.           Ipswich Bancshares, Inc.

         The analysis compared publicly available financial information for South Jersey and the median data for each of the Regional Group and Highly Valued Group as of and for each of the years ended December 31, 1994 through December 31, 1999. The table below sets forth selected comparative data as of and for the twelve months ended December 31, 1999.


                                                                                REGIONAL           HIGHLY VALUED
                                                        SOUTH JERSEY             GROUP                 GROUP
                                                        ------------             -----                 -----
Total assets.......................................        334,473              334,607               485,523
Tangible equity/total assets.......................         17.12%                7.99%                 7.32%
Net loans/total assets.............................         44.15%               62.06%                67.95%
Gross loans/total deposits.........................         62.52%               91.70%                98.83%
Total borrowings/total assets......................         11.08%               18.07%                21.93%
Non-performing assets/total assets.................          0.04%                0.36%                 0.25%
Loan loss reserve/gross loans......................          0.70%                0.88%                 1.47%
Net interest margin................................          3.23%                3.23%                 3.62%

                                                                                REGIONAL           HIGHLY VALUED
                                                        SOUTH JERSEY             GROUP                 GROUP
                                                        ------------             -----                 -----
Non-interest income/average assets.................         0.18%                0.36%                 0.53%
Non-interest expense/average assets................         2.02%(1)             2.02%                 2.13%
Efficiency ratio...................................        60.70%(1)            60.20%                51.26%
Return on average assets...........................         0.82%(2)             0.67%                 1.35%
Return on average equity...........................         4.78%(2)             8.57%                16.38%
Price/tangible book value per share................       100.00%               84.06%                139.09%
Price/earnings per share...........................        20.54x(2)            10.07x                 8.47x
Dividend yield.....................................         2.09%(2)             2.94%                 3.90%
Dividend payout ratio..............................        42.86%(2)            29.63%                28.83%

------------------------------------

(1)  Excludes contribution to the South Jersey Savings Charitable Foundation.
(2)  Last quarter annualized.

         ANALYSIS OF SELECTED MERGER TRANSACTIONS. Sandler O'Neill reviewed certain other transactions announced from January 1, 1999 to March 14, 2000 involving publicly traded savings institutions as acquired institutions with transaction values greater than $15 million. Sandler O'Neill reviewed 51 transactions announced nationwide ("NATIONWIDE TRANSACTIONS") and nine transactions announced in the mid-Atlantic region, comprised of Washington, D.C., Delaware, Maryland, New Jersey, New York and Pennsylvania ("MID-ATLANTIC TRANSACTIONS"). In addition, in view of the fact that South Jersey had recently completed its conversion to stock form and consequently had a relatively high tangible equity to total assets ratio of 17.1% at December 31, 1999, Sandler O'Neill also reviewed 26 transactions announced nationwide involving sellers which had a tangible equity/total assets ratio of greater than 10% at announcement ("HIGHLY-CAPITALIZED TRANSACTIONS"). Sandler O'Neill computed high, low, mean and median multiples and premiums for the respective groups of transactions as set forth below. These multiples and premiums were applied to South Jersey's financial information as of and for the last quarter annualized ended December 31, 1999. As illustrated in the following table, Sandler O'Neill derived an imputed range of values per share of South Jersey common stock of $11.09 to $29.95 based upon the median multiples for Nationwide Transactions, $14.80 to $26.88 based upon the median multiples for Mid-Atlantic Transactions and $11.59 to $24.91 based upon the median multiples for Highly-Capitalized Transactions.


                                                   NATIONWIDE                MID-ATLANTIC            HIGHLY-CAPITALIZED
                                                  TRANSACTIONS               TRANSACTIONS               TRANSACTIONS
                                                  ------------               ------------               ------------
                                              MEDIAN       IMPLIED        MEDIAN      IMPLIED        MEDIAN      IMPLIED
                                             MULTIPLE       VALUE        MULTIPLE      VALUE        MULTIPLE      VALUE
                                             --------       -----        --------      -----        --------      -----
Deal price/LTM EPS.......................     24.01x    $19.84 (1)        27.57x    $  22.78         27.69x     $ 22.88
Relative price/LTM EPS...................      1.25x    $11.09 (1)         1.67x    $  14.80          1.31x     $ 11.59
Deal price/book value....................      1.72x    $  29.66           1.54x    $  26.58          1.33x     $ 23.01
Relative price/book value................      0.81x    $  15.38           1.14x    $  21.87          0.77x     $ 14.71
Deal price/tangible book value...........      1.73x    $  29.95           1.56x    $  26.88          1.33x     $ 23.01
Tangible book premium/core deposits......     11.53%    $  25.13          11.45%    $  25.08         11.20%     $ 24.91
Deal price/total assets..................     19.70%    $  19.88          17.85%    $  18.01         24.41%     $ 24.63
Deal price/total deposits................     27.27%    $  19.56          24.12%    $  17.30         32.97%     $ 23.65

------------------------------------

(1)      South Jersey's data is last quarter annualized.

         In considering the results of the above analysis and in discussing the analysis with South Jersey's Board of Directors, Sandler O'Neill considered the range of values suggested by its analysis as a whole, but in considering the price to book value and price to tangible book value ratios, placed more weight on the multiples for the Highly-Capitalized Transactions. Sandler O'Neill noted that the per share transaction value of $20.00 was within the range of values suggested by the analysis.

         DISCOUNTED CASH FLOW ANALYSIS. Sandler O'Neill also performed an analysis which estimated the future stream of after-tax dividend flows of South Jersey through December 31, 2003 under various circumstances, assuming South Jersey's current dividend payout ratio and that South Jersey performed in accordance with the earnings forecasts reviewed with management. To approximate the terminal value of South Jersey common stock at December 31, 2003, Sandler O'Neill applied price/earnings multiples ranging from 10x to 25x and applied multiples of tangible book value ranging from 75% to 200%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of South Jersey common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of South Jersey common stock of $7.40 to $20.59 when applying the price/earnings multiples and $9.71 to $29.52 when applying multiples of tangible book value.


                                                                  PRICE/EARNINGS MULTIPLES
                                                                  ------------------------

DISCOUNT RATE                                10X                  16X                   19X                  25X
-------------                                ---                  ---                   ---                  ---
           9%                              $9.05                $13.66                $15.97               $20.59
          11                                8.45                 12.74                 14.89                19.18
          13                                7.90                 11.90                 13.89                17.89
          15                                7.40                 11.12                 12.98                16.71

                                                                TANGIBLE BOOK VALUE MULTIPLES
                                                                -----------------------------

DISCOUNT RATE                                .75X                1.25X                 1.5X                 2.00X
-------------                                ----                -----                 ----                 -----
           9%                               $11.92               $18.96                $22.48               $29.52
          11                                 11.12                17.67                 20.94                27.49
          13                                 10.39                16.48                 19.53                25.63
          15                                  9.71                15.40                 18.24                23.92

         In connection with its analysis, Sandler O'Neill considered and discussed with the South Jersey Board of Directors how the present value analysis would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, net interest spread, non-interest income, non-interest expenses, earnings per share and dividend payout ratio. Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

         In connection with rendering its March 15, 2000 opinion, Sandler O'Neill reviewed, among other things: (1) the merger agreement and exhibits thereto; (2) the stock option agreement; (3) certain publicly available financial statements and other historical financial information of South Jersey that they deemed relevant; (4) certain publicly available financial statements and other historical financial information of Richmond County that they deemed relevant; (5) certain internal financial analyses and forecasts of South Jersey prepared by and reviewed with management of South Jersey and the views of senior management of South Jersey, based on certain limited discussions with certain members of senior management, regarding South Jersey's past and current business, financial condition, results of operations and future prospects; (6) the views of senior management of Richmond County, based on certain limited discussions with certain members of senior management, regarding Richmond County's past and current business, financial condition, results of operations and future prospects; (7) the publicly reported historical price and trading activity for South Jersey's and Richmond County's common stock, including a comparison of certain financial and stock market information for South Jersey and Richmond County with similar publicly available information for certain other companies the securities of which are publicly traded; (8) the financial terms of recent business combinations in the savings institution industry, to the extent publicly available; (9) the current market environment generally and the banking environment in particular; and (10) such other information, financial studies, analyses and investigations and financial, economic and market criteria as they considered relevant.

         In connection with rendering its opinion attached as Appendix C to this Proxy Statement, Sandler O'Neill confirmed the appropriateness of its reliance on the analyses used to render its March 15, 2000 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the other factors considered in rendering its opinion.

         In performing its reviews and analyses, Sandler O'Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it, and Sandler O'Neill did not assume any responsibility or liability for independently verifying the accuracy or completeness of any of such information. Sandler O'Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of South Jersey or Richmond County or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O'Neill is not an expert in the evaluation of allowances for loan losses and it has not made an independent evaluation of the adequacy of the allowance for loan losses of South Jersey or Richmond County, nor has it reviewed any individual credit files relating to South Jersey or Richmond County. With South Jersey's consent, Sandler O'Neill has assumed that the respective allowances for loan losses for both South Jersey and Richmond County are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Sandler O'Neill has not conducted any physical inspection of the properties or facilities of South Jersey or Richmond County. With respect to all financial projections reviewed with each company's management and used by Sandler O'Neill in its analyses, Sandler O'Neill assumed that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of South Jersey and Richmond County and that such performances will be achieved. Sandler O'Neill expressed no opinion as to such financial projections or the assumptions on which they were based.

         Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O'Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Sandler O'Neill also assumed, with South Jersey's consent, that there has been no material change in South Jersey's or Richmond County's assets, financial condition, results of operations, business or prospects since the date of the last publicly filed financial statements available to them, that South Jersey and Richmond County will remain as going concerns for all periods relevant to its analyses, and that the merger will be accounted for as a purchase transaction.

         South Jersey has agreed to pay Sandler O'Neill a transaction fee of $400,000 in connection with the merger, $100,000 of which was paid on March 17, 2000. The balance of the fee is contingent, and will be paid, upon the closing of the merger. The $100,000 paid on March 17, 2000 included Sandler O'Neill's fee for rendering its fairness opinion. South Jersey has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

         Sandler O'Neill has in the past provided certain other investment banking services to South Jersey and Richmond County and has received compensation for such services. In addition, Sandler O'Neill has in the past provided and expects to continue to provide investment banking services to Richmond County and has received and will receive compensation for such services. In the ordinary course of its business as a broker-dealer, Sandler O'Neill may also purchase securities from and sell securities to South Jersey and Richmond County and may actively trade the equity or debt securities of South Jersey and Richmond County and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

CONVERSION OF SOUTH JERSEY COMMON STOCK

         At the effective time of the merger, each share of South Jersey common stock outstanding, other than shares described in the following sentence, will be converted into the right to receive $20.00 per share, without interest. The following shares of South Jersey common stock will not be converted into the right to receive the merger consideration:

         o shares held by Richmond County or South Jersey or any subsidiary of either company, except in both cases, for shares held in a fiduciary capacity for the benefit of third parties or shares held in respect of a debt previously contracted; and

         o shares of South Jersey common stock outstanding immediately prior to the effective time of the merger, the holders of which delivered to South Jersey a written demand for appraisal of their shares in the manner provided in Section 262 of the DGCL.

TREATMENT OF OPTIONS

         Except as provided in the next paragraph, each option to purchase South Jersey common stock outstanding and unexercised at the effective time of the merger will be canceled and the holder of the outstanding and unexercised stock option will be entitled to receive, and at the effective time will be paid in full satisfaction of the stock option, a cash payment equal to the product of
(i) the excess, if any, of the $20.00 per share merger consideration over the exercise price per share of South Jersey common stock subject to the stock option multiplied by (ii) the number of shares of South Jersey common stock subject to the stock option, less any tax withholding required under the Internal Revenue Code of 1986, as amended ("INTERNAL REVENUE CODE"), or any provision of state or local tax law. Subject to the foregoing, South Jersey's stock option plan and all options issued under this plan will terminate at the effective time of the merger.

         As an alternative to the receipt of the cash payments for the stock options described above, Robert J. Colacicco, Gregory M. DiPaolo, Joseph M. Sidebotham, Paul D. Wampler and Jane E. Brode may elect, not less that two business days prior to the closing date of the merger, to convert all or any portion of their South Jersey stock options into options to purchase shares of Richmond County common stock. The conversion of such options will be effected by issuing to the electing person Richmond County stock options equal to the product of (i) the number of South Jersey stock options being converted and (ii) a fraction, the numerator of which is the $20.00 per share merger consideration and the denominator of which is the average of the daily closing sales prices of Richmond County common stock for the 15 consecutive trading days ending with the last trading day before the effective time of the merger. The exercise price per share for such Richmond County stock options shall be the product of the exercise price of the South Jersey stock options being converted multiplied by the reciprocal of the fraction described in the prior sentence. Instead of fully vesting and being cashed out at the closing date of the merger, such Richmond County stock options shall be exercisable and shall vest on the same terms as the related South Jersey stock options, except that any period during which the individual provides consulting services and thereafter shall be deemed to be equivalent to continued employment, and, upon the completion of such consulting services, the Richmond County stock options shall continue to vest and become exercisable over the period that they would have vested and become exercisable if the individual had continued consulting services for a full five years. See "-- Interests of Certain Persons in the Merger -- CONSULTING AGREEMENTS" on page 34.

PROCEDURES FOR EXCHANGING YOUR STOCK CERTIFICATES

         At or prior to the effective time of the merger, Richmond County will deposit, or cause to be deposited, with a subsidiary of Richmond County, or another bank or trust company reasonably acceptable to each of Richmond County and South Jersey, that will act as paying agent for the benefit of the holders of certificates of South Jersey common stock, cash in an amount equal to the product of the $20.00 per share merger consideration and the number of shares of South Jersey common stock entitled to receive the merger consideration.

         As soon as reasonably practicable after the effective time, a form of transmittal letter will be mailed by the paying agent to South Jersey shareholders. The form of transmittal letter will contain instructions with respect to the surrender of certificates representing South Jersey common stock.

         You should not return your South Jersey common stock certificates with the enclosed proxy and should not forward them to the paying agent until you receive the letter of transmittal following the effective time. After the effective time, there will be no transfers on the stock transfer books of South Jersey of shares of South Jersey common stock issued and outstanding immediately prior to the effective time. If certificates representing shares of South Jersey common stock are presented after the effective time, they will be canceled and exchanged for the merger consideration.

         None of Richmond County, South Jersey or any other person will be liable to any former holder of South Jersey common stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         If a certificate for South Jersey common stock has been lost, stolen or destroyed, the paying agent will issue the consideration properly payable under the merger agreement on receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification.

         After six months following the effective time, Richmond County may elect to cause the paying agent to deliver to Richmond County any funds which had been made available to the paying agent and not disbursed to holders of shares of South Jersey common stock. Following that election, the payment obligation in respect of any certificate representing South Jersey common stock which has not been satisfied by the paying agent as of the date of the election will become the responsibility of Richmond County.

EFFECTIVE TIME

         The effective time of the merger will be the time and date set forth in the certificate of merger which will be filed with the Secretary of State of the State of Delaware by South Jersey and Richmond County on the closing date of the merger. The closing date will occur on a date to be specified by the parties, which date will be no later than 14 days following the date on which all conditions to the completion of the merger are satisfied or waived, or on such other date as may be agreed to by the parties.

         Richmond County and South Jersey each anticipate that the merger will be consummated during the third quarter of 2000. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying other conditions to the merger. There can be no assurances as to whether, and on what date, those approvals will be obtained or that the merger will be consummated. If the merger is not effected on or before December 31, 2000, either Richmond County or South Jersey may terminate the agreement, unless the failure to effect the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of that party set forth in the merger agreement. See " -- Conditions to the Completion of the Merger" below and " -- Regulatory Approvals Required for the Merger" on page 29.

CHANGING THE STRUCTURE OF THE COMBINATION

         Richmond County may, at any time, change the structure of the transactions contemplated by the merger agreement. However, no change may (i) alter or change the amount or kind of the merger consideration to be received by South Jersey's shareholders or (ii) materially impede or delay the receipt of any required regulatory approval or the completion of the transactions contemplated by the merger agreement.

CONDITIONS TO THE COMPLETION OF THE MERGER

         Completion of the merger is subject to various conditions. While it is anticipated that all such conditions will be satisfied, there can be no assurance as to whether or when all of such conditions will be satisfied or, where permissible, waived.

         The respective obligations of Richmond County and South Jersey to complete the merger are subject to the following conditions:

         o approval of the merger agreement by South Jersey's shareholders;

         o receipt of all regulatory approvals, consents or waivers and the expiration of all related statutory waiting periods; PROVIDED that none of such approvals, consents or waivers contains any condition or requirement that would so materially and adversely impact the economic or business benefits to Richmond County of the merger that, had such condition or requirement been known, Richmond County would not, in its reasonable judgment, have entered into the merger agreement;

         o absence of any order, decree or injunction of a court or agency of competent jurisdiction which prohibits the completion of the merger or the bank merger;

         o absence of any statute, rule or regulation which prohibits, restricts or makes illegal the completion of the merger or the bank merger;

         o accuracy of the other party's representations and warranties in all material respects as of the date of the merger agreement and, except to the extent such representations and warranties relate to an earlier date, as of the closing date;

         o performance by the other party of its obligations contained in the merger agreement in all material respects; and

         o receipt of certificates from the appropriate authorities as to the corporate existence of the other party and receipt of such other documents and certificates from the other party as to the fulfillment of the conditions contained in the merger agreement.

         Richmond County's obligation to effect the merger is also subject to the following additional conditions:

         o receipt by South Jersey of all third party approvals and consents (other than regulatory approvals) that are necessary to be obtained in connection with the merger, except for those the failure of which to obtain would not result in a material adverse effect on Richmond County or upon the completion of the transactions contemplated by the merger agreement;

         o shares of South Jersey common stock as to which a written demand for appraisal has been made in accordance with Section 262 of the DGCL shall not constitute more than 15% of South Jersey's outstanding common stock; and

         o the conversion of South Jersey Savings prior to the effective time of the merger from a New Jersey chartered savings and loan association to a New Jersey chartered savings bank.

         South Jersey's obligation to effect the merger is also subject to the condition that Richmond County deposit with the paying agent sufficient funds to pay the aggregate merger consideration.

REPRESENTATIONS AND WARRANTIES

         The merger agreement contains reciprocal representations and warranties of Richmond County and South Jersey regarding, among other things:

         o corporate existence, good standing and qualification to conduct business;
         o due authorization, execution, delivery and enforceability of the merger agreement;
         o governmental and third party consents necessary to complete the merger;
         o the compliance of the merger agreement with its certificate of incorporation and bylaws, applicable law, and certain material agreements;
         o        absence of legal proceedings and regulatory actions;
         o        financial statements;
         o        Community Reinvestment Act compliance;
         o the accuracy of information provided for inclusion in this Proxy Statement; and
         o        absence of undisclosed liabilities.

         South Jersey has also made certain other additional representations and warranties, including those relating to:

         o        capital structure and subsidiaries;
         o receipt of a written fairness opinion with respect to the merger consideration;
         o        SEC and regulatory filings;
         o        absence of certain events or changes since December 31, 1998;
         o        tax matters;
         o        material agreements;
         o        labor and employee benefit matters;
         o        title to assets;
         o        compliance with applicable laws;
         o fees payable to its financial advisor in connection with the merger;
         o        environmental matters;
         o        loan portfolio and allowance for possible loan losses;
         o        asset quality;
         o        insurance;
         o        investment securities;
         o        anti-takeover provisions;
         o        books and records; and
         o        Year 2000 matters.

         Richmond County has also made a representation and warranty as to its ability to finance the merger. The representations and warranties of the parties will be deemed to be true and correct unless the existence of any fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any such representation or warranty, has had or would be reasonably likely to have a material adverse effect on the business, financial condition or results of operations of the party making such representation or warranty and its subsidiaries taken as a whole. Any effects resulting from any (i) changes in laws, rules or regulations or generally accepted accounting principles ("GAAP") or regulatory accounting requirements or interpretations thereof that apply to South Jersey and South Jersey Savings or Richmond County and Richmond County Savings, as the case may be, or to similarly situated financial and/or depository institutions or (ii) changes in economic conditions affecting financial institutions generally, including, but not limited to, changes in the general level of market interest rates, will not be considered in determining if a material adverse effect has occurred.

CONDUCT OF BUSINESS PENDING THE MERGER

         Each of Richmond County and South Jersey has agreed that, during the period from the date of the merger agreement to the completion of the merger (except as expressly provided in the merger agreement), it will use its best efforts to:

         o take no action that would adversely affect or delay the ability of South Jersey or Richmond County to perform their respective covenants and agreements on a timely basis under the merger agreement; and

         o take no action that would adversely affect or delay the ability of South Jersey, South Jersey Savings, Richmond County or Richmond County Savings to obtain any necessary approvals, consents or waivers of any governmental entity required for the transactions contemplated by the merger agreement or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction.

         Richmond County also agreed that, during the period from the date of the merger agreement to the completion of the merger (except as expressly provided in the merger agreement), it will use its best efforts to take no action that is intended or expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time of the merger, or in any of the conditions to the merger not being satisfied or in violation of the merger agreement.

         In addition, South Jersey agreed that, during the period from the date of the merger agreement to the completion of the merger (except as expressly provided in the merger agreement), it will, and it will cause South Jersey Savings to, use its best efforts to:

         o conduct its business in the regular, ordinary and usual course consistent with past practice;

         o maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees;

         o take no action that results in or is reasonably likely to have a material adverse effect on South Jersey or South Jersey Savings;

         o maintain insurance in such amounts and against such risks and losses as are customary for companies engaged in a similar business;

         o confer on a regular and frequent basis with one or more representatives of Richmond County to discuss, subject to applicable law, material operational matters and the general status of the ongoing operations of South Jersey and South Jersey Savings;

         o promptly notify Richmond County of any material change in its business, properties, assets, condition (financial or otherwise) or results of operations; and

         o promptly provide Richmond County with copies of all filings made by South Jersey or South Jersey Savings with any state or federal court, administrative agency, commission or other governmental entity in connection with the merger agreement and the transactions contemplated thereby.

         In addition, during the period from the date of the merger agreement to the completion of the merger (except as specifically provided in the merger agreement or any other related agreement or as required by law or regulation or by any regulatory authority), South Jersey has agreed that it will not, and will not permit South Jersey Savings to, take any of the following actions, among others, without the prior consent of Richmond County, which consent will not be unreasonably withheld:

         (a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, advances from the Federal Home Loan Bank of New York, sales of certificates of deposit and entering into repurchase agreements);

         (b)      (i)      adjust, split, combine or reclassify any capital
                           stock;

                  (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except that:

                            (A) South Jersey may pay to its shareholders a cash dividend during the second calendar quarter of 2000 at a rate not in excess of $0.09 per share of South Jersey common stock;
                            (B) in the event the effective date of the merger does not occur on or before August 15, 2000, South Jersey may also pay to its shareholders a cash dividend during the third calendar quarter of 2000 at a rate not in excess of $0.09 per share of South Jersey common stock; and
                           (C) in the event the effective date of the merger does not occur on or before October 31, 2000, South Jersey may also pay to its shareholders a cash dividend during the fourth calendar quarter of 2000 at a rate not in excess of $0.09 per share of South Jersey common stock;

                  (iii) grant any stock options or stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

                  (iv) issue any additional shares of capital stock or any securities or obligations convertible or excisable for any shares of its capital stock except pursuant to (A) the exercise of South Jersey options outstanding as of the date of the merger agreement or
                           (B) the stock option agreement;

         (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than South Jersey Savings, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business or pursuant to contracts or agreements in force at the date of the merger agreement;

         (d) except pursuant to contracts or agreements in force at the date of the merger agreement or as permitted by the merger agreement, make any equity investment, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or entity other than the Federal Home Loan Bank of New York;

         (e) enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $20,000 per annum and other than contracts or agreements covered by paragraph
                  (f) below;

         (f) make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except (i) in conformity with existing lending practices in amounts not to exceed an aggregate of $300,000 with respect to any individual borrower or (ii) loans or advances as to which South Jersey has a binding obligation to make such loan or advances as of the date of the merger agreement;

         (g) except for loans or extensions of credit made on terms generally available to the public, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of South Jersey or South Jersey Savings, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;

         (h)           (i) increase in any manner the compensation or fringe
                           benefits of any of its employees or directors other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect or pay any pension, retirement allowance or contribution not required by any existing plan or agreement to any such employees or directors;

                      (ii) become a party to, amend or commit itself to any
                           pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or director;

                     (iii) voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation; or

                      (iv) elect to any senior executive office any person who
                           is not a member of the senior executive officer team of South Jersey as of the date of the merger agreement or elect to the Board of Directors of South Jersey any person who is not a member of the Board of Directors of South Jersey as of the date of the merger agreement, or hire any employee with annual compensation in excess of $50,000;

         (i) settle any claim, action or proceeding involving money damages in excess of $50,000 or the imposition of any material restriction on the operations of South Jersey or South Jersey Savings;

         (j)      amend its certificate of incorporation or its bylaws;

         (k) restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

         (l) make any investment in any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than five years;

         (m) make any capital expenditures other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

         (n) establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

         (o) take any action that is intended or expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time of the merger, or in any of the conditions to the merger not being satisfied or in violation of any provision of the merger agreement;

         (p) engage in any transaction that is not in the usual and ordinary course of business and consistent with past practices;

         (q) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines; or

         (r) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by the merger agreement.

NO SOLICITATION BY SOUTH JERSEY

         South Jersey has agreed that, except as provided in the following paragraph, from the date of the merger agreement until the termination of the merger agreement, neither it nor any of its officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by South Jersey or South Jersey Savings), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any acquisition proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an acquisition proposal or agree to or endorse any acquisition proposal, or authorize or permit any of its officers, directors or employees or South Jersey Savings or any investment banker, financial advisor, attorney, accountant or other representative retained by South Jersey Savings to take any such action.

         Nothing contained in the merger agreement will prevent South Jersey or its Board of Directors from:

         (a) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited written, bona fide proposal to acquire South Jersey pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, and only to the extent that:

                  (i) the South Jersey Board of Directors, after consultation with its independent financial advisor, determines that such proposal may be superior to the merger with Richmond County from a financial point of view to South Jersey's shareholders;

                  (ii) the South Jersey Board of Directors, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for it to comply with its fiduciary duties to shareholders under applicable law (such proposal that satisfies (i) and (ii) being referred to herein as a "SUPERIOR PROPOSAL"); and

                  (iii) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, South Jersey:

                           (A) provides prompt notice to Richmond County to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity; and

                           (B) receives from such person or entity an executed confidentiality agreement in reasonably customary form;

         (b) complying with Rule 14e-2 promulgated under the Securities Exchange Act of 1934, as amended, with regard to a tender or exchange offer; or

         (c) failing to make or withdrawing or modifying its recommendation and entering into a superior proposal if there exists a superior proposal and South Jersey's Board of Directors, after consultation with independent legal counsel, determines in good faith that such action is necessary for it to comply with its fiduciary duties to shareholders under applicable law.

South Jersey shall notify Richmond County orally and in writing of any acquisition proposal (including, without limitation, the terms and conditions of any such acquisition proposal and the identity of the person making such acquisition proposal) as promptly as practicable (but, in any event, no later than 24 hours) after the receipt thereof and shall keep Richmond County informed of the status and details of any such acquisition proposal.

         An "ACQUISITION PROPOSAL" includes any of the following (other than the transactions contemplated in the merger agreement) involving South Jersey or South Jersey Savings:

         o any merger, consolidation, share exchange, business combination, or other similar transaction;
         o any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of South Jersey or South Jersey Savings, taken as a whole, in a single transaction or series of transactions;
         o any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of South Jersey or the filing of a registration statement under the Securities Act of 1933, as amended, in connection therewith; or
         o any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

         Although permitted in the limited circumstances described above, the taking of these actions by South Jersey may entitle Richmond County to terminate the merger agreement and/or exercise certain of its rights under the stock option agreement. See "-- Termination of the Merger Agreement" and " -- Stock Option Agreement" on pages 31 and 37, respectively.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

         Completion of the merger and the bank merger is subject to a number of regulatory approvals and consents. The merger is subject to the prior approval of the Office of Thrift Supervision under HOLA and the regulations of the OTS. The bank merger is subject to the prior approval of the Federal Deposit Insurance Corporation under the Bank Merger Act. In reviewing applications under the Bank Merger Act, the FDIC must consider, among other factors, the financial and managerial resources and future prospects of the existing and proposed institutions, and the convenience and needs of the communities to be served. In addition, the FDIC may not approve a transaction:

         o that will result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States;
         o if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly; or
         o if it would in any other manner be a restraint of trade, unless the FDIC finds that the anti-competitive effects of the transaction are clearly outweighed by the public interests and the probable effect of the transaction on meeting the convenience and needs of the communities to be served. Any transaction approved by the FDIC may not be completed until 30 days after such approval, during which time the Department of Justice may challenge such transaction on antitrust grounds and seek the divestiture of certain assets and liabilities. With the approval of the FDIC and the Department of Justice, the waiting period may be reduced to no less than 15 days.

         In addition, the bank merger is subject to the prior approval of the Superintendent of Banks of the State of New York ("SUPERINTENDENT") under certain provisions of the New York Banking Law. In determining whether to approve merger applications under the Banking Law, the Superintendent considers, among other factors:

         o whether the merger would be consistent with adequate or sound banking and would not result in concentration of assets beyond limits consistent with effective competition; and
         o whether the merger would result in such a lessening of competition as to be injurious to the interest of the public or tend toward monopoly.

The Superintendent also considers the public interest and the needs and convenience thereof. Further, it is the policy of the State of New York to:

         o        ensure the safe and sound conduct of banking organizations;
         o        conserve assets of banking organizations;
         o        prevent hoarding of money;
         o eliminate unsound and destructive competition among banking organizations; and
         o maintain public confidence in the business of banking and protect the public interest and the interests of depositors, creditors, and shareholders.

         Under the Community Reinvestment Act of 1977, as amended, and the comparable provisions of the New York Banking Law, the FDIC and the Superintendent must also take into account the record of performance of each institution in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods served by each institution. As part of the review process, the banking agencies frequently receive comments and protests from community groups and others.

         The bank merger, including the conversion of South Jersey Savings from a New Jersey State chartered savings and loan association to a New Jersey State chartered savings bank prior to the effective time of the merger, is also subject to the prior approval of the Commissioner of the New Jersey Department of Banking and Insurance ("COMMISSIONER") under certain provisions of the New Jersey Statutes. In determining whether to approve merger applications, the Commissioner considers, among other factors:

         o whether the merger would be detrimental to the safety and soundness of South Jersey and South Jersey Savings;
         o whether the merger would result in undue concentration of resources or a substantial reduction in competition in New Jersey; or
         o whether the merger would have a significantly adverse effect on the convenience and needs of the communities served by South Jersey Savings.

         Richmond County and South Jersey filed the required regulatory applications and notices on May 3, 2000. As of the date of this document, we have not received all required approvals. We are not aware of any regulatory approvals that would be required for completion of the merger or the bank merger, other than those described above. If any other approvals are required, it is likely that we would seek to obtain them. There can be no assurance, however, that any other approvals, if required, will be obtained.

         We cannot complete the merger in the absence of the receipt of all requisite regulatory approvals and the expiration of all related waiting periods. See "-- Conditions to the Completion of the Merger" on page 23 and "-- Termination of the Merger Agreement" below. There can be no assurance that the Department of Justice or the New York State Attorney General or the New Jersey Attorney General will not challenge the merger or the bank merger or, if such a challenge is made, as to the result thereof.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of the United States federal income tax consequences of the merger to South Jersey shareholders. The receipt of cash in exchange for South Jersey common stock in the merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. A South Jersey shareholder will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference between that South Jersey shareholder's adjusted tax basis in the South Jersey common stock and the amount of cash received in exchange for their shares in the merger. Any gain or loss will be a capital gain or loss if those shares of South Jersey common stock are held as a capital asset, and will be a long-term capital gain or loss if, at the effective time of the merger, that South Jersey common stock was held for more than one year.

         This discussion may not apply to South Jersey shareholders who acquired their South Jersey common stock pursuant to compensation arrangements with South Jersey or who are not citizens or residents of the United States or who are otherwise subject to special tax treatment. Each South Jersey shareholder is urged to consult his, her or its tax advisor with respect to the tax consequences of the merger, including the effects of applicable state, local, foreign or other tax laws.

TERMINATION OF THE MERGER AGREEMENT

         The merger may be terminated at any time prior to completion of the merger, whether before or after approval by South Jersey shareholders, in any of the following ways:

         o        by mutual consent of Richmond County and South Jersey;
         o by either Richmond County or South Jersey if South Jersey's shareholders do not approve the merger agreement, provided that, in the case of termination by South Jersey, South Jersey has complied in all material respects with its obligations under the merger agreement with respect to its shareholder meeting and the proxy statement for such meeting;
         o by either Richmond County or South Jersey if any approval, consent or waiver of a governmental agency required to permit completion of the merger has been denied;
         o by either Richmond County or South Jersey if any governmental authority issues a final, unappealable order enjoining or otherwise prohibiting the completion of the merger or the related transactions;
         o by either Richmond County or South Jersey if the merger has not been completed by December 31, 2000, unless the failure to complete the merger by that date is due to a breach of the merger agreement by the party seeking to terminate;
         o by either Richmond County or South Jersey if there has been a material failure by the other party to perform or comply with any of its covenants or agreements contained in the merger agreement or there has been a material breach by the other party of any of its representations or warranties contained in the merger agreement, in either case which has not been or cannot be cured within 30 calendar days after written notice thereof is given by the party seeking to terminate to the other party; or
         o by Richmond County if South Jersey's Board of Directors does not publicly recommend in the Proxy Statement that South Jersey's shareholders approve and adopt the merger agreement and the merger or if, after recommending in the Proxy Statement, South Jersey's Board of Directors withdraws, qualifies or revises such recommendation in any respect materially adverse to Richmond County.

WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

         At any time prior to the effective time of the merger, any provision of the merger agreement may be (i) waived in writing by the party benefitted by the provision; or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties, except that, after the vote of South Jersey's shareholders, no amendment or modification may be made that would reduce the amount or alter or change the kind of consideration to be received by South Jersey's shareholders or contravene any provision of the DGCL or the New Jersey, New York and federal banking laws, rules and regulations.

EXPENSES

         The merger agreement provides that each of Richmond County and South Jersey will pay its own expenses in connection with the merger and the transactions contemplated by the merger agreement.

ACCOUNTING TREATMENT

         Richmond County will account for the merger using the purchase method of accounting. Under the purchase method of accounting, assets acquired and liabilities assumed are recorded at their fair values.

APPRAISAL RIGHTS

         Any South Jersey shareholder who follows the procedures specified in
Section 262 of the DGCL is entitled to have such shareholder's shares of South Jersey common stock appraised by the Delaware Court of Chancery ("COURT") and to receive the "fair value" of such shares as of the effective time of the merger, as determined by the Court, in lieu of the merger consideration. The following is a summary of Section 262 of the DGCL and is qualified in its entirety by reference to Section 262 of the DGCL, a copy of which is attached hereto as Appendix D. Shareholders should carefully review Section 262 of the DGCL as well as information discussed below to determine their rights to appraisal.

         If a South Jersey shareholder elects to exercise the right to an appraisal under Section 262 of the DGCL, such shareholder must do ALL of the following:

                  o the shareholder must file with South Jersey at its main office in Turnersville, New Jersey, a written demand for appraisal of the South Jersey common stock held (which demand must identify the shareholder and expressly request an appraisal) before the vote is taken on the merger agreement at the Annual Meeting (this written demand for appraisal must be in addition to and separate from any proxy or vote against the merger agreement; neither voting against, abstaining from voting nor failing to vote on the merger agreement will constitute a demand for appraisal within the meaning of Section 262 of the
                           DGCL);

                  o the shareholder must not vote in favor of the merger agreement (a failure to vote or abstaining from voting will satisfy this requirement, but a vote in favor of the merger agreement, by proxy or in person, or the return of a signed proxy that does not specify a vote against approval and adoption of the merger agreement, will constitute a waiver of such shareholder's right of appraisal and will nullify any previously filed written demand for appraisal); and

                  o the shareholder must continuously hold such shares of South Jersey common stock through the effective time of the merger.

         All written demands for appraisal should be addressed to: Joseph M. Sidebotham, Corporate Secretary, South Jersey Financial Corporation, Inc., 4651 Route 42, Turnersville, New Jersey 08012, before the vote is taken on the merger agreement at the Annual Meeting, and should be executed by, or on behalf of, the holder of record. Such demand must reasonably inform South Jersey of the identity of the shareholder and that such shareholder is thereby demanding appraisal within the meaning of Section 262 of the DGCL.

         Within 10 days after the effective time of the merger, Richmond County will give written notice of the effective time to each shareholder of South Jersey who has satisfied the requirements of Section 262 of the DGCL and has not voted for, or consented to, the proposal to approve and adopt the merger agreement (such a shareholder being referred to herein as a "DISSENTING SHAREHOLDER"). Within 120 days after the effective time, Richmond County or any dissenting shareholder may file a petition in the Court demanding a determination of the fair value of the shares of South Jersey common stock of all dissenting shareholders. Any dissenting shareholder desiring the filing of such petition is advised to file such petition on a timely basis unless such dissenting shareholder receives notice that such a petition has been filed by Richmond County or another dissenting shareholder.

         If a petition for appraisal is timely filed, the Court will determine which shareholders are entitled to appraisal rights and thereafter will determine the fair value of the South Jersey common stock held by dissenting shareholders, exclusive of any element of value arising from the accomplishment or expectations of the merger, but together with a fair rate of interest, if any, to be paid on the amount determined to be fair value.
In determining such fair value, the Court shall take into account all relevant factors. Such fair value may be determined by the Court to be more than, less than or equal to the merger consideration that such dissenting shareholder would otherwise be entitled to receive pursuant to the merger agreement (a cash payment in the amount of $20.00 per share, without interest).

         If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceeding will be determined by the Court and taxed against the parties as the Court determines to be equitable under the circumstances. Upon the application of any shareholder, the Court may determine the amount of interest, if any, to be paid upon the value of the stock of shareholders entitled thereto. Upon application of a shareholder, the Court may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

         From and after the effective time of the merger, no dissenting shareholder shall have any rights of a South Jersey shareholder with respect to such holder's South Jersey common stock for any purpose, except to receive payment of its fair value and to receive payment of dividends or other distributions on such holder's South Jersey common stock, if any, payable to South Jersey shareholders of record as of a date prior to the effective time. If a dissenting shareholder delivers to Richmond County a written withdrawal of the demand for an appraisal within 60 days after the effective time or thereafter with the written approval of Richmond County, or if no petition for appraisal is filed within 120 days after the effective time, then the right of such dissenting shareholder to an appraisal will cease and such dissenting shareholder will be entitled to receive only the merger consideration.

         A SHAREHOLDER OF SOUTH JERSEY WHO FAILS TO COMPLY WITH SECTION 262 OF THE DGCL IS BOUND BY THE TERMS OF THE MERGER AGREEMENT.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Directors and executive officers of South Jersey have certain interests in the merger that are different from and in addition to their interests as South Jersey shareholders generally. The South Jersey Board of Directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger.

         EMPLOYMENT AGREEMENTS. Effective as of February 12, 1999, South Jersey Savings entered into Employment Agreements with Messrs. Colacicco, DiPaolo, Sidebotham and Wampler and Ms. Brode, and South Jersey entered into Employment Agreements with Messrs. Colacicco, DiPaolo and Sidebotham. See "PROPOSAL 2 -- ELECTION OF DIRECTORS -- Employment Agreements" on page 47. The merger will be considered a change in control of South Jersey and South Jersey Savings for purposes of the Employment Agreements. The total payments and benefits that would be due under the Employment Agreements with the five officers covered by the Employment Agreements, if the employment of all five of such officers were terminated, would be approximately $2.7 million, based upon the assumption that the payments and benefits to Messrs. Colacicco, DiPaolo and Sidebotham are not reduced to avoid any excise tax under sections 280G and 4999 of the Internal Revenue Code. However, it is not expected that payments and benefits will be provided under the Employment Agreements, but rather under the Consulting Agreements described below.

         CONSULTING AGREEMENTS. The merger agreement provides that, at the effective time of the merger, Messrs. Colacicco, DiPaolo, Sidebotham and Wampler and Ms. Brode will each enter into a Consulting Agreement with Richmond County Savings, which in the case of Messrs. Colacicco and DiPaolo will also include a noncompetition agreement. Each Consulting Agreement will have a term of two years and will require the consultant to perform reasonable consulting services as may be assigned by Richmond County Savings, but not in excess of 150 hours during the first year following completion of the merger and not in excess of 75 hours during the second year following completion of the merger. Such services may include providing advice and information on the operations of South Jersey Savings, providing background and historical information with respect to the records and operations of South Jersey Savings and attending meetings or participating in conferences with clients, customers or employees of Richmond County Savings and the former South Jersey Savings. As compensation for these consulting services, Messrs. Colacicco, DiPaolo, Sidebotham and Wampler and Ms. Brode will be paid monthly fees of $16,700, $20,500, $10,200, $9,300 and $8,700, respectively, during the first year following the merger and one half of such monthly amounts during the second year following the merger.

         For a period of three years following the merger in the case of Messrs. Colacicco and DiPaolo and for two years following the merger in the case of Messrs. Sidebotham and Wampler and Ms. Brode, each consultant will be covered at Richmond County Savings' expense under Richmond County Savings' medical, life, dental and disability programs, or, if such coverage cannot be provided by reason of the consultant's status as an independent contractor, the consultant will receive an additional payment equal to what Richmond County Savings would have paid under such programs in lieu of such benefits. In consideration for consenting to the termination of each consultant's Employment Agreement, Messrs. Colacicco, DiPaolo, Sidebotham and Wampler and Ms. Brode will each be paid a one-time payment on the effective date of the merger of $400,000, $200,000, $150,000, $175,000 and $190,000, respectively.

         Each Consulting Agreement requires the consultant to maintain the confidentiality of financial data, customer lists and data, licensing arrangements, business strategies, pricing information, product development materials and other confidential information. Each Consulting Agreement also precludes the consultant from soliciting or hiring any employee of Richmond County Savings, and from using confidential information relating to Richmond County Savings, for a period of three years following the merger in the case of Messrs. Colacicco and DiPaolo and for two years following the merger in the case of Messrs. Sidebotham and Wampler and Ms. Brode.

         In addition, the Consulting Agreements for Messrs. Colacicco and DiPaolo include a noncompetition agreement with Richmond County Savings to the effect that they will not, for a period of three years following the merger, compete with Richmond County Savings, be employed by or participate in the ownership of any competing financial institution, solicit or divert any business from Richmond County Savings or cause any person, firm or corporation to refrain from doing business with Richmond County Savings. In consideration for agreeing to such additional restrictions, Messrs. Colacicco and DiPaolo will each be paid 12 quarterly payments of $30,000 and $26,500, respectively, during the three years following the merger.

         CHANGE IN CONTROL AGREEMENTS. Effective as of February 12, 1999, South Jersey Savings entered into two-year Change in Control Agreements with six employees of South Jersey Savings and one-year Change in Control Agreements with four employees of South Jersey Savings (collectively, the "CIC AGREEMENTS"). See "PROPOSAL 2 -- ELECTION OF DIRECTORS -- Change in Control Agreements" on page
48. ThE merger will be considered a change in control of South Jersey Savings for purposes of the CIC Agreements. The total payments that would be due under the CIC Agreements with the 10 employees covered by the CIC Agreements, if the employment of all 10 of such employees were terminated, would be approximately $905,000.

         STOCK OPTION PLAN. At a special meeting held on February 16, 2000, South Jersey's shareholders approved the South Jersey 2000 Stock Option Plan ("OPTION PLAN"). On that date, each non-employee director of South Jersey and South Jersey Savings was granted a non-qualified stock option to purchase 18,967 shares of South Jersey common stock, and Messrs. Colacicco, DiPaolo, Sidebotham and Wampler and Ms. Brode were granted stock options to purchase 63,540, 55,950, 25,000, 16,500 and 25,000 shares of South Jersey common stock, respectively, under the Option Plan.

         These options are scheduled to vest, that is, become exercisable, at a rate of 20% per year over a five- year period beginning on February 16, 2001 and will become immediately exercisable upon the grantee's death, disability or retirement or upon a change in control of South Jersey, as such terms are defined in the Option Plan. The merger will, upon the effective date of the merger, be considered a change in control for purposes of the Option Plan.

         Pursuant to the terms of the merger agreement, each option to purchase shares of South Jersey common stock granted pursuant to the Option Plan that is then outstanding and unexercised, whether or not then vested, will be canceled, and the holders of such options will receive a cash payment in lieu thereof. Notwithstanding the previous sentence, Messrs. Colacicco, DiPaolo, Sidebotham and Wampler and Ms. Brode may elect to convert all or any portion of their South Jersey stock options into options to purchase shares of Richmond County common stock. See " -- Treatment of Options" on page 21.

         RESTRICTED STOCK PLAN. On February 16, 2000, South Jersey's shareholders also approved the South Jersey 2000 Restricted Stock Plan ("RESTRICTED STOCK PLAN"). On that date, Messrs. Armitage, Culbertson, Field, Mohrfeld and Woods were each awarded 5,443 shares of South Jersey common stock, and Messrs. Colacicco, DiPaolo, Sidebotham and Wampler and Ms. Brode were awarded 18,236, 16,021, 7,500, 5,000 and 7,500 shares of South Jersey common stock, respectively, under the Restricted Stock Plan.

         These awards are also scheduled to vest at a rate of 20% per year over a five-year period beginning on February 16, 2001 and will also become 100% vested upon the grantee's death, disability or retirement or upon a change in control of South Jersey, as such terms are defined in the Restricted Stock Plan. The merger will, upon the effective date of the merger, be considered a change in control for purposes of the Restricted Stock Plan.

         SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. Under the terms of the South Jersey Savings and Loan Association Supplemental Executive Retirement Plan ("SERP"), supplemental benefits are provided to participants in the SERP as a result of termination of employment in connection with a change in control, or whose participation in the ESOP ends due to termination of the ESOP in connection with a change in control (regardless of whether the individual terminates employment) prior to the complete repayment of the ESOP loan. Generally, upon such an event, the SERP will provide the individual with a supplemental ESOP benefit computed by (i) determining the number of shares acquired by ESOP acquisition loans that would have been allocated for the benefit of the participant under the ESOP and SERP had the participant continued in the employ of South Jersey Savings through the last scheduled payment of the ESOP loan, (ii) subtracting from such number of shares the number of shares actually allocated for the benefit of the participant, and (iii) multiplying the result by the higher of the closing price of the shares as of (x) the first ESOP valuation date following the participant's retirement or (y) the last day of the participant's employment with South Jersey Savings.

         An individual's benefits under the SERP will become payable upon the participant's retirement as described in the plan, upon the change in control of South Jersey Savings or South Jersey, or as determined under the ESOP and the South Jersey Savings and Loan Association Money Purchase Pension Plan ("PENSION PLAN"). The merger will, upon the effective date of the merger, be considered a change in control for purposes of the ESOP and the SERP. Messrs. Colacicco and DiPaolo are entitled to benefits under the supplemental ESOP portion of the SERP as a result of the change in control. See "PROPOSAL 2 -- ELECTION OF DIRECTORS -- Supplemental Executive Retirement Plan" on page 49.

         INDEMNIFICATION AND INSURANCE. Richmond County has agreed in the merger agreement that, from and after the effective date of the merger through the sixth anniversary of such date, Richmond County will indemnify and hold harmless each present and former director and officer of South Jersey and South Jersey Savings and each officer or employee of South Jersey and South Jersey Savings that is serving or has served as a director or trustee of another entity expressly at South Jersey's request or direction against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger (including the transactions contemplated by the merger agreement, including entering into the stock option agreement), whether asserted or claimed prior to, at or after the effective time. Richmond County has also agreed to advance any such costs to each indemnified party as they are from time to time incurred, in each case to the fullest extent such indemnified party would have been indemnified as a director, officer or employee of South Jersey and South Jersey Savings and as then permitted under applicable law.

         Richmond County has also agreed in the merger agreement that, for a period of three years after the effective date of the merger, it will cause the former directors and officers of South Jersey to be covered by the policy of directors' and officers' liability insurance currently maintained by South Jersey or by a policy of at least the same coverage and containing terms no less advantageous to its beneficiaries than South Jersey's policies, subject to certain maximum cost limits.

EMPLOYEE MATTERS

         The merger agreement provides that, at the effective time, each South Jersey Savings employee whose employment is not terminated when the merger closes will become an employee of Richmond County Savings.
These continuing employees will be eligible to participate in the employee benefit plans maintained by Richmond County or Richmond County Savings on the same basis as any newly-hired employee of Richmond County or Richmond County Savings, except that they will be eligible to participate in the Richmond County Savings Bank 401(k) Plan with full credit for prior service with South Jersey and South Jersey Savings for purposes of eligibility and vesting. In addition, Richmond County will make available employer-provided health and other employee welfare benefit plans to such employees on the same basis as it provides such coverage to current Richmond County employees, except that any pre-existing condition, eligibility waiting period or other limitations or exclusions otherwise applicable under such plans to new employees shall not apply to the continuing employees or their covered dependents who were covered under a similar South Jersey plan on the effective date of the merger.

         The ESOP will be terminated as of, or prior to, the effective time of the merger. Pursuant to the terms of the ESOP, any unvested portion of benefits will vest immediately upon termination or a change in control. The merger will, upon the effective date of the merger, be considered a change in control for purposes of the ESOP. As of the effective time of the merger, all shares held by the ESOP will be converted into the right to receive the merger consideration. As soon as practicable following such time, a sufficient portion of the unallocated shares held in the ESOP will be sold, and the proceeds will be used to repay the outstanding loan to the ESOP in full. The remaining unallocated shares will be allocated and distributed to the ESOP participants as provided in the ESOP, subject to receipt of a favorable determination letter from the Internal Revenue Service and unless otherwise required by applicable law. The Pension Plan will also be terminated as of, or prior to, the effective time of the merger. Subject to receipt of a favorable determination letter from the IRS, distributions will be made to participants as provided in the Pension Plan. Notwithstanding the prior two sentences, distributions to employees of South Jersey Savings whose employment terminates may be made as soon as practicable after the determination of final allocations and prior to the receipt of a determination letter from the IRS.

AGREEMENT TO VOTE IN FAVOR OF THE MERGER

         At the time the merger agreement was signed, Lawrence B. Seidman, a member of the South Jersey Board of Directors and the beneficial holder of 9.6% of South Jersey's common stock, entered into a letter agreement with Richmond County in which Mr. Seidman agreed that he would not, directly or indirectly,
(i) sell or otherwise dispose of or encumber any or all of his shares of South Jersey common stock or (ii) deposit any shares of South Jersey common stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of South Jersey common stock or grant any proxy with respect thereto, other than to other members of the South Jersey Board of Directors for the purpose of voting to approve the merger agreement. Mr. Seidman also agreed to vote or cause to be voted all of the shares of South Jersey common stock that he is entitled to so vote, whether such shares were beneficially owned at the time such letter agreement was signed or were subsequently acquired, whether pursuant to the exercise of stock options or otherwise, at the Annual Meeting for approval and adoption of the merger agreement.

MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER

         At the effective time of the merger, the directors and officers of the surviving corporation will be the directors and officers of Richmond County Acquisition immediately prior to the effective time. The directors and officers of Richmond County Savings following the bank merger will consist of the directors and officers of Richmond County Savings immediately prior to the effective time.

STOCK OPTION AGREEMENT

         GENERAL. As a condition to entering into the merger agreement, Richmond County required that South Jersey enter into the stock option agreement, which allows Richmond County, under certain circumstances, to purchase up to 681,290 shares of South Jersey common stock (representing approximately 19.9% of South Jersey's issued and outstanding common stock), subject to adjustment so that in no event may Richmond County acquire shares of South Jersey common stock representing more than 19.9% of the issued and outstanding shares of such stock, at an exercise price of $15.72 per share (subject to adjustment). The option may only be exercised upon the occurrence of certain events which are described below.

         EFFECT OF STOCK OPTION AGREEMENT. Richmond County and South Jersey entered into the stock option agreement to increase the likelihood that the merger will be completed in accordance with the terms of the merger agreement. The stock option agreement may have the effect of discouraging persons who might be interested in acquiring all of or a significant interest in South Jersey, even if such persons were prepared to pay a higher price per share of South Jersey common stock than the value per share contemplated by the merger agreement. The acquisition by a third party of South Jersey or a significant interest in South Jersey or a significant portion of its consolidated assets, or an agreement to do so, could cause the option to become exercisable and significantly increase the cost of the acquisition to a potential acquirer. Such increased costs might discourage a potential acquirer from considering or proposing an acquisition or might result in a potential acquirer proposing to pay a lower per share price to acquire South Jersey than it might otherwise have proposed to pay. Moreover, the management of South Jersey believes that the exercise of the option is likely to prohibit any acquirer of South Jersey from accounting for any acquisition of South Jersey using the pooling-of-interests accounting method. This could discourage or preclude an acquisition by certain other banking organizations.

         TERMS OF THE STOCK OPTION AGREEMENT. The following is a brief summary of certain provisions of the stock option agreement, which is attached hereto as Appendix B. The summary is not intended to be complete and is qualified by reference to the complete text of the agreement.

         If Richmond County is not in material breach of the stock option agreement or the merger agreement and if no injunction or other court order against delivery of the shares covered by the option is in effect, Richmond County may exercise the option, in whole or in part, at any time and from time to time, upon the occurrence of a "purchase event," as defined below. A "PURCHASE EVENT" means any of the following events:

         o without Richmond County's prior written consent, South Jersey takes certain actions, including authorizing, recommending or proposing, or entering into an agreement with any third party to effect (i) a merger, consolidation or similar transaction involving South Jersey or any of its significant subsidiaries,
                  (ii) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of South Jersey or any of its significant subsidiaries representing in either case 10% or more of the consolidated assets or deposits of South Jersey and South Jersey Savings or (iii) the issuance, sale or other disposition by South Jersey of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 10% or more of the voting power of South Jersey or any of its significant subsidiaries (each an "ACQUISITION TRANSACTION"); or

         o any third party acquires or obtains the right to acquire 10% or more of the voting power of South Jersey or any of its significant subsidiaries.

The option will terminate upon the earliest to occur of:

         o        the completion of the merger;

         o termination of the merger agreement in accordance with its terms prior to the occurrence of a purchase event or a "preliminary purchase event" (as defined below) other than a termination by Richmond County as a result of a material breach of the merger agreement by South Jersey (such termination is referred to as a "DEFAULT TERMINATION");

         o        18 months after a default termination; or

         o 18 months after termination of the merger agreement (other than a default termination) following the occurrence of a purchase event or a preliminary purchase event.

         The term "PRELIMINARY PURCHASE EVENT" means any of the following events:

         o commencement by any third party of a tender offer or exchange offer to purchase 10% or more of the then outstanding shares of South Jersey common stock (such an offer being referred to herein as a "TENDER OFFER" or an "EXCHANGE OFFER," respectively);

         o failure of the South Jersey shareholders to approve the merger agreement, failure of South Jersey to hold the Annual Meeting, or withdrawal or modification by the South Jersey Board of Directors, in a manner adverse to Richmond County, of its recommendation that South Jersey shareholders approve the merger agreement, in each case after public announcement that a third party (i) proposed to engage in an acquisition transaction with South Jersey, (ii) commenced a tender offer or filed a registration statement under the Securities Act of 1933, as amended, with respect to an exchange offer or (iii) filed an application with any financial institution regulatory authority to engage in an acquisition transaction;

         o a proposal is made by a third party to South Jersey or its shareholders, publicly or in any writing that becomes disclosed publicly, to engage in an acquisition transaction; or

         o after a proposal is made by a third party to South Jersey or its shareholders to engage in an acquisition transaction, South Jersey breaches any representation, warranty, covenant or agreement in the merger agreement and such breach would entitle Richmond County to terminate the merger agreement.

         In the event that South Jersey enters into an agreement:

         (i) to consolidate with or merge into any person, other than Richmond County or one of its subsidiaries, and South Jersey will not be the continuing or surviving corporation of such consolidation or merger;

         (ii) to permit any person, other than Richmond County or one of its subsidiaries, to merge into South Jersey and South Jersey shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of South Jersey common stock shall be changed into or exchanged for stock or other securities of South Jersey or any other person or cash or any other property, or the outstanding shares of South Jersey common stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or

         (iii) to sell or otherwise transfer all or substantially all of its assets or deposits to any person, other than Richmond County or one of its subsidiaries,

then, and in each such case, the agreement governing such transaction must provide that the option will, upon the completion of any such transaction, be converted into or exchanged for a substitute option, at the election of Richmond County, to purchase shares of either (a) the corporation acquiring South Jersey,
(b) any person that controls the corporation acquiring South Jersey or (c) in the case of a merger described in clause (ii), South Jersey.

         REPURCHASE OF THE OPTION. The stock option agreement permits Richmond County to require that South Jersey repurchase the option (or the substitute option) and any shares issued under the option, for an aggregate price computed in accordance with a formula set forth in the stock option agreement, if:

         o any person or group shall have acquired beneficial ownership of more than 25% of the outstanding shares of South Jersey common stock;

         o South Jersey completes a merger, consolidation or similar transaction or any sale of substantially all of its assets; or

         o any third party acquires beneficial ownership of 50% or more of the outstanding South Jersey common stock.

         PROFIT LIMITATION. The stock option agreement contains a provision that limits the aggregate realizable profit to Richmond County from the option to $3.5 million, plus Richmond County's reasonable out-of-pocket expenses incurred in connection with the merger.

         ADJUSTMENT. The stock option agreement provides for adjustment to the number of shares and the exercise price of the option upon the occurrence of certain changes to the capital structure of South Jersey or certain other events or transactions.

         REGULATORY MATTERS. Some rights and obligations of South Jersey and Richmond County under the stock option agreement are subject to receipt of required regulatory approvals. Richmond County must obtain the approval of the OTS to acquire more than 5% of the outstanding shares of South Jersey common stock.


                    PRICE RANGE OF COMMON STOCK AND DIVIDENDS

         South Jersey common stock is quoted on the Nasdaq National Market under the symbol "SJFC." The following table sets forth the high and low sales prices for South Jersey common stock for the periods indicated, as quoted on the Nasdaq National Market, and the quarterly cash dividends per share declared, for the periods indicated. On March 15, 2000, the last trading day prior to our announcement of the merger, the closing sale price per share of South Jersey common stock on Nasdaq was $16.69.


                                                         Price Range of Common Stock
                                                         ---------------------------

                                                          High               Low              Dividends Declared
                                                          ----               ---              ------------------
1999
First Quarter.......................................     $11.56            $10.63                      N/A
Second Quarter......................................      14.13             11.06                      N/A
Third Quarter.......................................      15.13             13.50                      N/A
Fourth Quarter......................................      15.63             13.13                 $   0.09

2000
First Quarter.......................................      19.50             15.25                     0.09
Second Quarter (as of June 8, 2000).................      19.75             18.88                     0.09

                       PROPOSAL 2 -- ELECTION OF DIRECTORS

GENERAL

         The Board of Directors of South Jersey currently consists of eight directors and is divided into three classes, each of which contains approximately one-third of the Board. The directors of each class serve for a term of three years, with one class elected each year. In all cases, directors serve until their successors are elected and qualified.

         The terms of three directors expire at the Annual Meeting. Each of the three incumbent directors, Robert J. Colacicco, Richard G. Mohrfeld and John V. Field, has been nominated by the Board of Directors to be re-elected at the Annual Meeting, each to serve for a term of three years, or until completion of the merger. Each nominee has consented to being named in this Proxy Statement and to serve if elected.

         In the event that any nominee is unable to serve or declines to serve for any reason, it is intended that proxies will be voted for the election of the balance of those nominees named and for such other persons as may be designated by the present Board of Directors. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve. Unless authority to vote for the directors is withheld, it is intended that the shares represented by the enclosed proxy card will be voted FOR the election of all nominees proposed by the Board of Directors.

INFORMATION AS TO NOMINEES AND CONTINUING DIRECTORS

         The following table sets forth certain information with respect to each nominee for election as a director and each continuing director whose term does not expire at the Annual Meeting. There are no arrangements or understandings between South Jersey and any director or nominee pursuant to which such person was elected or nominated to be a director of South Jersey. For information with respect to security ownership of directors, see "THE ANNUAL MEETING -- Stock Ownership of South Jersey's Management" on page 10.


                                                                                                           DIRECTOR
             NAME                AGE(1)        END OF TERM         POSITION HELD WITH SOUTH JERSEY         SINCE(2)
             ----                ------        -----------         -------------------------------         --------
NOMINEES FOR A THREE-YEAR
  TERM EXPIRING IN 2003

ROBERT J. COLACICCO                65             2000         PRESIDENT, CHIEF EXECUTIVE                    1976
                                                               OFFICER AND DIRECTOR

RICHARD G. MOHRFELD                54             2000         DIRECTOR                                      1983

JOHN V. FIELD                      56             2000         DIRECTOR                                      1998


CONTINUING DIRECTORS

RICHARD BAER                       52             2002         DIRECTOR                                      1999

RICHARD W. CULBERTSON,             55             2001         DIRECTOR AND CHAIRMAN OF THE                  1992
JR.                                                            BOARD

                                                                                                           DIRECTOR
             NAME                AGE(1)        END OF TERM         POSITION HELD WITH SOUTH JERSEY         SINCE(2)
             ----                ------        -----------         -------------------------------         --------
GREGORY M. DIPAOLO                 51             2002         EXECUTIVE VICE PRESIDENT,                     1982
                                                               TREASURER, CHIEF OPERATING
                                                               OFFICER AND DIRECTOR

LAWRENCE B. SEIDMAN                52             2002         DIRECTOR                                      1999

RONALD L. WOODS                    41             2001         DIRECTOR                                      1998

---------------------------

(1)      AT MAY 31, 2000.

(2) INCLUDES SERVICE AS A DIRECTOR OF SOUTH JERSEY SAVINGS PRIOR TO THE INCORPORATION OF SOUTH JERSEY ON SEPTEMBER 28, 1998.

THE PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE OF EACH NOMINEE FOR ELECTION AS DIRECTOR AND EACH CONTINUING DIRECTOR ARE SET FORTH BELOW. UNLESS OTHERWISE STATED, EACH INDIVIDUAL HAS HELD HIS CURRENT OCCUPATION FOR THE PAST FIVE YEARS.

NOMINEES FOR ELECTION AS DIRECTORS

         ROBERT J. COLACICCO has been employed by South Jersey Savings since 1967 and has served as President and Chief Executive Officer of South Jersey Savings since 1971 and as President and Chief Executive Officer of South Jersey since 1998.

         RICHARD G. MOHRFELD is currently an employee of Mohrfeld-Petro, Inc. and was the former President of Mohrfeld, Inc., heating oil distributors, located in Collingswood, New Jersey.

         JOHN V. FIELD has been a practicing attorney for the past 29 years. He is sole shareholder in the firm of John V. Field, PA. In 1977, Mr. Field became General Counsel of South Jersey Savings.


               THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
                 SHAREHOLDERS VOTE FOR THE NOMINEES FOR ELECTION
                                  AS DIRECTORS.


CONTINUING DIRECTORS

         RICHARD BAER is President of Casper Partition Systems, Inc., a company that refurbishes office partitions for retail sale, located in Newark, New Jersey.

         RICHARD W. CULBERTSON, JR. is a certified public accountant and a partner in the firm of Bowman & Company LLP, located in Voorhees, New Jersey. Mr. Culbertson has served as Chairman of the Board since 1998.

         GREGORY M. DIPAOLO is the Executive Vice President, Treasurer and Chief Operating Officer of South Jersey Savings and has been Executive Vice President and Chief Operating Officer of South Jersey since 1998.
Mr. DiPaolo has been employed by South Jersey Savings since 1973.

         LAWRENCE B. SEIDMAN is an attorney and the manager of Seidman & Associates, L.L.C. and Seidman & Associates II, L.L.C.; the President of Veteri Place Corp., the sole General Partner of Seidman Investment

Partnership, LP and Seidman Investment Partnership II, LP; manager of Federal Holdings, L.L.C.; and a business consultant to certain corporations and individuals, including, but not limited to, Kerrimatt, LP and Crown Associates, L.L.C. These entities are generally engaged in investing in publicly-traded securities. Mr. Seidman is also a director of CNY Financial Corporation and its wholly owned subsidiary, Cortland Savings Bank, and a director of Ambanc Holding Co., Inc. Mr. Seidman is a former director of Crestmont Financial Corporation, The Savings Bank of Rockland County and Atlantic Gulf Corporation.

         RONALD L. WOODS is a representative of Lenny, Vermaat and Leonard, a real estate brokerage firm, located in Haddonfield, New Jersey.

BOARD AND COMMITTEE MEETINGS

         The Board of Directors of South Jersey conducts business through meetings of the Board of Directors and through activities of its committees. The Board of Directors generally meets on a monthly basis and may have additional meetings as needed. During the fiscal year ended December 31, 1999, the Board of Directors met 11 times. No current director attended fewer than 75% of the aggregate of (i) the total number of Board meetings held during the period that he served as a director and (ii) the total number of meetings held by all committees of the Board on which he served during the period that he served.

         The nature and composition of the committees maintained by the Board of Directors of South Jersey are described below:

         AUDIT COMMITTEE. The Audit Committee currently consists of Messrs. Baer, Culbertson, Field, Mohrfeld, Seidman and Woods. This committee generally meets on an annual basis and is responsible for the review of audit reports and management's actions regarding the implementation of audit findings and to review compliance with all relevant laws and regulations. The Audit Committee met one time during the fiscal year ended December 31, 1999 at the South Jersey Savings level.

         NOMINATING COMMITTEE. The Nominating Committee currently consists of the full Board of Directors. The Nominating Committee considers and recommends the nominees for election to the Board of Directors. The Nominating Committee met one time during the fiscal year ended December 31, 1999.

         COMPENSATION COMMITTEE. The Compensation Committee currently consists of the full Board of Directors, however, no officer participates in the review of his or her own compensation. The Compensation Committee is responsible for all matters regarding compensation and fringe benefits for officers and employees and meets on an as needed basis. The Compensation Committee met during the fiscal year ended December 31, 1999 as part of the regular meetings of the Board of Directors of South Jersey.

DIRECTORS' COMPENSATION

          DIRECTORS' FEES. For the fiscal year ended December 31, 1999, all non-employee directors of South Jersey Savings received an annual retainer of $7,000, except that the Chairman of the Board received an annual retainer of $8,000. All non-employee directors of South Jersey Savings also received $450 for each Board of Directors meeting attended and $200 for each Committee meeting attended. For the fiscal year ended December 31, 1999, all non-employee directors of South Jersey received an annual retainer of $3,500 and did not receive additional fees for attending meetings of the Board of Directors of South Jersey. As of February, 2000, all non-employee directors of South Jersey Savings receive an annual retainer of $9,500 per year, except that the Chairman of the Board receives an annual retainer of $10,500, and all non-employee directors of South Jersey Savings also receive $500 for each Board of Directors meeting attended and $250 for each committee meeting attended. The annual retainer paid to the non-employee directors of South Jersey did not change for 2000.

         CONSULTING AGREEMENT. On August 12, 1999, South Jersey entered into a consulting agreement with Mr. Seidman. The agreement, which is for a one-year term, commenced on August 12, 1999 and provided for the payment of $45,000 to Mr. Seidman for consulting services to South Jersey.

         STOCK OPTION PLAN AND RESTRICTED STOCK PLAN. On February 16, 2000, each non-employee director of South Jersey and South Jersey Savings was granted a non-qualified stock option to purchase 18,967 shares of South Jersey common stock and the Director Emeritus, Martin Rosner, was granted a non-qualified stock option to purchase 9,484 shares of South Jersey common stock, under the Option Plan. See "PROPOSAL 1 -- THE MERGER -- Interests of Certain Persons in the Merger -- STOCK OPTION PLAN" on page 35.

         On February 16, 2000, Messrs. Armitage, Culbertson, Field, Mohrfeld and Woods were each awarded 5,443 shares of South Jersey common stock, and Mr. Rosner was awarded 2,722 shares of South Jersey common stock, under the Restricted Stock Plan. See "PROPOSAL 1 -- THE MERGER -- Interests of Certain Persons in the Merger -- RESTRICTED STOCK PLAN" on page 35.

EXECUTIVE OFFICERS

         The following individuals are the executive officers of South Jersey or South Jersey Savings and hold the offices set forth below opposite their names.


NAME                                 POSITIONS HELD WITH SOUTH JERSEY OR SOUTH JERSEY SAVINGS
----                                 --------------------------------------------------------
Robert J. Colacicco                  President and Chief Executive Officer
Gregory M. DiPaolo                   Executive Vice President, Treasurer and Chief Operating Officer
Jane E. Brode                        Senior Vice President
Joseph M. Sidebotham                 Senior Vice President, Controller and Corporate Secretary
Paul D. Wampler                      Senior Vice President and Chief Lending Officer

         The executive officers of South Jersey are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors. South Jersey has entered into employment agreements with Messrs. Colacicco, DiPaolo and Sidebotham, and South Jersey Savings has entered into employment agreements with Messrs. Colacicco, DiPaolo, Sidebotham and Wampler and Ms. Brode, which set forth the terms of their employment. See "-- Executive Compensation" and " -- Employment Agreements" on pages 46 and 47, respectively.

         Biographical information of the executive officers of South Jersey or South Jersey Savings who are not directors is set forth below.

         JANE E. BRODE, age 51, joined South Jersey Savings in 1972 and has served in various positions since that time. In 1992, Ms. Brode became Senior Vice President. Ms. Brode is responsible for South Jersey Savings' retail savings department.

         JOSEPH M. SIDEBOTHAM, age 45, joined South Jersey Savings in 1979 and has been Controller since 1980. In 1992, Mr. Sidebotham was promoted to Senior Vice President. Mr. Sidebotham is responsible for regulatory reporting, monitoring investments, management information systems (MIS) and the accounting and internal auditing functions of South Jersey Savings. Mr. Sidebotham has also been Corporate Secretary of South Jersey since 1998.

         PAUL D. WAMPLER, age 40, joined South Jersey Savings in 1997 and is Senior Vice President. Mr. Wampler is South Jersey Savings' Chief Lending Officer and oversees all mortgage and consumer lending activities.

PERFORMANCE GRAPH

         Pursuant to the rules and regulations of the SEC, the graph below, prepared by SNL Securities, L.C., compares the performance of South Jersey's common stock with that of the Nasdaq Composite Index (U.S. Companies) and the Nasdaq Thrift Composite Index (thrifts and savings and loan holding companies, over 99% of which are based in the United States) from February 12, 1999, the date of South Jersey's initial public offering, through April 30, 2000. The graph is based on an investment of $100 in South Jersey's common stock at its closing price of $10.63 on February 12, 1999 and assumes the reinvestment of all dividends in additional shares of the same class of equity securities as those below.


                    SOUTH JERSEY FINANCIAL CORPORATION, INC.

                            TOTAL RETURN PERFORMANCE



                               [GRAPHIC OMITTED]



                                                                  PERIOD ENDING
                                ----------------------------------------------------------------------------------
INDEX                             02/12/99      03/31/99      06/30/99      09/30/99     12/31/99      04/30/00
------------------------------- ------------- ------------- ------------- -------------------------- -------------
South Jersey                        100.00        105.17        128.74        132.76       144.59        177.99
Nasdaq - Total US*                  100.00        105.86        115.83        118.64       174.79        166.27
SNL Thrift Index                    100.00        101.96        100.75         88.71        82.71         80.55


*SOURCE: CRSP, CENTER FOR RESEARCH IN SECURITY PRICES, GRADUATE SCHOOL OF BUSINESS, THE UNIVERSITY OF CHICAGO 1999. USED WITH PERMISSION. ALL RIGHTS RESERVED. CRSP.COM

EXECUTIVE COMPENSATION

         The following table sets forth the compensation paid to the Chief Executive Officer and all executive officers of South Jersey or South Jersey Savings who received aggregate salary and bonus in excess of $100,000 in 1999 for services rendered in all capacities to South Jersey and South Jersey Savings during the fiscal years ending December 31, 1999, 1998 and 1997.

                                            SUMMARY COMPENSATION TABLE



                                                                                         LONG-TERM(2)
                                             ANNUAL COMPENSATION (1)                 COMPENSATION AWARDS
                                             -----------------------                 -------------------
                                                                  OTHER                                               ALL
                                                                  ANNUAL      RESTRICTED                             OTHER
                                                                 COMPEN         STOCK                     LTIP      COMPEN
          NAME AND             YEAR       SALARY      BONUS       SATION        AWARDS        OPTIONS     PAY-       SATION
     PRINCIPAL POSITION         *          ($)         ($)        ($)(2)          ($)           (#)       OUTS       ($)(3)
------------------------------ ----    ----------- ---------- -------------- -------------- ---------- ---------- -------------
Robert J. Colacicco            1999      170,435     37,496        --             --            --         --        73,620
President and                  1998      153,331     32,599        --             --            --         --        44,884
Chief Executive Officer        1997      141,107     31,044        --             --            --         --        39,821

Gregory M. DiPaolo             1999      142,730     32,064        --             --            --         --        54,109
Executive Vice President,      1998      128,410     25,201        --             --            --         --        27,851
Treasurer and Chief            1997      118,102     25,982        --             --            --         --        25,231
Operating Officer

Jane E. Brode                  1999       94,328     14,147        --             --            --         --        31,951
Senior Vice President

Joseph M. Sidebotham           1999       87,422     23,111        --             --            --         --        31,871
Senior Vice President,
Controller and Corporate
Secretary

------------------------------


(1) Under Annual Compensation, the column titled "Bonus" consists of a discretionary bonus approved by the South Jersey Board of Directors for service during the year ended December 31, 1999, which was paid during 2000. The amounts shown for Messrs. DiPaolo and Sidebotham also include discretionary bonuses of $2,000 and $10,000, respectively, which were approved by the South Jersey Board of Directors and paid in 1999 for their efforts in connection with the mutual to stock conversion of South Jersey Savings.

(2) The aggregate amount of perquisites and other personal benefits was the lesser of $50,000 or 10% of the total salary and bonus reported. For 1999, 1998 and 1997, South Jersey had no stock-related plans in existence.

(3) For 1999, other compensation includes employer contributions of $22,186, $22,186, $16,728 and $16,391 to the South Jersey Savings
         Pension Plan on behalf of Messrs. Colacicco, DiPaolo and Sidebotham and Ms. Brode, respectively.
         For 1999, other compensation also includes the value of life insurance premiums of $3,033, $1,005, $204 and $596 paid by South Jersey Savings on behalf of Messrs. Colacicco, DiPaolo and Sidebotham and Ms. Brode, respectively.
         For 1999, other compensation also includes employer contributions of $26,009 and $8,526 credited under the South Jersey Savings SERP for Messrs. Colacicco and DiPaolo, respectively. For 1999, other compensation also includes the value of allocations under the ESOP, which totaled $22,392, $22,392, $14,939 and $14,964 for Messrs.
         Colacicco,
         DiPaolo and Sidebotham and Ms. Brode, respectively. The dollar amounts with respect to allocations under the ESOP and contributions under the SERP with respect to supplemental ESOP benefits are based on $15.63 per share, the closing price of South Jersey's common stock as reported on the Nasdaq National Market on December 31, 1999.

EMPLOYMENT AGREEMENTS

         Effective as of February 12, 1999, South Jersey Savings entered into Employment Agreements with Messrs. Colacicco, DiPaolo, Sidebotham and Wampler and Ms. Brode, and South Jersey entered into Employment Agreements with Messrs. Colacicco, DiPaolo and Sidebotham. The Employment Agreements are intended to ensure that the management base of South Jersey Savings and South Jersey remains stable.

         The South Jersey Savings Employment Agreements provide for a three-year term for Messrs. Colacicco and DiPaolo and a two-year term for Messrs. Sidebotham and Wampler and Ms. Brode. Each South Jersey Savings Employment Agreement provides that, commencing on the first anniversary date of the agreement and continuing each anniversary date thereafter, the Board of Directors may, after conducting a performance evaluation of the executive, extend the agreement for an additional year so that the remaining term shall be three years, in the case of Messrs. Colacicco and DiPaolo, and two years, in the case of Messrs. Sidebotham and Wampler and Ms. Brode, unless the executive elects not to extend the term by giving written notice. Each South Jersey Employment Agreement provides for a three-year term for Messrs. Colacicco and DiPaolo and a two-year term for Mr. Sidebotham. The term of each South Jersey Employment Agreement automatically extends on a daily basis, unless written notice of non-renewal is given by the Board of Directors of South Jersey or the executive. The South Jersey Savings Employment Agreements and the South Jersey Employment Agreements provide that the executive's base salary will be reviewed annually. The initial base salaries for such Employment Agreements for Messrs. Colacicco, DiPaolo, Sidebotham and Wampler and Ms. Brode were $170,435, $142,730, $87,422, $86,258 and $94,328, respectively. In addition to the base salary, the Employment Agreements provide for, among other things, participation in various employee benefit plans and stock-based compensation programs, as well as the provision of fringe benefits available to similarly-situated executive personnel.

         The Employment Agreements provide for termination of employment of the executive by South Jersey Savings or South Jersey for cause (as described in the agreements) at any time. In the event South Jersey Savings or South Jersey chooses to terminate the executive's employment for reasons other than for cause or in the event of the executive's resignation from South Jersey Savings or South Jersey upon: (i) the failure to re-elect or re-appoint the executive to his or her current office, unless consented to by the executive; (ii) a material change in the executive's functions, duties or responsibilities causing the executive's position to become one of lesser responsibility, importance or scope, unless consented to by the executive; (iii) a relocation of the executive's principal place of employment by more than 25 miles, unless consented to by the executive; (iv) a material reduction in the benefits and perquisites to the executive, unless consented to by the executive; (v) the liquidation or dissolution of South Jersey Savings or South Jersey; or (vi) a breach of the Employment Agreement by South Jersey Savings or South Jersey (collectively referred to as an "EVENT OF TERMINATION"), the executive or, in the event of the executive's death, the executive's beneficiary, would be entitled to receive an amount generally equal to the sum of (x) the remaining base salary and bonus payments that would have been paid to the executive during the remaining term of the Employment Agreements had the event of termination not occurred and (y) a payment attributable to the contributions that would have been made on the executive's behalf to any employee benefit plans of South Jersey Savings or South Jersey during the remaining term of the Employment Agreements, together with the value of stock-based incentives previously awarded to the executive. South Jersey Savings and South Jersey would also continue and pay for the executive's life, health and disability coverage for the remaining term of the Employment Agreement. Under the South Jersey Savings Employment Agreements, such sum and such benefits cannot exceed, in the aggregate, three times the executive's average annual compensation for the five most recent taxable years that the executive has been employed by South Jersey Savings (or such lesser number of years if the executive has been employed for a lesser period). Upon the occurrence of an event of termination, the executive is subject to a covenant not to compete with South Jersey or South Jersey Savings for one year.

         Under the Employment Agreements, if involuntary termination or voluntary termination of the executive's employment follows a change in control of South Jersey Savings or South Jersey, the executive or, in the event of the executive's death, the executive's beneficiary, would receive a severance payment generally equal to the greater of: (i) the base salary and bonus payments due for the remaining term of the agreement, including the value of stock-based incentives previously awarded to the executive; or (ii) three times the executive's average annual compensation for the five most recent taxable years that the executive has been employed by South Jersey Savings (or such lesser number of years if the executive has been employed for a lesser period). South Jersey Savings and South Jersey would also continue the executive's life, health, and disability coverage for thirty-six months, in the case of Messrs. Colacicco and DiPaolo, and twenty-four months in the case of Messrs. Sidebotham and Wampler and Ms. Brode. Notwithstanding that both the South Jersey Savings Employment Agreements and the South Jersey Employment Agreements may provide for a severance payment in the event of a change in control, to the extent payments or benefits are provided under one agreement, such amount is subtracted from any amount due under the other agreement.

         Payments and benefits to the executives under the South Jersey Savings Employment Agreements are guaranteed by South Jersey in the event that payments or benefits are not paid by South Jersey Savings. Payments under the South Jersey Employment Agreements would be made by South Jersey. All reasonable costs and legal fees paid or incurred by the executive pursuant to any dispute or question of interpretation relating to the Employment Agreements will be paid by South Jersey or South Jersey Savings, if the executive is successful on the merits pursuant to a legal judgment, arbitration or settlement. The Employment Agreements also provide that South Jersey Savings and South Jersey shall indemnify the executive to the fullest extent allowable under federal, New Jersey and Delaware law, respectively.

CHANGE IN CONTROL AGREEMENTS

         Effective as of February 12, 1999, South Jersey Savings entered into two-year CIC Agreements with six employees of South Jersey Savings and one-year CIC Agreements with four employees of South Jersey Savings, none of whom are covered by an Employment Agreement. Commencing on the first anniversary date of the agreements and continuing on each anniversary thereafter, the CIC Agreements may be renewed by the Board of Directors of South Jersey Savings for an additional year. The CIC Agreements provide that in the event involuntary termination of employment or, under certain circumstances, voluntary termination of employment follows a change in control of South Jersey Savings or South Jersey, the covered employee would be entitled to receive a severance payment equal to the covered employee's average annual compensation for the five most recent taxable years preceding termination times two in the case of the two-year CIC Agreements and times one in the case of the one-year CIC Agreements. South Jersey Savings would also continue and pay for the covered employee's life, health and disability coverage for 24 months under the two-year CIC Agreements and 12 months under the one-year CIC Agreements following termination of employment. Payments to the covered employee under the CIC Agreements are guaranteed by South Jersey in the event that payments or benefits are not paid by South Jersey Savings. The payments and benefits under the CIC Agreements are limited so that in no event will the aggregate payments and benefits result in an excise tax under sections 280G and 4999 of the Internal Revenue Code.

EMPLOYEE SEVERANCE COMPENSATION PLAN

         In connection with the mutual to stock conversion of South Jersey Savings, the Board of Directors of South Jersey Savings established the South Jersey Savings and Loan Association Employee Severance Compensation Plan ("SEVERANCE PLAN") to provide eligible employees with severance pay benefits in the event of a change in control of South Jersey Savings or South Jersey. Management personnel with Employment Agreements or CIC Agreements do not participate in the Severance Plan. Generally, all employees are eligible to participate in the Severance Plan if they have completed at least one year of service with South Jersey Savings or any subsidiary or parent of South Jersey Savings. Under the Severance Plan, in the event of a change in control of South Jersey Savings or South Jersey, eligible employees who terminate employment within one year of the change in control (for reasons specified under the Severance Plan), will receive a severance payment equal to one-twelfth of their current annual compensation for each year of service completed with South Jersey Savings, up to a maximum of 199% of their current annual compensation. The merger will, upon the effective date of the merger, be considered a change in control for purposes of the Severance Plan. The payments under the Severance Plan are limited so that in no event will the aggregate payments result in an excise tax under sections 280G and 4999 of the Internal Revenue Code.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

         The Internal Revenue Code limits the amount of compensation South Jersey Savings may consider in providing benefits under its tax-qualified retirement plans, such as the Pension Plan and the ESOP. The Internal Revenue Code further limits the amount of annual contributions and benefit accruals under such plans on behalf of any employee. South Jersey Savings sponsors the SERP, a non-qualified plan intended to provide benefits to make up for the reduction in benefits flowing from these limits in connection with the Pension Plan and the ESOP. In addition to providing for benefits lost under tax-qualified plans as a result of limitations imposed by the Internal Revenue Code, the SERP will also make up lost ESOP benefits to designated individuals who retire, who terminate employment in connection with a change in control, or whose participation in the ESOP ends due to termination of the ESOP in connection with a change in control (regardless of whether the individual terminates employment) prior to the complete scheduled repayment of the ESOP loan. Generally, upon such an event, the SERP will provide the individual with a benefit equal to what the individual would have received under the ESOP had he remained employed or continued to participate in the ESOP throughout the scheduled term of the ESOP loan. An individual's benefits under the SERP will become payable upon the participant's retirement as described in the plan, upon the change in control of South Jersey Savings or South Jersey, or as determined under the ESOP and Pension Plan. The merger will, upon the effective date of the merger, be considered a change in control for purposes of the SERP.

STOCK OPTION PLAN AND RESTRICTED STOCK PLAN

         On February 16, 2000, Messrs. Colacicco, DiPaolo, Sidebotham and Wampler and Ms. Brode were granted stock options to purchase 63,540, 55,950, 25,000, 16,500 and 25,000 shares, respectively, of South Jersey common stock. See "PROPOSAL 1 -- THE MERGER -- Interests of Certain Persons in the Merger -- STOCK OPTION PLAN" on page 35.

         On February 16, 2000, Messrs. Colacicco, DiPaolo, Sidebotham and Wampler and Ms. Brode were awarded 18,236, 16,021, 7,500, 5,000 and 7,500 shares, respectively, of South Jersey common stock under the Restricted Stock Plan. See "PROPOSAL 1 -- THE MERGER -- Interests of Certain Persons in the Merger -- RESTRICTED STOCK PLAN" on page 35.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

         Federal regulations require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to a director or executive officer in excess of the greater of $25,000 or 5% of South Jersey Savings' capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors.

         South Jersey Savings currently makes loans to its executive officers and directors on the same terms and conditions offered to the general public. South Jersey Savings' policy provides that all loans made by South Jersey Savings to its executive officers and directors be made in the ordinary course of business, on substantially the same terms, including collateral, as those prevailing at the time for comparable transactions with other persons and may not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 1999, one of South Jersey's directors, Mr. Mohrfeld, had a residential first mortgage loan with South Jersey Savings. This loan had an outstanding balance of approximately $208,000 at

December 31, 1999. In addition, as of December 31, 1999, another director of South Jersey, Mr. Woods, was the executor of an estate that had a residential first mortgage loan with South Jersey Savings. This loan had an outstanding balance of approximately $69,000 at December 31, 1999. These loans were made by South Jersey Savings in the ordinary course of business, with no favorable terms and such loans do not involve more than the normal risk of collectibility or present unfavorable features.

         South Jersey intends that all transactions in the future between South Jersey and its executive officers, directors, holders of 10% or more of the shares of any class of its common stock and affiliates thereof, will contain terms no less favorable to South Jersey than could have been obtained by it in arm's length negotiations with unaffiliated persons and will be approved by a majority of independent outside directors of South Jersey not having any interest in the transaction.

OTHER TRANSACTIONS WITH AFFILIATES

         South Jersey and South Jersey Savings utilize the services of the law offices of John V. Field, PA, of which Mr. Field, a director of South Jersey and South Jersey Savings, is the sole shareholder, for a variety of legal work, relating to the ordinary course of South Jersey's and South Jersey Savings' businesses. During 1999, South Jersey and South Jersey Savings made payments to Mr. Field's firm for legal services totaling approximately $34,000.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         Section 16(a) of the Exchange Act requires South Jersey's executive officers and directors, and persons who own more than 10% of any registered class of South Jersey's equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% shareholders are required by regulation to furnish South Jersey with copies of all Section 16(a) reports they file.

         Based solely on its review of the copies of the reports it has received and written representations provided to South Jersey from the individuals required to file the reports, South Jersey believes that each of its executive officers and directors has complied with applicable reporting requirements for transactions in South Jersey's common stock during the year ended December 31, 1999.


                         INDEPENDENT PUBLIC ACCOUNTANTS

         The consolidated financial statements of South Jersey and South Jersey Savings incorporated in this Proxy Statement by reference to the South Jersey Annual Report on Form 10-KSB for the year ended December 31, 1999, have been so incorporated by reference in this document in reliance on the report with respect to those financial statements of Deloitte & Touche LLP, independent public accountants, given upon the authority of that firm as experts in accounting and auditing. Representatives of Deloitte & Touche will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.


                              SHAREHOLDER PROPOSALS

         South Jersey will hold a 2001 Annual Meeting of Shareholders only if the merger is not consummated before the time of the meeting. In the event that such a meeting is held, any proposals of shareholders intended to be presented at the 2001 Annual Meeting must be received by the Corporate Secretary of South Jersey no later than February 17, 2001 in order to be considered for inclusion in the South Jersey proxy materials relating to that meeting.

                                  OTHER MATTERS

         As of the date of this Proxy Statement, the South Jersey Board of Directors knows of no matters that will be presented for consideration at the Annual Meeting, other than as described in this Proxy Statement. If any other matters do properly come before the Annual Meeting or any adjournment or postponement thereof and shall be voted upon, including proposals omitted in accordance with Rule 14a-8 of the Exchange Act, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by those proxies as to any such matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of the management of South Jersey.


                       WHERE YOU CAN FIND MORE INFORMATION

         South Jersey files reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following locations of the SEC:


     Public Reference Room         Northwest Regional Office         Midwest Regional Office
     ---------------------         -------------------------         -----------------------
    450 Fifth Street, N.W.            7 World Trade Center           500 West Madison Street
           Room 1024                       Suite 1300                      Suite 1400
       Washington, D.C.                New York, New York               Chicago, Illinois
             20549                           10048                         60661-2511

         You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet world-wide web site that contains reports, proxy statements and other information about issuers, like South Jersey, who file electronically with the SEC. The address of that site is http://www.sec.gov.

         You can also inspect reports, proxy statements and other information about South Jersey at the offices of the NASD, 1735 K Street, N.W., Washington, D.C. 20006.

         Richmond County has supplied all information contained or incorporated by reference in this Proxy Statement relating to Richmond County and South Jersey has supplied all relevant information relating to South Jersey.

         We have not authorized anyone to give any information or make any representation about the merger, South Jersey or Richmond County that is different from, or in addition to, that contained in this Proxy Statement or in any of the materials that we have incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.


                           FORWARD-LOOKING STATEMENTS

         This Proxy Statement contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of South Jersey, as well as certain information relating to the merger. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

         o competitive pressures among financial services companies may increase significantly,

         o changes in the interest rate environment may reduce interest margins,
         o general economic conditions, either internationally or nationally or in the states in which Richmond County or South Jersey are doing business, may be less favorable than expected,
         o legislative or regulatory changes may adversely affect the business in which Richmond County or South Jersey is engaged, and
         o technological changes may be more difficult or expensive than anticipated.

         See "WHERE YOU CAN FIND MORE INFORMATION" on page 51.




         Whether or not you plan to attend the Annual Meeting in person, please complete, date, sign and return the enclosed proxy card in the enclosed postage-paid envelope. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously returned your proxy card. However, if you are a shareholder whose shares are not registered in your own name, you will need appropriate documentation from your recordholder to vote in person at the Annual Meeting.


                                        By Order of the Board of Directors




                                        Joseph M. Sidebotham
                                        CORPORATE SECRETARY

Turnersville, New Jersey
June 16, 2000

                                                                 APPENDIX A




================================================================================






                          AGREEMENT AND PLAN OF MERGER



                           DATED AS OF MARCH 15, 2000



                                  BY AND AMONG



                        RICHMOND COUNTY FINANCIAL CORP.,

                        RICHMOND COUNTY ACQUISITION, INC.




                                       AND



                    SOUTH JERSEY FINANCIAL CORPORATION, INC.









================================================================================


                                TABLE OF CONTENTS

                                                                                                               PAGE

Introductory Statement..........................................................................................A-1


                                    ARTICLE I
                                   THE MERGER

Section 1.1.      Structure of the Merger.......................................................................A-1
Section 1.2.      Effect on Shares of South Jersey Common Stock.................................................A-1
Section 1.3.      Payment Procedures............................................................................A-2
Section 1.4.      Stock Options.................................................................................A-3
Section 1.5.      Effect on Shares of Acquisition Sub Stock.....................................................A-4
Section 1.6.      Certificate of Incorporation and Bylaws of the Surviving Corporation..........................A-4
Section 1.7.      Directors and Officers of the Surviving Corporation...........................................A-4
Section 1.8.      Bank Merger...................................................................................A-4
Section 1.9.      Alternative Structure.........................................................................A-4
Section 1.10.     Dissenters' Rights............................................................................A-4


                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

Section 2.1.      Disclosure Letters; Standards.................................................................A-5
Section 2.2.      Representations and Warranties of South Jersey................................................A-5
Section 2.3.      Representations and Warranties of Richmond County............................................A-18


                                   ARTICLE III
                           CONDUCT PENDING THE MERGER

Section 3.1.      Conduct of South Jersey's Business Prior to the Effective Time...............................A-21
Section 3.2.      Forbearance by South Jersey..................................................................A-21
Section 3.3.      Conduct of Richmond County's Business Prior to the Effective Time............................A-23


                                   ARTICLE IV
                                    COVENANTS

Section 4.1.      Acquisition Proposals........................................................................A-24
Section 4.2.      Certain Policies and Actions of South Jersey.................................................A-25
Section 4.3.      Access and Information.......................................................................A-25
Section 4.4.      Certain Filings, Consents and Arrangements...................................................A-27
Section 4.5.      Antitakeover Provisions......................................................................A-27
Section 4.6.      Additional Agreements........................................................................A-27
Section 4.7.      Publicity....................................................................................A-27
Section 4.8.      Stockholder Meeting..........................................................................A-28
Section 4.9.      Proxy Statement..............................................................................A-28
Section 4.10.     Notification of Certain Matters..............................................................A-28
Section 4.11.     Employees, Directors and Officers............................................................A-29
Section 4.12.     Indemnification..............................................................................A-30
Section 4.13.     South Jersey Savings Charitable Foundation...................................................A-31







                                    ARTICLE V
                           CONDITIONS TO CONSUMMATION

Section 5.1.      Conditions to Each Party's Obligations.......................................................A-31
Section 5.2.      Conditions to the Obligations of Richmond County.............................................A-32
Section 5.3.      Conditions to the Obligations of South Jersey................................................A-32


                                   ARTICLE VI
                                   TERMINATION

Section 6.1.      Termination..................................................................................A-33
Section 6.2.      Effect of Termination........................................................................A-34


                                   ARTICLE VII
                   CLOSING, EFFECTIVE DATE AND EFFECTIVE TIME

Section 7.1.      Effective Date and Effective Time............................................................A-34
Section 7.2.      Deliveries at the Closing....................................................................A-34


                                  ARTICLE VIII
                              CERTAIN OTHER MATTERS

Section 8.1.      Certain Definitions; Interpretation..........................................................A-34
Section 8.2.      Survival.....................................................................................A-35
Section 8.3.      Waiver; Amendment............................................................................A-35
Section 8.4.      Counterparts.................................................................................A-35
Section 8.5.      Governing Law................................................................................A-35
Section 8.6.      Expenses.....................................................................................A-35
Section 8.7.      Notices......................................................................................A-35
Section 8.8.      Entire Agreement; etc........................................................................A-36
Section 8.9.      Successors and Assigns; Assignment...........................................................A-36



                          AGREEMENT AND PLAN OF MERGER

                  This is an AGREEMENT AND PLAN OF MERGER, dated as of the 15th day of March, 2000 ("AGREEMENT"), by and among Richmond County Financial Corp., a Delaware corporation ("RICHMOND COUNTY"), Richmond County Acquisition, Inc., a Delaware corporation ("ACQUISITION SUB"), and South Jersey Financial Corporation, Inc., a Delaware corporation ("SOUTH JERSEY").

                             INTRODUCTORY STATEMENT

                  The Board of Directors of each of Richmond County and South Jersey (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of Richmond County and South Jersey, respectively, and in the best interests of their respective stockholders and (ii) has approved, at meetings of each of such Boards of Directors, this Agreement.

                  Concurrently with the execution and delivery of this Agreement and as a condition to Richmond County's willingness to enter into this Agreement, Richmond County and South Jersey have entered into a Stock Option Agreement (the "OPTION AGREEMENT") in the form attached hereto as EXHIBIT A.

                  Richmond County and South Jersey desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.

                  Acquisition Sub has been organized as a wholly-owned subsidiary of Richmond County to facilitate the business combination contemplated by this Agreement.

                  In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:


                                    ARTICLE I
                                   THE MERGER

                  Section 1.1. STRUCTURE OF THE MERGER. On the Effective Date (as defined in SECTION 7.1), Acquisition Sub will merge with and into South Jersey ("MERGER"), pursuant to the provisions of, and with the effect provided in, the Delaware General Corporation Law ("DGCL"). Upon consummation of the Merger, the separate corporate existence of Acquisition Sub shall cease. South Jersey shall be the surviving corporation (hereinafter sometimes referred to in such capacity as the "SURVIVING CORPORATION") in the Merger and shall continue to be governed by the DGCL, and its separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. The name of South Jersey, as the Surviving Corporation in the Merger, shall be South Jersey Financial Corporation, Inc. From and after the Effective Time (as defined in SECTION 7.1), South Jersey shall possess all of the properties and rights and be subject to all of the liabilities and obligations of Acquisition Sub, all as more fully described in the DGCL.

                  Section 1.2.   EFFECT ON SHARES OF SOUTH JERSEY COMMON STOCK.
                                 ---------------------------------------------

                  (a) By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of common stock, par value $.01 per share, of South Jersey ("SOUTH JERSEY COMMON STOCK") that is issued and outstanding at the Effective Time, other than Excluded Shares (as defined below), shall cease to be outstanding and shall be converted into and become the right to receive (subject to adjustment as described below) $20.00 in cash, without interest (the "MERGER CONSIDERATION").

                           "EXCLUDED SHARES" shall consist of (i) Dissenters
Shares' (as defined in SECTION 1.10); (ii) shares held directly or indirectly by Richmond County (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) and (iii) shares held by South Jersey as treasury stock.

                  (b) As of the Effective Time, each Excluded Share, other than Dissenters' Shares, shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto. In addition, no Dissenters' Shares shall be converted into the Merger Consideration pursuant to this SECTION 1.2 but instead shall be treated in accordance with the procedures set forth in SECTION 1.10 of this Agreement.

                  Section 1.3.      PAYMENT PROCEDURES.
                                    ------------------

                  (a) Appropriate transmittal materials ("LETTER OF TRANSMITTAL") shall be mailed as soon as reasonably practicable after the Effective Time to each holder of record of South Jersey Common Stock as of the Effective Time. A Letter of Transmittal shall be deemed properly completed only if accompanied by certificates representing all shares of South Jersey Common Stock to be converted thereby.

                  (b) At and after the Effective Time, each certificate ("SOUTH JERSEY CERTIFICATE") previously representing shares of South Jersey Common Stock (except as specifically set forth in SECTION 1.2) shall represent only the right to receive the Merger Consideration multiplied by the number of shares of South Jersey Common Stock previously represented by the South Jersey Certificate.

                  (c) Prior to the Effective Time, Richmond County shall deposit, or shall cause to be deposited, in a segregated account with a bank or trust company selected by Richmond County and reasonably acceptable to South Jersey, which shall act as paying agent ("PAYING AGENT") for the benefit of the holders of shares of South Jersey Common Stock, for payment in accordance with this SECTION 1.3, an amount of cash sufficient to pay the aggregate Merger Consideration to be paid pursuant to SECTION 1.2.

                  (d) The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the South Jersey Certificates shall pass, only upon delivery of the South Jersey Certificates to the Paying Agent, (ii) be in a form and contain any other provisions as Richmond County may reasonably determine and (iii) include instructions for use in effecting the surrender of the South Jersey Certificates in exchange for the Merger Consideration. Upon the proper surrender of the South Jersey Certificates to the Paying Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such South Jersey Certificates shall be entitled to receive in exchange therefor a check in the amount equal to the cash that such holder has the right to receive pursuant to SECTION 1.2. South Jersey Certificates so surrendered shall forthwith be canceled. As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Paying Agent shall issue a check as provided herein. If there is a transfer of ownership of any shares of South Jersey Common Stock not registered in the transfer records of South Jersey, the Merger Consideration shall be issued to the transferee thereof if the South Jersey Certificates representing such South Jersey Common Stock are presented to the Paying Agent, accompanied by all documents required, in the reasonable judgment of Richmond County and the Paying Agent, (x) to evidence and effect such transfer and (y) to evidence that any applicable stock transfer taxes have been paid.

                  (e) From and after the Effective Time there shall be no transfers on the stock transfer records of South Jersey of any shares of South Jersey Common Stock. If, after the Effective Time, South Jersey Certificates are presented to Richmond County, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this SECTION 1.3.

                  (f) Any portion of the aggregate amount of cash to be paid pursuant to SECTION 1.2 that remains unclaimed by the stockholders of South Jersey for six months after the Effective Time shall be repaid by the Paying Agent to Richmond County upon the written request of Richmond County. After such request is made, any stockholders of South Jersey who have not theretofore complied with this SECTION 1.3 shall look only to Richmond County for the Merger Consideration deliverable in respect of each share of South Jersey Common Stock such stockholder holds, as determined pursuant to SECTION 1.2 of this Agreement, without any interest thereon. If outstanding South Jersey Certificates are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by any abandoned property, escheat or other applicable laws, become the property of Richmond County (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither the Paying Agent nor any party to this Agreement (or any affiliate thereof) shall be liable to any former holder of South Jersey Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (g) Richmond County and the Paying Agent shall be entitled to rely upon South Jersey's stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any South Jersey Certificate, Richmond County and the Paying Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

                  (h) If any South Jersey Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such South Jersey Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such person of a bond in such amount as the Paying Agent may direct as indemnity against any claim that may be made against it with respect to such South Jersey Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed South Jersey Certificate the Merger Consideration deliverable in respect thereof pursuant to
SECTION 1.2.

                  Section 1.4.      STOCK OPTIONS.
                                    -------------

                  (a) Except as provided in SECTION 1.4(B), at the Effective Time, each option to acquire shares of South Jersey Common Stock (a "SOUTH JERSEY OPTION") granted pursuant to the South Jersey Financial Corporation, Inc. 2000 Stock Option Plan (the "SOUTH JERSEY OPTION PLAN") that is then outstanding and unexercised, whether or not then vested, shall be canceled, and in lieu thereof the holders of such options shall be paid in cash an amount equal to the product of (i) the number of shares of South Jersey Common Stock subject to such option at the Effective Time and (ii) the amount by which the Merger Consideration exceeds the exercise price per share of such option, net of any cash which must be withheld under federal and state income and employment tax requirements. In the event that the exercise price of a South Jersey Option is greater than the Merger Consideration, then at the Effective Time such South Jersey Option shall be canceled without any payment made in exchange therefor. At the Effective Time the South Jersey Option Plan shall be deemed terminated.

                  (b) Robert J. Colacicco, Gregory M. DiPaolo, Jane E. Brode, Joseph M. Sidebotham and Paul D. Wampler or any one or more of them may, by written notice to Richmond County received by Richmond County not less than the day that is two business days prior to the Closing Date (as defined in SECTION 7.1), elect to convert all or any portion of the South Jersey Options held by them into options ("RICHMOND COUNTY OPTIONS") to purchase shares of Richmond County's common stock, par value $.01 per share ("RICHMOND COUNTY COMMON STOCK"). Any such election shall identify the South Jersey Options to be converted into Richmond County Options and shall become irrevocable upon receipt by Richmond County of the notice of election. Any conversion pursuant to this
SECTION 1.4(B) shall be effected by issuing to the electing individual Richmond County Options to purchase the number of shares of Richmond County Common Stock equal to the product of (i) the number of shares of South Jersey Common Stock subject to the South Jersey Options being converted, and (ii) a fraction, the numerator of which is the per share Merger Consideration and the denominator of which is the average of the daily closing sales prices of a share of Richmond County Common Stock, as reported on the National Market System of the Nasdaq Stock Market, for the 15 consecutive trading days ending with the last trading day before the Effective Date (as defined in

SECTION 7.1). The exercise price per share for each share of Richmond County Common Stock subject to a Richmond County Option issued under this SECTION 1.4(B) shall be equal to the product of the per share exercise price of the South Jersey Option being converted into such Richmond County Options multiplied by the reciprocal of the fraction described in SECTION 1.4(B)(II) above. Each such Richmond County Option (i) shall be exercisable and shall vest at the same time and on the same terms as the related South Jersey Options, except that the period during which the individual provides consulting services shall be deemed to be equivalent to continued employment for purposes of such Richmond County Options (and upon the completion of such consulting services, such Richmond County Options shall continue to vest and become exercisable over the period that they would have vested and become exercisable if the individual had continued consulting services for a full five years), (ii) shall not be subject to any condition, except as may be required under applicable securities laws, including, without limitation, the continued retention by Richmond County of the holder thereof as a consultant, and (iii) shall be evidenced by a Richmond County Option Agreement in a form to be provided by Richmond County that is reasonably acceptable to South Jersey, and that shall provide for reasonable registration rights. No payment shall be made pursuant to SECTION 1.4(A) with respect to any portion of a South Jersey Option that is converted into a Richmond County Option as described in this paragraph.

                  Section 1.5. EFFECT ON SHARES OF ACQUISITION SUB STOCK. Each share of common stock of Acquisition Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of the Surviving Corporation.

                  Section 1.6. CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION. The certificate of incorporation and bylaws of South Jersey in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation from and after the Effective Time until amended as provided by law.

                  Section 1.7. DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. From and after the Effective Time, the directors and officers of South Jersey shall consist of the directors and officers of Acquisition Sub serving immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

                  Section 1.8. BANK MERGER. Concurrently with or as soon as practicable after the execution and delivery of this Agreement, Richmond County Savings Bank ("RICHMOND COUNTY SAVINGS"), a wholly owned subsidiary of Richmond County, and South Jersey Savings and Loan Association ("SOUTH JERSEY SAVINGS"), a wholly owned subsidiary of South Jersey, shall enter into the Plan of Bank Merger, in the form attached hereto as EXHIBIT B, pursuant to which South Jersey Savings will merge with and into Richmond County Savings (the "BANK MERGER"). The parties hereto intend that the Bank Merger shall become effective on the Effective Date.

                  Section 1.9. ALTERNATIVE STRUCTURE. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Richmond County may specify that the structure of the transactions contemplated by this Agreement be revised and the parties shall enter into such alternative transactions as Richmond County may determine to effect the purposes of this Agreement; PROVIDED, HOWEVER, that such revised structure shall not (i) alter or change the amount or kind of the Merger Consideration or (ii) materially impede or delay the receipt of any regulatory approval referred to in, or the consummation of the transactions contemplated by, this Agreement. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

                  Section 1.10. DISSENTERS' RIGHTS. Notwithstanding any other provision of this Agreement to the contrary, shares of South Jersey Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have delivered to South Jersey a written demand for appraisal of the fair value of such shares in accordance with the DGCL (collectively, the "DISSENTERS' SHARES") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders instead shall be entitled to receive payment of the fair value of such shares held by them in accordance with the provisions of the DGCL, except that all Dissenters' Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their dissenters' rights under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in SECTION 1.3, of the South Jersey Certificate or South Jersey Certificates that, immediately prior to the Effective Time, evidenced such shares. South Jersey shall give Richmond County
(i) prompt notice of any written demands for appraisal of the fair value of any shares of South Jersey Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by South Jersey relating to stockholders' rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. South Jersey shall not, except with the prior written consent of Richmond County, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal.


                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

                  Section 2.1.      DISCLOSURE LETTERS; STANDARDS.
                                    -----------------------------

                  (a) On or prior to the execution and delivery of this Agreement, South Jersey and Richmond County each shall have delivered to the other a letter (each, its "DISCLOSURE LETTER") setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate in relation to any or all of their respective representations and warranties (and making specific reference to the Section of this Agreement to which they relate) ; PROVIDED, that (a) no such fact, circumstance or event is required to be set forth in the Disclosure Letter as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standards established by SECTION 2.1(B), and (b) the mere inclusion of a fact, circumstance or event is a Disclosure Letter shall not be deemed an admission by a party that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect (as defined in SECTION 8.1).

                  (b) No representation or warranty of South Jersey or Richmond County contained in SECTION 2.2 or 2.3, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, on account of the existence of any fact, circumstance or event, unless, as a direct or indirect consequence of such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of SECTIONS 2.2 or 2.3, as applicable, there is reasonably likely to exist a Material Adverse Effect. South Jersey's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with a written request of Richmond County.

                  Section 2.2.      REPRESENTATIONS AND WARRANTIES OF SOUTH
                                    ---------------------------------------
JERSEY.  South Jersey represents and warrants to Richmond County that:
-------
                  (a)      ORGANIZATION.
                           ------------

                           (i)      South Jersey is a corporation duly
organized, validly existing and in good standing under the laws of the State of Delaware and is registered as a savings and loan holding company under the Home Owners' Loan Act, as amended ("HOLA").

                           (ii)     South Jersey Savings is a savings and loan
association duly organized and validly existing under the laws of the State of New Jersey. The deposits of South Jersey Savings are insured by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC") to the extent provided in the Federal Deposit Insurance Act, as amended ("FDIA"). South Jersey Savings is a member of the Federal Home Loan Bank of New York ("FHLBNY").

                           (iii)    South Jersey and South Jersey Savings each
has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. South Jersey and South Jersey Savings are each duly qualified or licensed as a foreign corporation to transact business and are in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, each of which jurisdictions is listed in South Jersey's Disclosure Letter, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on South Jersey.

                  (b)      SUBSIDIARIES.
                           ------------

                           (i)      South Jersey does not, directly or
indirectly, own an equity interest representing 5% or more of any class of the capital stock or other equity interests in any corporation, partnership, joint venture or other entity other than South Jersey Savings.

                           (ii)     South Jersey owns of record and beneficially
all the capital stock of South Jersey Savings free and clear of any claims, liens, encumbrances or restrictions and there are no agreements or understandings with respect to the voting or disposition of any such shares. The outstanding shares of capital stock of South Jersey Savings have been validly authorized and are validly issued, fully paid and nonassessable.

                           (iii)    South Jersey Savings does not hold any
shares of its capital stock in its treasury, and there are not, and on the Closing Date there will not be, outstanding (A) any options, warrants or other rights with respect to the capital stock of South Jersey Savings, (B) any securities convertible into or exchangeable for shares of such capital stock or any other debt or equity security of South Jersey Savings or (C) any other commitments of any kind for the issuance of additional shares of capital stock or other debt or equity security of South Jersey Savings or options, warrants or other rights with respect to such securities.

                  (c)      CAPITAL STRUCTURE.
                           -----------------

                           (i)      The authorized capital stock of South Jersey
consists of 14,000,000 shares of South Jersey Common Stock, and 1,000,000 shares of preferred stock, par value $0.01 per share ("SOUTH JERSEY PREFERRED STOCK").

                           (ii)     As of the date of this Agreement:

                                    (A)     3,423,571 shares of South Jersey
                                            Common Stock are issued and
                                            outstanding, all of which are
                                            validly issued, fully paid and
                                            nonassessable;

                                    (B)     379,343 shares of South Jersey
                                            Common Stock are reserved for
                                            issuance pursuant to outstanding
                                            South Jersey Options under the South
                                            Jersey Option Plan;

                                    (C)     369,859 shares of South Jersey
                                            Common Stock are held by South
                                            Jersey in its treasury; and

                                    (D)     no shares of South Jersey Preferred
                                            Stock are outstanding or reserved
                                            for issuance.

                           (iii)    Set forth in  South Jersey's Disclosure
Letter is a complete and accurate list of all outstanding South Jersey Options that have been granted by South Jersey, including the names of the optionees, dates of grant, exercise prices, dates of vesting, dates of termination and shares subject to each grant. Following the Effective Time, no holder of South Jersey Options will have any right to receive shares of common stock of Richmond County upon the exercise of South Jersey Options except as provided in SECTION 1.4.

                           (iv)     No bonds, debentures, notes or other
indebtedness having the right to vote on any matters on which stockholders of South Jersey may vote are issued or outstanding.

                           (v)      Except as set forth in this SECTION 2.2(C),
as of the date of this Agreement, (A) no shares of capital stock or other voting securities of South Jersey are issued, reserved for issuance or outstanding and
(B) neither South Jersey nor South Jersey Savings has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating South Jersey or South Jersey Savings to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of South Jersey or obligating South Jersey or South Jersey Savings to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of South Jersey or South Jersey Savings to repurchase, redeem or otherwise acquire any shares of capital stock of South Jersey or South Jersey Savings.

                  (d)      AUTHORITY.
                           ---------

                           (i)      South Jersey has all requisite corporate
power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of the Board of Directors of South Jersey, and no other corporate proceedings on the part of South Jersey are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of South Jersey Common Stock at South Jersey's Stockholder Meeting (as defined in SECTION 4.8). This Agreement has been duly and validly executed and delivered by South Jersey and constitutes a valid and binding obligation of South Jersey, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

                           (ii)     South Jersey Savings has all requisite
corporate power and authority to enter into the Plan of Bank Merger and to consummate the transactions contemplated thereby. The execution and delivery of the Plan of Bank Merger and the consummation of the transactions contemplated thereby have been duly authorized by the Board of Directors of South Jersey Savings and approved by South Jersey as the sole stockholder of South Jersey Savings. The Plan of Bank Merger, upon execution and delivery by South Jersey Savings, will be duly and validly executed and delivered by South Jersey Savings and will constitute a valid and binding obligation of South Jersey Savings, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

                  (e)      FAIRNESS OPINION.  South Jersey has received the
                           ----------------
written opinion of Sandler O'Neill & Partners, L.P., to the effect that, as of the date hereof, the Merger Consideration to be received by South Jersey's stockholders is fair, from a financial point of view, to such stockholders.

                  (f)      NO VIOLATIONS; CONSENTS.
                           -----------------------

                           (i)      The execution, delivery and performance of
this Agreement by South Jersey do not, and the consummation of the transactions contemplated by this Agreement will not, (A) assuming the consents and approvals referred to in SECTION 2.2(F)(II) are obtained, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which South Jersey or South Jersey Savings (or any of their respective properties) is subject, (B) violate the certificate of incorporation or bylaws of South Jersey or the similar organizational documents of South Jersey Savings or (C) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of South Jersey or South Jersey Savings under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which South Jersey or South Jersey Savings is a party, or to which any of their respective properties or assets may be subject, except, in the case of (C), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on South Jersey.

                           (ii)     Except for (A) the filing of an application
with the Office of Thrift Supervision (the "OTS") under HOLA and approval of such application, (B) the filing of the Proxy Statement (as defined in SECTION 4.9) with the Securities and Exchange Commission ("SEC"), (C) the filing of a certificate of merger with the Delaware Secretary of State pursuant to the DGCL,
(D) the filing of any necessary notice or approval of the New Jersey Department of Banking and Insurance (the "NJBD"), and (E) the approval of the FDIC under the FDIA, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "GOV ERNMENTAL ENTITY") or with any third party are necessary in connection with the execution and delivery by South Jersey of this Agreement or the consummation by South Jersey and South Jersey Savings of the Merger, the Bank Merger and the other transactions contemplated by this Agreement, including the Bank Merger. As of the date hereof, South Jersey knows of no reason pertaining to South Jersey why any of the approvals referred to in this SECTION 2.2(F) should not be obtained without the imposition of any material condition or restriction described in SECTION 5.1(B).

                  (g)      REPORTS AND FINANCIAL STATEMENTS.
                           --------------------------------

                           (i)      South Jersey and South Jersey Savings have
each timely filed all material reports, forms, registration statements and proxy or information statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1997 with
(A) the FDIC, (B) the OTS, (C) the NJBD, (D) the National Association of Securities Dealers, Inc., and (E) the SEC (collectively, "SOUTH JERSEY'S REPORTS") and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, none of South Jersey's Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. All of South Jersey's Reports filed with the SEC complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended ("EXCHANGE ACT"), and the rules and regulations of the SEC promulgated thereunder.

                           (ii)     Each of the financial statements of South
Jersey included in South Jersey's Reports filed with the SEC complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The financial statements included in South Jersey's Reports were prepared from the books and records of South Jersey and South Jersey Savings, fairly present the consolidated financial position of South Jersey and South Jersey Savings in each case at and as of the dates indicated and the consolidated results of operations, retained earnings and cash flows of South Jersey and South Jersey Savings for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods covered thereby; PROVIDED, HOWEVER, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack a statement of cash flows and footnotes.

                  (h) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in South Jersey's Reports filed with the SEC prior to the date of this Agreement, since December 31, 1998, (i) South Jersey and South Jersey Savings have not incurred any liability, except in the ordinary course of their business consistent with past practice, (ii) South Jersey and South Jersey Savings have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices, (iii) there has not been any event or occurrence that has had a Material Adverse Effect on South Jersey,
(iv) there has been no increase in the salary, compensation, pension or other benefits payable or to become payable by South Jersey or South Jersey Savings to any of their respective directors, officers or employees, other than in conformity with the policies and practices of such entity in the usual and ordinary course of its business and other than the award of stock options and/or restricted stock, (v) neither South Jersey nor South Jersey Savings has paid or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of their directors, officers or employees, and (vi) there has been no change in any accounting principles, practices or methods of South Jersey or South Jersey Savings other than as required by GAAP.

                  (i) ABSENCE OF CLAIMS. No litigation, controversy, claim, action, suit or other legal, administrative or arbitration proceeding before any court, governmental agency or arbitrator, other than in connection with routine foreclosure and collection claims against borrowers, is pending against South Jersey or South Jersey Savings and, to the knowledge of South Jersey, no such litigation, controversy, claim, action, suit or proceeding has been threatened. To the knowledge of South Jersey, there are no investigations, reviews or inquiries by any court or governmental agency pending or threatened against South Jersey or South Jersey Savings. There are no judgments, decrees, injunctions, orders or rules of any Governmental Entity or arbitrator outstanding against South Jersey or South Jersey Savings.

                  (j) ABSENCE OF REGULATORY ACTIONS. Since December 31, 1996, neither South Jersey nor South Jersey Savings has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by, or has been a recipient of any extraordinary supervisory letter from any federal or state governmental authority charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank deposits ("GOVERNMENT REGULATORS"), or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

                  (k) TAXES. All federal, state, local and foreign tax returns required to be filed by or on behalf of South Jersey or South Jersey Savings have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by South Jersey or South Jersey Savings have been paid in full or adequate provision has been made for any such taxes on South Jersey's balance sheet (in accordance with GAAP). For purposes of this SECTION 2.2(K), the term "TAXES" shall include all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes. As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of South Jersey or South Jersey Savings, and no claim has been made by any authority in a jurisdiction where South Jersey or South Jersey Savings do not file tax returns that South Jersey or South Jersey Savings is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to South Jersey or South Jersey Savings have been paid in full or adequate provision has been made for any such taxes on South Jersey's balance sheet (in accordance with GAAP). Neither South Jersey nor South Jersey Savings has executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. South Jersey and South Jersey Savings have withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and South Jersey and South Jersey Savings have timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Internal Revenue Code of 1986, as amended ("IRC"), and similar applicable state and local information reporting requirements. Neither South Jersey nor South Jersey Savings (i) has made an election under Section 341(f) of the IRC, or (ii) has issued or assumed any obligation under Section 279 of the IRC, any high yield discount obligation as described in Section 163(i) of the IRC or any registration-required obligation within the meaning of Section 163(f)(2) of the IRC that is not in registered form.

                  (l)      AGREEMENTS.
                           ----------

                           (i)      Except for this Agreement and the Option
Agreement, South Jersey and South Jersey Savings are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), to be performed after the date hereof that has not been filed with or incorporated by reference in South Jersey's Reports.

                           (ii)     South Jersey's Disclosure Letter lists any
contract, arrangement, commitment or understanding (whether written or oral) to which South Jersey or South Jersey Savings is a party or is bound:

                                    (A)     with any executive officer or other
key employee of South Jersey or South Jersey Savings the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving South Jersey or South Jersey Savings of the nature contemplated by this Agreement;

                                    (B)     with respect to the employment of
any directors, officers employees or consultants;

                                    (C)     (including any stock option plan,
phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                                    (D)     containing covenants that limit the
ability of South Jersey or South Jersey Savings to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, South Jersey (including any successor thereof) or South Jersey Savings may carry on its business (other than as may be required by law or any regulatory agency);

                                    (E)     pursuant to which South Jersey or
South Jersey Savings may become obligated to invest in or contribute capital to any entity;

                                    (F)     not fully disclosed in the South
Jersey's Reports that relates to borrowings of money (or guarantees thereof) by South Jersey or South Jersey Savings, other than in the ordinary course of business; or

                                    (G)     which is a lease or license with
respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $25,000 on an annual basis.

         To the knowledge of South Jersey, each of the agreements and other documents referenced in South Jersey's Disclosure Letter is a valid, binding and enforceable obligation of the parties sought to be bound thereby, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity. South Jersey has previously made available to Richmond County true and complete copies of each agreement and other documents referenced in South Jersey's Disclosure Letter.

                           (iii)    Neither South Jersey nor South Jersey
Savings is in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the knowledge of South Jersey, no other party to any such agreement (excluding any loan or extension of credit made by South Jersey or South Jersey Savings) is in default in any respect thereunder.

                           (iv)     Each of South Jersey and South Jersey
Savings owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, and neither South Jersey nor South Jersey Savings has received any notice of conflict with respect thereto that asserts the right of others. Each of South Jersey and South Jersey Savings has performed all the obligations required to be performed by it and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

                  (m) LABOR MATTERS. South Jersey and South Jersey Savings are in material compliance with all applicable laws respecting employment, retention of independent contractors and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. Neither South Jersey nor South Jersey Savings is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is South Jersey or South Jersey Savings the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment nor, to the knowledge of South Jersey, has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving South Jersey or South Jersey Savings pending or threatened.

                  (n)      EMPLOYEE BENEFIT PLANS.
                           ----------------------

                           (i)      South Jersey's Disclosure Letter contains a
complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of South Jersey or South Jersey Savings (hereinafter referred to collectively as the "SOUTH JERSEY EMPLOYEE PLANS"). There has been no announcement or commitment by South Jersey or South Jersey Savings to create an additional South Jersey Employee Plan, or to amend any South Jersey Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such South Jersey Employee Plan. With respect to each South Jersey Employee Plan, South Jersey has previously made available to Richmond County a true and correct copy of (A) the annual report on the applicable form of the Form 5500 series filed with the Internal Revenue Service ("IRS") for the most recent three plan years, if required to be filed, (B) such South Jersey Employee Plan, including amendments thereto, (C) each trust agreement, insurance contract or other funding arrangement relating to such South Jersey Employee Plan, including amendments thereto, (D) the most recent summary plan description and summary of material modifications thereto for such South Jersey Employee Plan, to the extent available, if the South Jersey Employee Plan is subject to Title I of ERISA, (E) the most recent actuarial report or valuation if such South Jersey Employee Plan is a South Jersey Pension Plan (as defined below) and any subsequent changes to the actuarial assumptions contained therein and (F) the most recent determination letter issued by the IRS if such South Jersey Employee Plan is a South Jersey Qualified Plan (as defined below).

                           (ii)     There is no pending or threatened
litigation, administrative action or proceeding relating to any South Jersey Employee Plan. All of the South Jersey Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. There has occurred no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the South Jersey Employee Plans which is likely to result in the imposition of any penalties or taxes upon South Jersey or South Jersey Savings under Section 502(i) of ERISA or Section 4975 of the IRC.

                           (iii)    No liability to the Pension Benefit Guaranty
Corporation has been or is expected by South Jersey or South Jersey Savings to be incurred with respect to any South Jersey Employee Plan which is subject to Title IV of ERISA ("SOUTH JERSEY PENSION PLAN"), or with respect to any "single-employer plan" (as defined in Section 4001(a) of ERISA) currently or formerly maintained by South Jersey or any entity which is considered one employer with South Jersey under Section 4001(b)(1) of ERISA or Section 414 of the IRC (an "ERISA AFFILIATE"). No South Jersey Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each South Jersey Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such South Jersey Pension Plan as of the end of the most recent plan year with respect to the respective South Jersey Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such South Jersey Pension Plan as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any South Jersey Pension Plan within the 12-month period ending on the date hereof. Neither South Jersey nor South Jersey Savings has provided, or is required to provide, security to any South Jersey Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC. Neither South Jersey, South Jersey Savings, nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980.

                           (iv)     Each South Jersey Employee Plan that is an
"employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a "SOUTH JERSEY QUALIFIED PLAN") has received a favorable determination letter from the IRS, and South Jersey and South Jersey Savings are not aware of any circumstances likely to result in revocation of any such favorable determination letter. Each South Jersey Qualified Plan that is an "employee stock ownership plan" (as defined in Section 4975(e)(7) of the IRC) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the IRC and the regulations thereunder in all respects and any assets of any such South Jersey Qualified Plan that are not allocated to participants' individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness.

                           (v)      Neither South Jersey nor South Jersey
Savings has any obligations for post-retirement or post-employment benefits under any South Jersey Employee Plan that cannot be amended or terminated upon 60 days' notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals. With respect to South Jersey or South Jersey Savings, for the South Jersey Employee Plans listed in South Jersey's Disclosure Letter, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by South Jersey or South Jersey Savings to any person which is an "excess parachute payment" (as defined in Section 280G of the IRC), increase or secure (by way of a trust or other vehicle) any benefits payable under any South Jersey Employee Plan or accelerate the time of payment or vesting of any such benefit.

                  (o) TITLE TO ASSETS. South Jersey's Disclosure Letter contains a complete and accurate list of all real property owned or leased by South Jersey or South Jersey Savings, including all properties of South Jersey or South Jersey Savings classified as "Real Estate Owned" or words of similar import (the "REAL

PROPERTY"). Each of South Jersey and South Jersey Savings has good and marketable title to its properties and assets (including any intellectual property asset such as any trademark, service mark, trade name or copyright) and property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer whether real or personal, tangible or intangible, in each case free and clear of any liens, security interests, encumbrances, mortgages, pledges, restrictions, charges or rights or interests of others, except pledges to secure deposits and other liens incurred in the ordinary course of business. Each lease pursuant to which South Jersey or South Jersey Savings is lessee or lessor is valid and in full force and effect and neither South Jersey nor South Jersey Savings, nor, to the knowledge of South Jersey, any other party to any such lease is in default or in violation of any provisions of any such lease. All material tangible properties of South Jersey and South Jersey Savings are in a good state of maintenance and repair, conform with all applicable ordinances, regulations and zoning laws and are considered by South Jersey to be adequate for the current business of South Jersey and South Jersey Savings. To the knowledge of South Jersey, none of the buildings, structures or other improvements located on the Real Property encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

                  (p) COMPLIANCE WITH LAWS. Each of South Jersey and South Jersey Savings has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is threatened. Since the date of its incorporation, the corporate affairs of South Jersey have not been conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or approval of any Governmental Entity. Neither South Jersey nor South Jersey Savings is in violation of, is, to the knowledge of South Jersey, under investigation with respect to any violation of, or has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on South Jersey.

                  (q) FEES. Other than financial advisory services performed for South Jersey by Sandler O'Neill & Partners, L.P. pursuant to an agreement dated February 28, 2000, a true and complete copy of which has been previously delivered to Richmond County, neither South Jersey nor South Jersey Savings, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for South Jersey or South Jersey Savings in connection with this Agreement or the transactions contemplated hereby.

                  (r)      ENVIRONMENTAL MATTERS.
                           ---------------------

                           (i)      With respect to South Jersey and South
Jersey Savings:

                                    (A)     Each of South Jersey and South
Jersey Savings, the Participation Facilities (as defined below), and, to the knowledge of South Jersey, the Loan Properties (as defined below) are, and have been, in substantial compliance with, and are not liable under, all Environmental Laws (as defined below);

                                    (B)     There is no suit, claim, action,
demand, executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of South Jersey, threatened, before any court, governmental agency or board or other forum against South Jersey or South Jersey Savings or any Participation Facility (1) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (2) relating to the presence of or release into the environment of any Hazardous Material (as defined below), whether or not occurring at or on a site owned, leased or operated by South Jersey or South Jersey Savings or any Participation Facility;

                                    (C)     To the knowledge of South Jersey,
there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or South Jersey or South Jersey Savings in respect of such Loan Property) (1) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (2) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property;

                                    (D)     To the knowledge of South Jersey,
the properties currently owned or operated by South Jersey or South Jersey Savings (including, without limitation, soil, groundwater or surface water on or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Hazardous Material other than as permitted under applicable Environmental Law;

                                    (E)     Neither South Jersey nor South
Jersey Savings has received any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

                                    (F)     To the knowledge of South Jersey,
there are no underground storage tanks on, in or under any properties owned or operated by South Jersey or South Jersey Savings or any Participation Facility and no underground storage tanks have been closed or removed from any properties owned or operated by South Jersey or South Jersey Savings or any Participation Facility; and

                                    (G)     To the knowledge of South Jersey,
during the period of (1) South Jersey's or South Jersey Savings' ownership or operation of any of their respective current properties or (2) South Jersey's or South Jersey Savings' participation in the management of any Participation Facility, there has been no contamination by or release of Hazardous Materials in, on, under or affecting such properties. To the knowledge of South Jersey, prior to the period of (1) South Jersey's or South Jersey Savings' ownership or operation of any of their respective current properties or (2) South Jersey's or South Jersey Savings' participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

                           (ii)     The following definitions apply for purposes
of this SECTION 2.2(R):

                           "LOAN PROPERTY" means any property in which the
applicable party (or a subsidiary of it) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

                           "PARTICIPATION FACILITY" means any facility in which
the applicable party (or a subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

                           "ENVIRONMENTAL LAW" means (i) any federal, state or
local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, directive, executive or administrative order, judgment, decree, injunction, legal requirement or agreement with any Governmental Entity relating to (A) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, structures, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (B) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes all federal, state and local laws, rules, regulations or requirements relating to the protection of the environment or health and safety, including, without limitation, (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including, but not limited to, the Hazardous and

Solid Waste Amendments thereto and Subtitle I relating to underground storage tanks), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, the Federal Hazardous Substances Transportation Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Rivers and Harbors Appropriation Act or any so-called "Superfund" or "Superlien" law, each as amended and as now in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material.

                           "HAZARDOUS MATERIAL" means any substance (whether
solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

                  (s)      LOAN PORTFOLIO; ALLOWANCE; ASSET QUALITY.
                           ----------------------------------------

                           (i)      With respect to each loan, lease, advance,
credit enhancement, guarantee, other extension of credit, commitment and interest-bearing asset of South Jersey and South Jersey Savings (collectively, "LOANS") owned by South Jersey or South Jersey Savings in whole or in part:

                                    (A)     to the knowledge of South Jersey,
the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms;

                                    (B)     neither South Jersey nor South
Jersey Savings, nor, to the knowledge of South Jersey, any prior holder of a Loan, has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable loan file;

                                    (C)     South Jersey or South Jersey Savings
is the sole holder of legal and beneficial title to each Loan (or South Jersey's or South Jersey Savings' applicable participation interest, as applicable), except as otherwise referenced on the books and records of South Jersey or South Jersey Savings;

                                    (D)     the note and the related security
documents, copies of which are included in the Loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

                                    (E)     to the knowledge of South Jersey,
there is no litigation or proceeding pending or threatened relating to the property that serves as security for a Loan that would have a Material Adverse Effect upon the related Loan; and

                                    (F)     with respect to a Loan held in the
form of a participation, the participation documentation is legal, valid, binding and enforceable in accordance with its terms.

                           (ii)     The allowance for possible loan losses
reflected in South Jersey's audited balance sheet at December 31, 1998 was, and the allowance for possible losses shown on the balance sheets in

South Jersey's Reports for periods ending after December 31, 1998, in the opinion of management, was or will be adequate, as of the dates thereof, under GAAP.

                           (iii)    South Jersey's Disclosure Letter sets forth
a true and complete listing, as of December 31, 1999, of:

                                    (A)     all Loans that have been classified
(whether regulatory or internal) as "Special Mention," "Substandard," "Doubtful," "Loss" or words of similar import listed by category, including the amounts thereof;

                                    (B)     Loans (1) that are contractually
past due 90 days or more in the payment of principal and/or interest, (2) that are on a non-accrual status, (3) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (4) where a specific reserve allocation exists in connection therewith, listed by category, including the amounts thereof; and

                                    (C)     Loans with any director, executive
officer or five percent or greater stockholder of South Jersey or South Jersey Savings or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, including the amounts thereof.

                           (iv)     To the knowledge of South Jersey, neither
South Jersey nor South Jersey Savings is a party to any Loan that is in violation of any law, regulation or rule of any Governmental Entity. Any asset of South Jersey or South Jersey Savings that is classified as "Real Estate Owned" or words of similar import that is included in any non-performing assets of South Jersey or South Jersey Savings is listed in South Jersey's Disclosure Letter and is carried net of reserves at the lower of cost or fair value, less estimated selling costs, based on current independent appraisals or evaluations or current management appraisals or evaluations; PROVIDED, HOWEVER, that "current" shall mean within the past 12 months.

                  (t)      DEPOSITS.   None of the deposits of South Jersey or
                           --------
South Jersey Savings is a "brokered" deposit.

                  (u) ANTI-TAKEOVER PROVISIONS INAPPLICABLE. South Jersey and South Jersey Savings have taken all actions required to exempt Richmond County, Acquisition Sub, the Agreement, the Merger, the Plan of Bank Merger, the Bank Merger and the Option Agreement from any provisions of an antitakeover nature contained in their organizational documents, and the provisions of any federal or state "anti-takeover," "fair price," "moratorium," "control share acquisition" or similar laws or regulations.

                  (v) MATERIAL INTERESTS OF CERTAIN PERSONS. No officer or director of South Jersey, or any "associate" (as such term is defined in Rule 12b-2 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of South Jersey or South Jersey Savings.

                  (w) INSURANCE. In the opinion of management, South Jersey and South Jersey Savings are presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by South Jersey and South Jersey Savings are in full force and effect, South Jersey and South Jersey Savings are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

                  (x)      INVESTMENT SECURITIES; DERIVATIVES.
                           ----------------------------------

                           (i)      South Jersey's Disclosure Letter sets forth
the book and market value as of December 31, 1999 of the investment securities, mortgage backed securities and securities held for sale of

South Jersey and South Jersey Savings. South Jersey's Disclosure Letter sets forth, with respect to such securities, descriptions thereof, CUSIP numbers, pool face values and coupon rates.

                           (ii)     Except for Federal Home Loan Bank stock,
pledges to secure Federal Home Loan Bank borrowings and restrictions that exist for securities to be classified as "held to maturity," none of the investment securities held by South Jersey or South Jersey Savings is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

                           (iii)    Neither South Jersey nor South Jersey
Savings is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (A) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

                  (y) INDEMNIFICATION. Except as provided in the certificate of incorporation or bylaws of South Jersey and the similar governing documents of South Jersey Savings, neither South Jersey nor South Jersey Savings is a party to any agreement that provides for the indemnification of any of its present or former directors, officers, or employees or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of South Jersey and, to the knowledge of South Jersey, there are no claims for which any such person would be entitled to indemnification under the certificate of incorporation or bylaws of South Jersey or the similar governing documents of South Jersey Savings, under any applicable law or regulation or under any indemnification agreement.

                  (z) BOOKS AND RECORDS. The books and records of South Jersey and South Jersey Savings on a consolidated basis have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

                  (aa) CORPORATE DOCUMENTS. South Jersey has previously furnished or made available to Richmond County a complete and correct copy of the certificate of incorporation, bylaws and similar governing documents of South Jersey and South Jersey Savings, as in effect as of the date of this Agreement. Neither South Jersey nor South Jersey Savings is in violation of its certificate of incorporation, bylaws or similar governing documents. The minute books of South Jersey and South Jersey Savings constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders.

                  (bb) PROXY STATEMENT. The information regarding South Jersey and South Jersey Savings to be included in the Proxy Statement filed by South Jersey with the SEC under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  (cc) COMMUNITY REINVESTMENT ACT COMPLIANCE. South Jersey Savings is in material compliance with the applicable provisions of the Community Reinvestment Act ("CRA") and the regulations promulgated thereunder, and South Jersey Savings currently has a CRA rating of satisfactory or better. To the knowledge of South Jersey, there is no fact or circumstance or set of facts or circumstances that would cause South Jersey Savings to fail to comply with such provisions or cause the CRA rating of South Jersey Savings to fall below satisfactory.

                  (dd)     UNDISCLOSED LIABILITIES.  As of the date hereof,
                           -----------------------
neither South Jersey nor South Jersey Savings has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) except for (i) liabilities reflected on or reserved against in the consolidated financial statements of South Jersey as of December 31, 1998, (ii) liabilities incurred since December 31, 1998 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on South Jersey and (iii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with a proposed sale or merger of South Jersey.

                  (ee) YEAR 2000 MATTERS. South Jersey and South Jersey Savings have not experienced any data processing or other computer malfunctions related to processing date information on and after January 1, 2000 and none of the third party service providers or customers of South Jersey or South Jersey Savings have reported year 2000 data processing problems to South Jersey that, individually or in the aggregate, would have a Material Adverse Effect on South Jersey.

                  (ff) LIQUIDATION ACCOUNT. Neither the Merger nor the Bank Merger will result in any payment or distribution payable out of the liquidation account of South Jersey Savings established in connection with South Jersey Savings' conversion from mutual to stock form.

                  Section 2.3.      REPRESENTATIONS AND WARRANTIES OF RICHMOND
                                    ------------------------------------------
                                    COUNTY.
                                    -------
Richmond County represents and warrants to South Jersey that:

                  (a)      ORGANIZATION.
                           ------------

                           (i)      Richmond County is a corporation duly
organized, validly existing and in good standing under the laws of the State of Delaware and is registered as a savings and loan holding company under HOLA.

                           (ii)     Richmond County Savings is a savings bank
duly organized and validly existing under the laws of the State of New York. The deposits of Richmond County Savings are insured by the Bank Insurance Fund of the FDIC and the Savings Association Fund of the FDIC to the extent provided in the FDIA. Richmond County Savings is a member of the FHLBNY.

                           (iii)    Each of Richmond County and Richmond County
Savings has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Each of Richmond County and Richmond County Savings is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Richmond County.

                           (iv)     Acquisition Sub is a corporation, duly
organized, validly existing and in good standing under the laws of Delaware, all of the outstanding capital stock of which is, or prior to the Effective Time will be, owned directly or indirectly by Richmond County free and clear of any lien, charge or other encumbrance. From and after its incorporation, Acquisition Sub has not and will not engage in any activities other than in connection with or as contemplated by this Agreement.

                  (b)      AUTHORITY.
                           ---------

                           (i)      Each of Richmond County and Acquisition Sub
has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions of the Boards of Directors of Richmond County and Acquisition Sub and no other corporate proceedings on the part of Richmond County or Acquisition Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement except for the approval of this Agreement and the Merger by Richmond County as the sole stockholder of Acquisition Sub. This Agreement has been duly and validly executed and delivered by each of Richmond County and Acquisition Sub and constitutes a valid and binding obligation of each of Richmond County and Acquisition Sub, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

                           (ii)     Richmond County Savings has all requisite
corporate power and authority to enter into the Plan of Bank Merger and to consummate the transactions contemplated thereby. The execution and delivery of the Plan of Bank Merger and the consummation of the transactions contemplated thereby have been duly authorized by the Board of Directors of Richmond County Savings and approved by Richmond County as the sole stockholder of Richmond County Savings. The Plan of Bank Merger, upon execution and delivery by Richmond County Savings, will be duly and validly executed and delivered by Richmond County Savings and will constitute a valid and binding obligation of Richmond County Savings, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

                  (c)      NO VIOLATIONS; CONSENTS.
                           -----------------------

                           (i)      The execution, delivery and performance of
this Agreement by Richmond County do not, and the consummation of the transactions contemplated hereby will not, constitute (A) assuming the consents and approvals referred to in SECTION 2.3(C)(II) are obtained, a violation of any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Richmond County or any of its subsidiaries (or any of their properties) is subject; (B) a violation of the certificate of incorporation or bylaws of Richmond County or any of its subsidiaries; or (C) a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Richmond County under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Richmond County is a party, or to which any of its properties or assets may be subject, except, in the case of
(C), for any such breaches, violations or defaults that wold not, individually or in the aggregate, have a Material Adverse Effect on Richmond County.

                           (ii)     Except for (A) the filing of an application
with the OTS, under HOLA, and approval of such application, (B) the approval of the Banking Board of the State of New York ("BANKING BOARD") under Section 143-b of the Banking Law of the State of New York ("BANKING LAW"), the approval of the Superintendent of Banks of the State of New York (the "SUPERINTENDENT") under
Section 601 of the Banking Law, and any other requirement of the Banking Board or the Superintendent, (C) the filing of any necessary notice or approval of the NJBD, (D) the approval of the FDIC under the FDIA, and (E) the filing of a certificate of merger with the Delaware Secretary of State pursuant to the DGCL, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by Richmond County and Acquisition Sub of this Agreement or the consum mation by Richmond County, Richmond County Savings and Acquisition Sub of the Merger and the other transactions contemplated by this Agreement, including the Bank Merger. As of the date hereof, the executive officers of Richmond County know of no reason pertaining to Richmond County why any of the approvals referred to in this SECTION 2.3(C) should not be obtained without the imposition of any material condition or restriction described in SECTION 5.1(B).

                  (d) ABSENCE OF CLAIMS. No litigation, proceeding, controversy, claim, action or suit or other legal, administrative or arbitration proceeding before any court, governmental agency or arbitrator is pending or has been threatened against Richmond County or its subsidiaries that would reasonably be expected to prevent, delay or adversely affect Richmond County's or Richmond County Savings' ability to consummate, or which seeks to prohibit the consummation of, the transactions contemplated by this Agreement.

                  (e) ABSENCE OF REGULATORY ACTIONS. Since December 31, 1996, neither Richmond County nor any of its subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by, or has been a recipient of any extraordinary supervisory letter from any Government Regulator, or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

                  (f) PROXY STATEMENT. The information regarding Richmond County to be supplied by Richmond County for inclusion in the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  (g) COMMUNITY REINVESTMENT ACT COMPLIANCE. Richmond County Savings is in material compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and Richmond County Savings currently has a CRA rating of satisfactory or better. To the knowledge of Richmond County Savings, there is no fact or circumstance or set of facts or circumstances that would cause Richmond County Savings to fail to comply with such provisions or cause the CRA rating of Richmond County Savings to fall below satisfactory.

                  (h) FINANCING. Richmond County will have available to it, at the Effective Time, immediately available funds necessary to pay the aggregate Merger Consideration and will use such funds for such purpose subject to the conditions of this Agreement.

                  (i)      REPORTS AND FINANCIAL STATEMENTS.
                           --------------------------------

                           (i)      Richmond County has timely filed all
material reports, together with any amendments required to be made with respect thereto, that they were required to file since June 30, 1999 with the SEC (collectively, "RICHMOND COUNTY'S REPORTS"). As of their respective dates, none of Richmond County's Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. All of Richmond County's Reports complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

                           (ii)     Each of the financial statements of Richmond
County included in Richmond County's Reports filed with the SEC complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The financial statements included in Richmond County's Reports were prepared from the books and records of Richmond County and its subsidiaries, fairly present the consolidated financial position of Richmond County and its subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, retained earnings and cash flows of Richmond County and its subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; PROVIDED, HOWEVER, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack a statement of cash flows and footnotes.

                  (j) UNDISCLOSED LIABILITIES. As of the date hereof, neither Richmond County nor any of its subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) that is not reflected in Richmond County's Reports and that, either alone or when combined with all similar liabilities, would reasonably be expected to prevent Richmond County from consummating the transactions contemplated by this Agreement.

                                   ARTICLE III
                           CONDUCT PENDING THE MERGER

                  Section 3.1. CONDUCT OF SOUTH JERSEY'S BUSINESS PRIOR TO THE EFFECTIVE TIME. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, South Jersey shall, and shall cause South Jersey Savings to, use its best efforts to (i) conduct its business in the regular, ordinary and usual course consistent with past practice, (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action which would adversely affect or delay the ability of South Jersey or Richmond County to perform their respective covenants and agreements on a timely basis under this Agreement, (iv) take no action which would adversely affect or delay the ability of South Jersey, South Jersey Savings, Richmond County or Richmond County Savings to obtain any necessary approvals, consents or waivers of any Governmental Entity required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction, (v) take no action that results in or is reasonably likely to have a Material Adverse Effect on South Jersey or South Jersey Savings, (vi) maintain insurance in such amounts and against such risks and losses as are customary for companies engaged in a similar business, (vii) confer on a regular and frequent basis with one or more representatives of Richmond County to discuss, subject to applicable law, material operational matters and the general status of the ongoing operations of South Jersey and South Jersey Savings, (viii) promptly notify Richmond County of any material change in its business, properties, assets, condition (financial or otherwise) or results of operations, and (ix) promptly provide Richmond County with copies of all filings made by South Jersey or South Jersey Savings with any state or federal court, administrative agency, commission or other Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

                  Section 3.2. FORBEARANCE BY SOUTH JERSEY. Without limiting the covenants set forth in SECTION 3.1 hereof, except as otherwise provided in this Agreement or the Option Agreement and except to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, South Jersey shall not, and shall not permit South Jersey Savings to, without the prior consent of Richmond County which consent shall not be unreasonably withheld:

                  (a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of Federal funds, advances from the FHLBNY, sales of certificates of deposit and entering into repurchase agreements);

                  (b)      (i)      adjust, split, combine or reclassify any
                                    capital stock;

                           (ii)     make, declare or pay any dividend, or
                                    make any other distribution on, or
                                    directly or indirectly redeem, purchase
                                    or otherwise acquire, any shares of its
                                    capital stock or any securities or
                                    obligations convertible (whether
                                    currently convertible or convertible
                                    only after the passage of time or the
                                    occurrence of certain events) into or
                                    exchangeable for any shares of its
                                    capital stock. Notwithstanding the
                                    foregoing, South Jersey may pay to its
                                    shareholders a cash dividend during the
                                    second calendar quarter of 2000 at a
                                    rate not in excess of $0.09 per share
                                    of South Jersey Common Stock. In the
                                    event the Effective Date does not occur
                                    on or before August 15, 2000, South
                                    Jersey may also pay to its shareholders
                                    a cash dividend during the third
                                    calendar quarter of 2000 at a rate not
                                    in excess of $0.09 per share of South
                                    Jersey Common Stock and, in the event
                                    the Effective Date does not occur on or
                                    before October 31, 2000, South Jersey
                                    may also pay to its shareholders a
                                    cash dividend during the fourth calendar quarter of 2000 at a rate not in excess of $0.09 per share of South Jersey Common Stock;

                           (iii)    grant any stock options or stock
                                    appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

                           (iv) issue any additional shares of capital stock or any securities or obligations convertible or excisable for any shares of its capital stock except pursuant to (A) the exercise of South Jersey Options outstanding as of the date hereof or (B) the Option Agreement;

                  (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than South Jersey Savings, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement;

                  (d) except pursuant to contracts or agreements in force at the date hereof or as permitted by this Agreement, make any equity investment, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or entity other than the FHLBNY;

                  (e) enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $20,000 per annum and other than contracts or agreements covered by SECTION 3.2(F);

                  (f) make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except (i) in conformity with existing lending practices in amounts not to exceed an aggregate of $300,000 with respect to any individual borrower or (ii) loans or advances as to which South Jersey has a binding obligation to make such loan or advances as of the date hereof;

                  (g) except for loans or extensions of credit made on terms generally available to the public, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of South Jersey or South Jersey Savings, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;

                  (h) (i) increase in any manner the compensation or fringe benefits of any of its employees or directors other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect or pay any pension, retirement allowance or contribution not required by any existing plan or agreement to any such employees or directors;

                           (ii) become a party to, amend or commit itself to any pension, retirement, profit- sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or director;

                           (iii) voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation; or

                           (iv) elect to any senior executive office any person who is not a member of the senior executive officer team of South Jersey as of the date of this

                                    Agreement or elect to the Board of Directors of South Jersey any person who is not a member of the Board of Directors of South Jersey as of the date of this Agreement, or hire any employee with annual compensation in excess of $50,000;

                  (i) settle any claim, action or proceeding involving money damages in excess of $50,000 or the imposition of any material restriction on the operations of South Jersey or South Jersey Savings;

                  (j)      amend its certificate of incorporation or its bylaws;

                  (k) restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

                  (l) make any investment in any debt security, including mortgage-backed and mortgage- related securities, other than U.S.
government and U.S. government agency securities with final maturities not greater than five years;

                  (m) make any capital expenditures other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

                  (n) establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

                  (o) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article V not being satisfied or in a violation of any provision of this Agreement;

                  (p) engage in any transaction that is not in the usual and ordinary course of business and consistent with past practices;

                  (q) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines; or

                  (r) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this SECTION 3.2.

         Any request by South Jersey or response thereto by Richmond County shall be made in accordance with the notice provisions of SECTION 8.7 and shall note that it is a request pursuant to this SECTION 3.2.

                  Section 3.3. CONDUCT OF RICHMOND COUNTY'S BUSINESS PRIOR TO THE EFFECTIVE TIME. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, Richmond County shall use its best efforts to (i) take no action which would materially adversely affect or delay the ability of South Jersey or Richmond County to perform their respective covenants and agreements on a timely basis under this Agreement, (ii) take no action which would adversely affect or delay the ability of South Jersey, South Jersey Savings, Richmond County or Richmond County Savings to obtain any necessary approvals, consents or waivers of any Governmental Entity required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction and (iii) take no action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article V not being satisfied or in violation of this Agreement.

                                    ARTICLE IV
                                    COVENANTS

                  Section 4.1.      ACQUISITION PROPOSALS.
                                    ---------------------

                  (a) From and after the date hereof until the termination of this Agreement, neither South Jersey nor any of its officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by South Jersey or South Jersey Savings), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors or employees or South Jersey Savings or any investment banker, financial advisor, attorney, accountant or other representative retained by South Jersey Savings to take any such action; PROVIDED, HOWEVER, that nothing contained in this SECTION 4.1 shall prohibit South Jersey or the Board of Directors of South Jersey from:

                           (i) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited written, bona fide proposal to acquire South Jersey pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, and only to the extent that;

                                    (A)     the Board of Directors of South
                                            Jersey, after consultation with its
                                            independent financial advisor,
                                            determines that such proposal may be
                                            superior to the Merger from a
                                            financial point-of-view to South
                                            Jersey's stockholders;

                                    (B)     the Board of Directors of South
                                            Jersey, after consultation with and
                                            based upon the advice of independent
                                            legal counsel, determines in good
                                            faith that such action is necessary
                                            for the Board of Directors of South
                                            Jersey to comply with its fiduciary
                                            duties to stockholders under
                                            applicable law (such proposal that
                                            satisfies (A) and (B) being referred
                                            to herein as a "SUPERIOR PROPOSAL");
                                            and

                                    (C)     prior to furnishing such information
                                            to, or entering into discussions or
                                            negotiations with, such person or
                                            entity, South Jersey:

                                            (1)      provides prompt notice to
                                                     Richmond County to the
                                                     effect that it is
                                                     furnishing information to,
                                                     or entering into
                                                     discussions or negotiations
                                                     with, such person or
                                                     entity; and

                                            (2)      receives from such person
                                                     or entity an executed
                                                     confidentiality agreement
                                                     in reasonably customary
                                                     form;

                           (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer; or

                           (iii) failing to make or withdrawing or modifying its recommendation and entering into a Superior Proposal if there exists a Superior Proposal and the Board of Directors of South Jersey, after consultation with independent legal counsel, determines in good faith that such action is necessary for the Board of Directors of South Jersey to comply with its fiduciary duties to stockholders under applicable law.

South Jersey shall notify Richmond County orally and in writing of any Acquisition Proposal (including, without limitation, the terms and conditions of any such Acquisition Proposal and the identity of the person making such Acquisition Proposal) as promptly as practicable (but, in any event, no later than 24 hours) after the receipt thereof and shall keep Richmond County informed of the status and details of any such Acquisition Proposal.

                  (b) For purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean any of the following (other than the transactions contemplated hereunder) involving South Jersey or South Jersey Savings:

                           (i) any merger, consolidation, share exchange, business combination, or other similar transaction;

                           (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of South Jersey or South Jersey Savings, taken as a whole, in a single transaction or series of transactions;

                           (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of South Jersey or the filing of a registration statement under the Securities Act of 1933, as amended, in connection therewith; or

                           (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

                  Section 4.2. CERTAIN POLICIES AND ACTIONS OF SOUTH JERSEY. At the request of Richmond County, South Jersey shall cause South Jersey Savings to modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and investment and asset/liability management policies and practices after the date on which all regulatory and stockholder approvals required to consummate the transactions contemplated hereby are received, and after receipt of written confirmation from Richmond County that it is not aware of any fact or circumstance that would prevent completion of the Merger, and prior to the Effective Time; PROVIDED, HOWEVER, that South Jersey shall not be required to take such action more than 10 days prior to the Effective Date; and PROVIDED, FURTHER, that such policies and procedures are not prohibited by GAAP or any applicable laws and regulations. South Jersey's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of SECTION 4.2.

                  Section 4.3.      ACCESS AND INFORMATION.
                                    ----------------------

                  (a) Upon reasonable notice, South Jersey shall (and shall cause South Jersey Savings to) afford Richmond County and its representatives (including, without limitation, directors, officers and employees of Richmond County and its affiliates and counsel, accountants and other professionals retained by Richmond County) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), contracts, properties, personnel and to such other information relating to South Jersey and South Jersey Savings as Richmond County may reasonably request; PROVIDED, HOWEVER, that no investigation pursuant to this
SECTION 4.3 shall affect or be deemed to modify any representation or warranty made by South Jersey in this Agreement. In furtherance, and not in limitation of the foregoing, South Jersey shall make available to Richmond County all information necessary and appropriate for the preparation and filing of all real property and real estate transfer tax returns and reports required by reason of the Merger or the Bank Merger.

                  (b) South Jersey shall provide Richmond County with true, correct and complete copies of all financial and other information relating to the business or operations of South Jersey or South Jersey Savings that is provided to directors of South Jersey and South Jersey Savings in connection with meetings of their Boards of Directors or committees thereof; PROVIDED, HOWEVER, that not withstanding the foregoing, South Jersey shall not be required to provide Richmond County with any information regarding an Acquisition Proposal except as required by SECTION 4.1.

                  (c) As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (and 90 days in the case of the fourth fiscal quarter), South Jersey shall deliver to Richmond County its Quarterly and Annual Reports, as filed with the SEC under the Exchange Act. South Jersey shall deliver to Richmond County any Current Reports on Form 8-K promptly after filing such reports with the SEC and shall provide Richmond County with a copy of any press release promptly after such release is made available to the public.

                  (d) Richmond County will not, and will cause its representatives not to, use any information obtained pursuant to this SECTION
4.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of applicable law, Richmond County will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this
SECTION 4.3 unless such information (i) was already known to Richmond County or an affiliate of Richmond County, other than pursuant to a confidentiality agreement or other confidential relationship, (ii) becomes available to Richmond County or an affiliate of Richmond County from other sources not known by such party to be bound by a confidentiality agreement or other obligation of secrecy,
(iii) is disclosed with the prior written approval of South Jersey or (iv) is or becomes readily ascertainable from published information or trade sources.

                  (e) During the period of time beginning on the day application materials to obtain the requisite regulatory approvals for the Merger are initially filed and continuing to the Effective Time, including weekends and holidays, South Jersey shall cause South Jersey Savings to provide Richmond County and Richmond County Savings and their authorized agents and representatives full access to South Jersey Savings offices after normal business hours for the purpose of installing necessary wiring and equipment to be utilized by Richmond County Savings after the Effective Time; PROVIDED, that:

                           (i) reasonable advance notice of each entry shall be given to South Jersey Savings and South Jersey Savings approves of each entry, which approval shall not be unreasonably withheld;

                           (ii) South Jersey Savings shall have the right to have its employees or contractors present to inspect the work being done;

                           (iii) to the extent practicable, such work shall be done in a matter that will not interfere with South Jersey Savings' business conducted at any affected branch offices;

                           (iv) all such work shall be done in compliance with all applicable laws and government regulations, and Richmond County Savings shall be responsible for the procurement, at Richmond County Savings' expense, of all required governmental or administrative permits and approvals;

                           (v) Richmond County Savings shall maintain appropriate insurance satisfactory to South Jersey Savings in connection with any work done by Richmond County Savings' agents and representatives pursuant to this SECTION 4.3;

                           (vi) Richmond County Savings shall reimburse South Jersey Savings for any material out-of-pocket costs or expenses reasonably incurred by South Jersey Savings in connection with this undertaking; and

                           (vii) in the event this Agreement is terminated in accordance with Article VI hereof, Richmond County Savings, within a reasonable time period and at its sole cost and expense, will restore such offices to their condition prior to the commencement of any such installation.

                  Section 4.4.      CERTAIN FILINGS, CONSENTS AND ARRANGEMENTS.
                                    ------------------------------------------

                  (a) As soon as practicable after the date hereof, Richmond County shall use its reasonable best efforts to prepare and file all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement, including the Bank Merger. South Jersey shall, upon request, furnish Richmond County with all information concerning South Jersey, South Jersey Savings, and South Jersey's directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any application, notice or filing made by or on behalf of Richmond County to any Governmental Entity in connection with the transactions contemplated by this Agreement and the Plan of Bank Merger.

                  (b) As soon as practicable after the date hereof, South Jersey shall file an application with the NJBD, and shall take all other necessary and appropriate actions, to convert South Jersey Savings from a New Jersey chartered savings and loan association to a New Jersey chartered savings bank prior to the Effective Time; PROVIDED, HOWEVER, that South Jersey Savings shall not be required to complete such charter conversion until after receipt of the stockholder approval pursuant to SECTION 5.1(A) and all regulatory approvals pursuant to SECTION 5.1(B).

                  (c) As soon as practicable after the date hereof, each of the parties hereto shall, and they shall cause their respective subsidiaries to, use its best efforts to obtain any consent, authorization or approval of any third party that is required to be obtained in connection with the Merger and the Bank Merger.

                  Section 4.5. ANTITAKEOVER PROVISIONS. South Jersey and South Jersey Savings shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt Richmond County, Richmond County Savings, Acquisition Sub, the Agreement, the Plan of Bank Merger, the Merger and the Bank Merger from any provisions of an antitakeover nature contained in South Jersey's or South Jersey Savings' certificates of incorporation and bylaws, or similar governing documents, and the provisions of any federal or state antitakeover laws.

                  Section 4.6. ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including the Merger (and if the Plan of Bank Merger is executed, the Bank Merger), as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

                  Section 4.7. PUBLICITY. The initial press release announcing this Agreement shall be a joint press release and thereafter South Jersey and Richmond County shall consult with each other in issuing any press releases or otherwise making public statements with respect to the Merger and any other transaction contemplated hereby and in making any filings with any governmental entity or with any national securities exchange with respect thereto.

                  Section 4.8. STOCKHOLDER MEETING. South Jersey shall take all action necessary, in accordance with applicable law and its certificate of incorporation and bylaws, to convene a meeting of its stockholders ("STOCKHOLDER MEETING") as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement, the Merger and the other transactions provided for in this Agreement. Except to the extent legally required for the discharge by the Board of Directors of its fiduciary duties as advised by such Board's counsel, the Board of Directors of South Jersey shall
(i) recommend at the Stockholder Meeting that the stockholders vote in favor of and approve the transactions provided for in this Agreement and (ii) use its reasonable best efforts to solicit such approvals.

                  Section 4.9.      PROXY STATEMENT.
                                    ---------------

                  (a) For the purposes of holding the Stockholder Meeting, South Jersey shall prepare and file with the SEC as soon as practicable after the date hereof, a proxy statement satisfying all applicable requirements of the Exchange Act and the rules and regulations thereunder (such proxy statement in the form mailed by South Jersey to the South Jersey stockholders, the "PROXY STATEMENT"). Richmond County shall, upon request, furnish South Jersey with all information concerning Richmond County and its subsidiaries, directors, officers and stockholders as South Jersey may reasonably require in connection with the preparation of the Proxy Statement. South Jersey shall give Richmond County and its counsel the opportunity to review and comment on the Proxy Statement prior to its being filed with the SEC. South Jersey shall notify Richmond County promptly of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide promptly to Richmond County copies of all correspondence between South Jersey or any representative of South Jersey and the SEC. South Jersey shall give Richmond County and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. South Jersey agrees to use all reasonable efforts to respond promptly to all such comments of and requests by the SEC, to have the Proxy Statement cleared by the staff of the SEC as promptly as practicable and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of South Jersey Common Stock entitled to vote at the Stockholder Meeting at the earliest practicable time.

                  (b) South Jersey and Richmond County shall promptly notify the other party if at any time it becomes aware that the Proxy Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, South Jersey and Richmond County shall cooperate with each other in the preparation of a supplement or amendment to such Proxy Statement which corrects such misstatement or omission and South Jersey shall mail an amended Proxy Statement to South Jersey's stockholders.

                  Section 4.10. NOTIFICATION OF CERTAIN MATTERS. South Jersey shall give prompt notice to Richmond County of: (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by South Jersey or South Jersey Savings subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of South Jersey and South Jersey Savings taken as a whole to which South Jersey or South Jersey Savings is a party or is subject; and (ii) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect with respect to South Jersey or which would have been required to be disclosed by South Jersey on a schedule to this Agreement had such event, condition, change or occurrence been known at the time such party delivered its disclosure schedules; PROVIDED, HOWEVER, that no notice provided pursuant to this SECTION 4.10 shall affect or be deemed to modify any representation or warranty made herein. Each of South Jersey and Richmond County shall give prompt notice to the other party of any (i) notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement and (ii) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any respect at any time from the date hereof to the Effective Time or to cause any covenant, condition or agreement under this Agreement not to be complied with or satisfied in all material respects.

                  Section 4.11.     EMPLOYEES, DIRECTORS AND OFFICERS.
                                    ---------------------------------

                  (a) All persons who are employees of South Jersey Savings immediately prior to the Effective Time and whose employment is not specifically terminated at or prior to the Effective Time (a "CONTINUING EMPLOYEE") shall, at the Effective Time, become employees of Richmond County Savings; PROVIDED, HOWEVER, that in no event shall any of South Jersey's employees be officers of Richmond County Savings, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position in accordance with the bylaws of Richmond County Savings. All of the Continuing Employees shall be employed at the will of Richmond County Savings and no contractual right to employment shall inure to such employees because of this Agreement.

                  (b) For purposes of participation and vesting in the Richmond County Savings Bank Employee Stock Ownership Plan, each Continuing Employee shall be treated as a new employee of Richmond County. As soon as administratively practicable following the Effective Time, each Continuing Employee shall be eligible to participate in the Richmond County Savings Bank 401(k) Plan with full credit for prior service with South Jersey and South Jersey Savings for purposes of eligibility and vesting. As of the Effective Time, Richmond County shall make available employer-provided health and other employee welfare benefit plans to each Continuing Employee on the same basis as it provides such coverage to Richmond County employees except that any pre-existing condition, eligibility waiting period or other limitations or exclusions otherwise applicable under such plans to new employees shall not apply to a Continuing Employee or their covered dependents who were covered under a similar South Jersey plan on the Effective Date of the Merger.

                  (c) Except as otherwise provided in this Agreement, Richmond County agrees to honor in accordance with their terms all plans, contracts, arrangements, commitments or understandings disclosed in South Jersey's Disclosure Letter, including with respect to benefits which vest or are otherwise accrued or payable as a result of the consummation of the transactions contemplated by this Agreement. Set forth in South Jersey's Disclosure Letter in reasonable detail are estimates of the payments and benefits due under South Jersey's employment agreements, change in control agreements and severance plan. It is intended by Richmond County and South Jersey that the procedures and methodologies used in preparing such estimates shall be followed in determining the actual payments or benefits due under such agreements.

                  (d) The South Jersey Savings and Loan Association Employee Stock Ownership Plan ("SOUTH JERSEY ESOP") shall be terminated as of, or prior to, the Effective Time. As of the Effective Time, all shares held by the South Jersey ESOP shall be converted in to the right to receive the Merger Consideration. As soon as administratively practicable following the Effective Time, all outstanding indebtedness of the South Jersey ESOP shall be repaid in full and the balance remaining with respect to unallocated shares previously held by the South Jersey ESOP shall be allocated and distributed to South Jersey ESOP participants as provided in the South Jersey ESOP, subject to receipt of a favorable determination letter from the IRS and unless otherwise required by applicable law. The South Jersey Savings and Loan Association Money Purchase Pension Plan ("SOUTH JERSEY PENSION PLAN") shall be terminated as of, or prior to, the Effective Time and, subject to receipt of a favorable determination letter from the IRS, distributions shall be made to participants as provided in the plan. Notwithstanding anything in this SECTION 4.11(D) to the contrary, distributions may be made to terminated employees of South Jersey or South Jersey Savings as soon as administratively practicable after the determination of final allocations and prior to the receipt of a determination letter from the IRS.

                  (e) South Jersey shall use its best efforts to obtain from each holder of a South Jersey Option and to deliver to Richmond County at or before the Closing (as defined in SECTION 7.1) an agreement to the cancellation of such holder's South Jersey Options in exchange for a cash payment as described in SECTION 1.4.

                  (f) At the Effective Time, Messrs. Colacicco, DiPaolo, Sidebotham and Wampler and Ms. Brode shall each execute a consulting and/or noncompetition agreement in the form attached hereto as EXHIBIT C containing such terms for each individual as are set forth in South Jersey's Disclosure Letter.

                  (g) The employees of South Jersey Savings shall be paid bonuses for 2000 pursuant to South Jersey's existing bonus program equal to the amounts payable to each such employee as a bonus for 1999 multiplied by a fraction, the numerator of which is the number of days in 2000 through and including the Closing Date and the denominator of which is 366, and such bonuses shall be paid at least five business days prior to the Closing Date. Set forth in South Jersey's Disclosure Letter is a list of bonuses paid by South Jersey Savings for 1999.

                  (h) Employees of South Jersey Savings shall be entitled to receive payment for accrued but unused vacation days in accordance with South Jersey Savings' past practices, and any accrued but unused vacation days of employees of South Jersey Savings as of the Closing Date shall, at the employee's option, either be paid immediately prior to the Closing Date or taken as vacation time as soon as practicable following the Closing Date. Richmond County acknowledges and agrees that such vacation days shall include days that would otherwise have been accrued by South Jersey or South Jersey Savings on December 31, 2000 prorated for the portion of the calendar year 2000 through the Effective Date. South Jersey's Disclosure Letter sets forth, as of January 1, 2000, the number of earned but unused vacation days for each employee, the dollar amount that would be paid therefor, and the number of vacation days that each such employee is expected to accrue during 2000.

                  (i) Richmond County agrees that South Jersey Savings may make contributions to the South Jersey ESOP and the South Jersey Savings Pension Plan prorated for the portion of the year 2000 through the Closing Date.

                  Section 4.12.     INDEMNIFICATION.
                                    ---------------

                  (a) From and after the Effective Time through the sixth anniversary of the Effective Date, Richmond County (and any successor) agrees to indemnify and hold harmless each present and former director and officer of South Jersey and South Jersey Savings and each officer or employee of South Jersey and South Jersey Savings that is serving or has served as a director or trustee of another entity expressly at South Jersey's request or direction (each, an "INDEMNIFIED PARTY"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, amounts paid in settlement, losses, claims, damages or liabilities (collectively, "COSTS") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, and to advance any such Costs to each Indemnified Party as they are from time to time incurred, in each case to the fullest extent such Indemnified Party would have been permitted to be indemnified as a director, officer or employee of South Jersey and South Jersey Savings and under the DGCL (as in effect on the Effective Date).

                  (b) Any Indemnified Party wishing to claim indemnification under SECTION 4.12(A), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Richmond County thereof, but the failure to so notify shall not relieve Richmond County of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice Richmond County. In the event of any such claim, action, suit, proceeding or investigation: (i) Richmond County shall have the right to assume the defense thereof with counsel reasonably acceptable to the Indemnified Party and Richmond County shall not be liable to such Indemnified Party for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Richmond County does not elect to assume such defense within a reasonable time or counsel for the Indemnified Party at any time advises that there are issues which raise conflicts of interest between Richmond County and the Indemnified Party (and counsel for Richmond County does not disagree), the Indemnified Party may retain counsel satisfactory to such Indemnified Party, and Richmond County shall remain responsible for the reasonable fees and expenses of such counsel as set forth above, to be paid promptly as statements therefor are received; PROVIDED, HOWEVER, that Richmond County shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any one jurisdiction with respect to any given claim, action, suit, proceeding or investigation unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; (ii) the Indemnified Party will reasonably cooperate in the defense of any such matter; and (iii) Richmond County shall not be liable for any settlement effected by an Indemnified Party without its prior written consent, which consent may not be withheld unless such settlement is unreasonable in light of such claims, actions, suits, proceedings or investigations against, or defenses available to, such Indemnified Party.

                  (c) Richmond County shall pay all reasonable Costs, including attorneys' fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this SECTION 4.12 to the fullest extent permitted by law. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

                  (d) Richmond County shall maintain South Jersey's existing directors and officers' insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by South Jersey's existing policy, including Richmond County's existing policy if its meets the foregoing standard) covering persons who are currently covered by such insurance for a period of three years after the Effective Date; PROVIDED, HOWEVER, that Richmond County shall not be required to expend annually for such insurance amounts in excess of 150% of the per annum premiums paid by South Jersey for the policy year that includes the date of this Agreement, and PROVIDED FURTHER, that if the annual premiums for such insurance exceed such 150% amount, then Richmond County shall be obligated to obtain the most advantageous coverage of directors' and officers' insurance obtainable for a cost not exceeding such 150% amount, and provided that the officers and directors of South Jersey may be required to make applications and provide customary representations and warranties to Richmond County's insurance carrier for the purpose of obtaining such insurance.

                  (e) In the event Richmond County or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Richmond County assume the obligations set forth in this SECTION 4.12.

                  (f) The provisions of this SECTION 4.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

                  Section 4.13. SOUTH JERSEY SAVINGS CHARITABLE FOUNDATION. South Jersey shall request the Board of Directors of the South Jersey Savings Charitable Foundation (the "FOUNDATION") to amend the Bylaws of the Foundation to increase the Board of Directors of the Foundation by two members and to appoint, as of the Effective Time, two members of the Board of Directors of Richmond County to fill the newly created vacancies.

                                    ARTICLE V
                           CONDITIONS TO CONSUMMATION

                  Section 5.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to effect the Merger, the Bank Merger and any other transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions:

                  (a)      STOCKHOLDER APPROVAL.  This Agreement shall have been
                           --------------------
approved by the requisite vote of South Jersey's stockholders in accordance with applicable laws and regulations.

                  (b) REGULATORY APPROVALS. All approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired; PROVIDED, HOWEVER, that none of such approvals, consents or waivers shall contain any condition or requirement that would so materially and adversely impact the economic or business benefits to Richmond County of the transactions contemplated hereby that, had such condition or requirement been known, Richmond County would not, in its reasonable judgment, have entered into this Agreement.

                  (c) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger or the Bank Merger and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the Merger, the Bank Merger, or any transactions contemplated by this Agreement. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger or the Bank Merger.

                  Section 5.2. CONDITIONS TO THE OBLIGATIONS OF RICHMOND COUNTY. The obligations of Richmond County to effect the Merger, the Bank Merger and any other transactions contemplated by this Agreement shall be further subject to the satisfaction of the following additional conditions:

                  (a) REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. Each of the obligations of South Jersey required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of South Jersey contained in this Agreement shall be true and correct, subject to SECTION 2.1, as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date), and Richmond County shall have received a certificate to the foregoing effect signed by the chief executive officer and the chief financial or principal accounting officer of South Jersey.

                  (b) THIRD PARTY CONSENTS. South Jersey shall have obtained the consent or approval of each person (other than the governmental approvals or consents referred to in SECTION 5.1(B)) whose consent or approval shall be required in order to permit the succession by Richmond County to any obligation, right or interest of South Jersey under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which South Jersey or South Jersey Savings is a party or is otherwise bound, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Richmond County or upon the consummation of the transactions contemplated hereby.

                  (c)      DISSENTERS'S SHARES.  On the Closing Date,
                           -------------------
Dissenters' Shares shall not constitute more than 15% of the outstanding shares of South Jersey Common Stock.

                  (d)      CHARTER CONVERSION.  Prior to the Effective Time,
                           ------------------
converted from a New Jersey chartered savings and loan association to a New Jersey chartered savings bank.

                  (e) GOOD STANDING AND OTHER CERTIFICATES. Richmond County shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the corporate existence of South Jersey and South Jersey Savings and such other documents and certificates to evidence fulfillment of the conditions set forth in SECTIONS 5.1 and 5.2 as Richmond County may reasonably require.

                  Section 5.3. CONDITIONS TO THE OBLIGATIONS OF SOUTH JERSEY. The obligations of South Jersey to effect the Merger, the Bank Merger and any other transactions contemplated by this Agreement shall be further subject to the satisfaction of the following additional conditions:

                  (a) REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. Each of the obligations of Richmond County required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of Richmond County contained in this Agreement shall be true and correct, subject to SECTION 2.1, as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date), and South Jersey shall have received a certificate to the foregoing effect signed by the chief executive officer and the chief financial or principal accounting officer of Richmond County.

                  (b) DEPOSIT OF MERGER CONSIDERATION. Richmond County shall have deposited with the Paying Agent sufficient cash to pay the aggregate Merger Consideration and South Jersey shall have received a certificate from the Paying Agent to such effect.

                  (c) GOOD STANDING AND OTHER CERTIFICATES. South Jersey shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the corporate existence of Richmond County and such other documents and certificates to evidence fulfillment of the conditions set forth in SECTIONS 5.1 and 5.3 as South Jersey may reasonably require.


                                   ARTICLE VI
                                   TERMINATION

                  Section 6.1.      TERMINATION.   This Agreement may be
                                    -----------
terminated, and the Merger abandoned, at or prior to the Effective Date, either before or after any requisite stockholder approval:

                  (a) by the mutual consent of Richmond County and South Jersey in a written instrument, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board; or

                  (b) by either Richmond County or South Jersey, in the event of the failure of the stockholders of South Jersey to approve the Agreement at the Stockholder Meeting; PROVIDED, HOWEVER, that South Jersey shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under SECTION 4.8 and SECTION 4.9; or

                  (c) by either Richmond County or South Jersey, if either (i) any approval, consent or waiver of a governmental agency required to permit consummation of the transactions contemplated hereby shall have been denied or
(ii) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or

                  (d) by either Richmond County or South Jersey, in the event that the Merger is not consummated by December 31, 2000, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate; or

                  (e) by either Richmond County or South Jersey (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of (i) a failure to perform or comply by the other party with any covenant or agreement of such other party contained in this Agreement, which failure or non-compliance is material in the context of the transactions contemplated by this Agreement, or (ii) any inaccuracies, omissions or breach in the representations, warranties, covenants or agreements of the other party contained in this Agreement the circumstances as to which either individually or in the aggregate have, or reasonably could be expected to have, a Material Adverse Effect on such other party; in either case which has not been or cannot be cured within 30 calendar days after written notice thereof is given by the party seeking to terminate to such other party; or

                  (f) by Richmond County, if the Board of Directors of South Jersey does not publicly recommend in the Proxy Statement that stockholders approve and adopt this Agreement and the Merger or if, after recommending in the Proxy Statement that stockholders approve and adopt this Agreement and the Merger, the Board of Directors of South Jersey shall have withdrawn, qualified or revised such recommendation in any respect materially adverse to Richmond County.

                  Section 6.2. EFFECT OF TERMINATION. In the event of termination of this Agreement by either Richmond County or South Jersey prior to the consummation of the Merger as provided in SECTION 6.1, this Agreement shall forthwith become void and have no effect except (i) the obligations of the parties under SECTIONS 4.3 (with respect to confidentiality), and 8.6 shall survive any termination of this Agreement and (ii) that notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.


                                   ARTICLE VII
                   CLOSING, EFFECTIVE DATE AND EFFECTIVE TIME

                  Section 7.1. EFFECTIVE DATE AND EFFECTIVE TIME. The closing of the transactions contemplated hereby ("CLOSING") shall take place at the offices of Muldoon, Murphy & Faucette LLP, 5101 Wisconsin Avenue, N.W., Washington, DC 20016, unless another place is agreed to by Richmond County and South Jersey, on a date designated by Richmond County ("CLOSING DATE") that is no later than 14 days following the date on which the expiration of the last applicable waiting period in connection with notices to and approvals of governmental authorities shall occur and all conditions to the consummation of this Agreement are satisfied or waived (excluding conditions that, by their nature, cannot be satisfied until the Closing Date), or on such other date as may be agreed to by the parties. Prior to the Closing Date, Acquisition Sub and South Jersey shall execute a certificate of merger in accordance with all appropriate legal requirements, which shall be filed as required by law on the Closing Date, and the Merger provided for therein shall become effective upon such filing or on such date as may be specified in such certificate of merger. The date of such filing or such later effective date as specified in the certificate of merger is herein referred to as the "EFFECTIVE DATE." The "EFFECTIVE TIME" of the Merger shall be as set forth in the certificate of merger.

                  Section 7.2. DELIVERIES AT THE CLOSING. Subject to the provisions of Articles V and VI, on the Closing Date there shall be delivered to Richmond County and South Jersey the documents and instruments required to be delivered under Article V.

                                  ARTICLE VIII
                              CERTAIN OTHER MATTERS

                  Section 8.1.      CERTAIN DEFINITIONS; INTERPRETATION.   As
                                    -----------------------------------
used in this Agreement, the following terms shall have the meanings indicated:

                  "MATERIAL" means material to Richmond County or South Jersey (as the case may be) and its respective subsidiaries, taken as a whole.

                  "MATERIAL ADVERSE EFFECT" means an effect which is material and adverse to the business, financial condition or results of operations of South Jersey and South Jersey Savings taken as a whole or Richmond County and its subsidiaries taken as a whole, as the case may be; PROVIDED, HOWEVER, that any such effect resulting from any (i) changes in laws, rules or regulations or GAAP or regulatory accounting requirements or interpretations thereof that apply to South Jersey and South Jersey Savings or Richmond County and Richmond County Savings, as the case may be, or to similarly situated financial and/or depository institutions or (ii) changes in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates shall not be considered in determining if a Material Adverse Effect has occurred.

                  "KNOWLEDGE" shall mean, with respect to a party hereto, actual knowledge of any of the members of the Board of Directors of that party or any officer of that party with the title ranking not less than senior vice president.

                  "PERSON" includes an individual, corporation, limited liability company, partnership, association, trust or unincorporated organization.

                  When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

                  Section 8.2. SURVIVAL. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time, including SECTIONS 4.3, 4.11 and 4.12 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time.

                  Section 8.3. WAIVER; AMENDMENT. Prior to the Effective Time, any provision of this Agreement may be (i) waived in writing by the party benefitted by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto except that, after the vote by the stockholders of South Jersey, no amendment or modification may be made that would reduce the amount or alter or change the kind of consideration to be received by holders of South Jersey Common Stock or contravene any provision of the DGCL or the New Jersey, New York and federal banking laws, rules and regulations.

                  Section 8.4.      COUNTERPARTS.   This Agreement may be
                                    ------------
executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

                  Section 8.5.      GOVERNING LAW.   This Agreement shall be
                                    -------------
governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles.

                  Section 8.6.      EXPENSES.  Each party hereto will bear all
                                    --------
expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

                  Section 8.7. NOTICES. All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, overnight courier or facsimile transmission (confirmed in writing) to such party at its address or facsimile number set forth below or such other address or facsimile transmission as such party may specify by notice (in accordance with this provision) to the other party hereto.

                  If to South Jersey, to:

                                    South Jersey Financial Corporation, Inc.
                                    4651 Route 42
                                    Turnersville, New Jersey  08012
                                    Attn:  Robert J. Colacicco
                                    Facsimile:  (856) 629-3095

                  With copies to:

                                    Douglas J. McClintock, Esq.
                                    Thacher Proffitt & Wood
                                    Two World Trade Center
                                    39th Floor
                                    New York, New York 10048
                                    Facsimile: (212) 432-2898

                  If to Richmond County, to:

                                    Richmond County Financial Corp.
                                    1214 Castleton Avenue
                                    Staten Island, New York  10310
                                    Attn:  Michael F. Manzulli
                                    Facsimile:  (718) 390-0224

                  With copies to:

                                    Douglas P. Faucette, Esq.
                                    Eric S. Kracov, Esq.
                                    Muldoon, Murphy & Faucette LLP
                                    5101 Wisconsin Avenue, N.W.
                                    Washington, D.C.  20016
                                    Facsimile:  (202) 966-9409

                  Section 8.8. ENTIRE AGREEMENT; ETC. This Agreement, together with the Plan of Bank Merger, the Exhibits and Disclosure Letters, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for SECTIONS 4.11 and 4.12, which confer rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                  Section 8.9. SUCCESSORS AND ASSIGNS; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED, HOWEVER, that this Agreement may not be assigned by either party hereto without the written consent of the other party.

                  In Witness Whereof, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                     RICHMOND COUNTY FINANCIAL CORP.


                                     By:   /s/ Michael F. Manzulli
                                           -------------------------------------
                                           Michael F. Manzulli
                                           Chairman and Chief Executive Officer

                                     RICHMOND COUNTY ACQUISITION, INC.


                                     By:   /s/ Anthony E. Burke
                                           -------------------------------------
                                           Anthony E. Burke
                                           President and Chief Executive Officer

                                     SOUTH JERSEY FINANCIAL CORPORATION, INC.


                                     By:   /s/ Robert J. Colacicco
                                           -------------------------------------
                                           Robert J. Colacicco
                                           President and Chief Executive Officer

                                                                   APPENDIX B


                    SOUTH JERSEY FINANCIAL CORPORATION, INC.

                             STOCK OPTION AGREEMENT


         STOCK OPTION AGREEMENT, dated as of March 15, 2000 ("Agreement"), by and between South Jersey Financial Corporation, Inc., a Delaware corporation ("Issuer"), and Richmond County Financial Corp. a Delaware corporation ("Grantee").

                                    RECITALS

         A. THE AGREEMENT AND PLAN OF MERGER. Grantee and Issuer have entered into an Agreement and Plan of Merger, dated as of March 15, 2000 ("Merger Agreement"), providing for, among other things, the merger of a wholly owned subsidiary of Grantee with and into Issuer, with Issuer being the surviving corporation and becoming a wholly owned subsidiary of Grantee.

         B. CONDITION TO AGREEMENT AND PLAN OF MERGER. As a condition and an inducement to Grantee's execution and delivery of the Merger Agreement, Grantee has required that Issuer agree, and Issuer has agreed, to grant
Grantee the Option (as hereinafter defined).

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

         1. DEFINED TERMS. Capitalized terms that are used but not defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement.

         2. GRANT OF OPTION. Subject to the terms and conditions set forth in this Agreement, Issuer hereby grants to Grantee an irrevocable option ("Option") to purchase up to 681,290 shares of common stock, par value $.01 per share ("Issuer Common Stock"), of Issuer (as adjusted as set forth herein, the "Option Shares," which shall include the Option Shares before and after any transfer of such Option Shares, but in no event shall the number of Option Shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Issuer Common Stock), at a purchase price per Option Share (as adjusted as set forth herein, the "Purchase Price") equal to $15.72.

         3.       EXERCISE OF OPTION.

                  (a) Provided that (i) Grantee or Holder (as hereinafter defined), as applicable, shall not be in material breach of the agreements or covenants contained in this Agreement or the Merger Agreement, and (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect, the Holder may exercise the Option, in whole or in part, at any time and from time to time, following the occurrence of a Purchase Event (as hereinafter defined); provided, that, the Option shall terminate and be of no further force or effect upon the earliest to occur of (A) the Effective Time, (B) termination of the Merger Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event other than a termination thereof by Grantee pursuant to Section 6.1(e) of the Merger Agreement (a termination of the Merger Agreement by Grantee pursuant to Section 6.1(e) of the Merger Agreement, being referred to herein as a "Default Termination"), (C) 18 months after a Default Termination or (D) 18 months after termination of the Merger Agreement (other than a Default Termination) following the occurrence of a Purchase Event or a Preliminary Purchase Event; provided, however, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law; provided further, however, that if the Option cannot be exercised on any day an injunction, order or similar restraint issued by a court of competent jurisdiction, the period during which the Option may be exercised shall be extended so that the Option shall expire no earlier than the tenth business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be. The term "Holder" shall mean the holder or holders of the Option from time to time, and which initially is Grantee. The rights set forth in Sections 8 and 9 of this Agreement shall terminate when the right to exercise the Option and Substitute Option terminate (other than as a result of a complete exercise of the Option) as set forth herein.

                  (b) As used herein, a "Purchase Event" means any of the following events:

                           (i)      Without Grantee's prior written consent,
Issuer shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or Issuer shall have entered into an agreement with any person (other than Grantee or any subsidiary of Grantee) to effect (A) a merger, consolidation or similar transaction involving Issuer or any of its significant subsidiaries, (B) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of Issuer or any of its significant subsidiaries representing in either case 10% or more of the consolidated assets or deposits of Issuer and its subsidiaries, other than in the ordinary course of business, or (C) the issuance, sale or other disposition by Issuer of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 10% or more of the voting power of Issuer or any of its significant subsidiaries (each of (A), (B) or (C), an "Acquisition Transaction"); or

                           (ii)     Any person (other than Grantee or any
subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended ("Exchange Act")) of, or the right to acquire beneficial ownership of, or any "group" (as such term is defined in Section 13(d)(3) of the Exchange Act), other than a group of which Grantee or any subsidiary of Grantee is a member, shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, 10% or more of the voting power of Issuer or any of its significant subsidiaries.

                  (c) As used herein, a "Preliminary Purchase Event" means any of the following events:

                           (i)      Any person (other than Grantee or any
subsidiary of Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act of 1933, as amended, ("Securities Act"), with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control 10% or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively); or

                           (ii)     The stockholders of Issuer shall not have
approved the Merger Agreement by the requisite vote at the meeting of the stockholders of the Issuer required to be called to approve the Merger Agreement ("Issuer Meeting"), the Issuer Meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement or Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors with respect to the Merger Agreement, in each case after it shall have been publicly announced that any person (other than Grantee or any subsidiary of Grantee) shall have (A) made, or disclosed an intention to make, a bona fide proposal to engage in an Acquisition Transaction, (B) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer or (C) filed an application (or given a notice), whether in draft or final form, under the Bank Holding Company Act of 1956, as amended ("BHC Act"), the Home Owners' Loan Act, as amended ("HOLA"), the Bank Merger Act, as amended ("BMA") or the Change in Bank Control Act of 1978, as amended ("CBCA"), for approval to engage in an Acquisition Transaction; or

                           (iii)    Any person (other than Grantee or any
subsidiary of Grantee) shall have made a bona fide proposal to Issuer or its stockholders by public announcement, or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction; or

                           (iv)     After a proposal is made by a third party to
Issuer or its stockholders to engage in an Acquisition Transaction, or such third party states its intention to the Issuer to make such a proposal if the Merger Agreement terminates, and thereafter Issuer shall have breached any representation, warranty, covenant or agreement contained in the Merger Agreement and such breach would entitle Grantee to terminate the Merger Agreement under Section 6.1(e) thereof (without regard to the cure period provided for therein unless such cure is promptly effected without jeopardizing consummation of the Merger pursuant to the terms of the Merger Agreement).

         As used in this Agreement, the term "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

                  (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Preliminary Purchase Event or Purchase Event of which it has knowledge, it being understood that the giving of such notice by Issuer shall not be a condition to the right of Holder to exercise the Option.

                  (e) In the event Holder wishes to exercise the Option, it shall send to Issuer a written notice (the "Option Notice," the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing ("Closing") of such purchase ("Closing Date"); provided, that the first Option Notice shall be sent to Issuer within 180 days after the first Purchase Event of which Grantee has been notified. If prior notification to or approval of any Governmental Entity is required in connection with any such purchase, Issuer shall cooperate with the Holder in the filing of the required notice of application for approval and the obtaining of such approval, and the Closing shall occur promptly following such regulatory approvals and any mandatory waiting periods. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

         4.       PAYMENT AND DELIVERY OF CERTIFICATES.

                  (a) On each Closing Date, Holder shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date and (ii) present and surrender this Agreement to the Issuer at the address of the Issuer specified in Section 13(f) of this Agreement; provided that failure or refusal of Issuer to designate a bank account shall not preclude Holder from exercising the Option.

                  (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in
Section 4(a) of this Agreement, (i) Issuer shall deliver to Holder (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens (as defined in the Merger Agreement) and subject to no preemptive rights, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder, and (ii) Holder shall deliver to Issuer a letter agreeing that Holder shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state law or of the provisions of this Agreement.

                  (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF MARCH 15, 2000. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

It is understood and agreed that the portion of the above legend relating to the Securities Act shall be removed by delivery of substitute certificate(s) without such legend if Holder shall have delivered to Issuer a copy of a letter from the staff of the Securities and Exchange Commission ("SEC"), or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

                  (d) Upon the giving by Holder to Issuer of an Option Notice, the tender of the applicable purchase price in immediately available funds and the tender of this Agreement to Issuer, Holder shall be deemed to be the holder of record of the shares of Issuer Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Issuer Common Stock shall not then be actually delivered to Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 4 in the name of Holder or its assignee, transferee or designee.

                  (e) Issuer agrees (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Issuer Common Stock so that the Option may be exercised without additional authorization of Issuer Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Issuer Common Stock, (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer, (iii) promptly to take all action as may from time to time be required (including (A) complying with all premerger notification, reporting and waiting period requirements and (B) in the event prior approval of or notice to any Governmental Entity is necessary before the Option may be exercised, cooperating fully with Holder in preparing such applications or notices and providing such information to such Governmental Entity as it may require) in order to permit Holder to exercise the Option and Issuer duly and effectively to issue shares of Issuer Common Stock pursuant hereto and (iv) promptly to take all action provided herein to protect the rights of Holder against dilution.

         5. REPRESENTATIONS AND WARRANTIES OF ISSUER. Issuer hereby represents and warrants to Grantee (and Holder, if different than Grantee) as follows:

                  (a) CORPORATE AUTHORITY. Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer, and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Issuer.

                  (b) BENEFICIAL OWNERSHIP. To the best knowledge of Issuer, as of the date of this Agreement, no person or group has beneficial ownership of more than 10% of the issued and outstanding shares of Issuer Common Stock.

                  (c) SHARES RESERVED FOR ISSUANCE. Capital Stock. Issuer has taken all necessary corporate action to authorize and reserve and permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms, will have reserved for issuance upon the exercise of the Option, that number of shares of Issuer Common Stock equal to the maximum number of shares of Issuer Common Stock at any time and from time to time purchasable upon exercise of the Option, and all such shares, upon issuance pursuant to the Option, will be duly authorized, validly issued, fully paid and nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests (other than those created by this Agreement) and not subject to any preemptive rights.

                  (d) NO VIOLATIONS. The execution, delivery and performance of this Agreement does not and will not, and the consummation by Issuer of any of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, its Certificate of Incorporation or By- Laws, or the comparable governing instruments of any of its subsidiaries, or
(ii) a breach or violation of, or a default under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of it or any of its subsidiaries (with or without the giving of notice, the lapse of time or both) or under any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its subsidiaries is subject, that would, in any case, give any other person the ability to prevent or enjoin Issuer's performance under this Agreement in any material respect.

         6. REPRESENTATIONS AND WARRANTIES OF GRANTEE. Grantee hereby represents and warrants to Issuer that Grantee has full corporate power and authority to enter into this Agreement and, subject to obtaining the approvals referred to in this Agreement, to consummate the transactions contemplated by this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee; and this Agreement has been duly executed and delivered by Grantee.

         7.       ADJUSTMENT UPON CHANGES IN ISSUER CAPITALIZATION, ETC.

                  (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing any such transaction so that Holder shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Holder would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a), upon exercise of any option to purchase Issuer Common Stock outstanding on the date hereof or upon conversion into Issuer Common Stock of any convertible security of Issuer outstanding on the date hereof), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, the Option, together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option. No provision of this Section 7 shall be deemed to affect or change, or constitute authorization for any violation of, any of the covenants or representations in the Merger Agreement.

                  (b) In the event that Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and Issuer shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property, or the outstanding shares of Issuer Common Stock immediately prior to such merger shall, after such merger, represent less than 50% of the outstanding shares and share equivalents of the merged company or (iii) to sell or otherwise transfer all or substantially all of its assets or deposits to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option ("Substitute Option"), at the election of Holder, to purchase shares of either (A) the Acquiring Corporation (as hereinafter defined), (B) any person that controls the Acquiring Corporation or
(C) in the case of a merger described in clause (ii), Issuer (such person being referred to as "Substitute Option Issuer").

                  (c) The Substitute Option shall have the same terms as the Option, provided, that, if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Holder. The Substitute Option Issuer shall also enter into an agreement with Holder in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

                  (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of shares of Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per share of Substitute Common Stock ("Substitute Option Price") shall then be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares of the Substitute Common Stock for which the Substitute Option is exercisable.

                  (e)      The following terms have the meanings indicated:

                           (i)      "Acquiring Corporation" shall mean (A) the
continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (B) Issuer in a merger in which Issuer is the continuing or surviving person, or (C) the transferee of all or substantially all of Issuer's assets (or a substantial part of the assets of its subsidiaries taken as a whole).

                           (ii)     "Substitute Common Stock" shall mean the
shares of capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or persons similarly responsible for the direction of the business and affairs) of the Substitute Option Issuer.

                           (iii)    "Assigned Value" shall mean the highest of
(A) the price per share of Issuer Common Stock at which a Tender Offer or an Exchange Offer therefor has been made, (B) the price per share of Issuer Common Stock to be paid by any third party pursuant to an agreement with Issuer, (C) the highest closing price for shares of Issuer Common Stock within the 60-day period immediately preceding the consolidation, merger or sale in question and (D) in the event of a sale of all or substantially all of Issuer's assets or deposits, an amount equal to (x) the sum of the price paid in such sale for such assets (and/or deposits) and the current market value of the remaining assets of Issuer, as determined by a nationally recognized investment banking firm selected by Holder, divided by (y) the number of shares of Issuer Common Stock outstanding at such time. In the event that a Tender Offer or an Exchange Offer is made for Issuer Common
Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for Issuer Common Stock shall be determined by a nationally recognized investment banking firm selected by Holder.

                           (iv)     "Average Price" shall mean the average
closing price of a share of Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided, that, if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls such person, as Holder may elect.

                  (f) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock outstanding but for the limitation in the first sentence of this Section 7(f), Substitute Option Issuer shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in the first sentence of this Section 7(f) over (ii) the value of the Substitute Option after giving effect to the limitation in the first sentence of this Section 7(f). This difference in value shall be determined by a nationally recognized investment banking firm selected by Holder.

                  (g) Issuer shall not enter into any transaction described in
Section 7(b) of this Agreement unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the holders of the other shares of common stock issued by Substitute Option Issuer are not entitled to exercise any rights by reason of the issuance or exercise of the Substitute Option and the shares of Substitute Common Stock are otherwise in no way distinguishable from or have lesser economic value (other than any diminution in value resulting from the fact that the shares Substitute Common Stock are restricted securities, as defined in Rule 144, promulgated under the Securities Act ("Rule 144"), or any successor provision) than other shares of common stock issued by Substitute Option Issuer).

         8.       REPURCHASE AT THE OPTION OF HOLDER.

                  (a) Subject to the last sentence of Section 3(a) of this Agreement, at the request of Holder at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(d) hereof) and ending 12 months immediately thereafter, Issuer shall repurchase from Holder (i) the Option and (ii) all shares of Issuer Common Stock purchased by Holder pursuant hereto with respect to which Holder then has beneficial ownership. The date on which Holder exercises its rights under this Section 8 is referred to as the "Request Date." Such repurchase shall be at an aggregate price ("Section 8 Repurchase Consideration") equal to the sum of:

                           (i)      The aggregate Purchase Price paid by Holder
for any shares of Issuer Common Stock acquired pursuant to the Option with respect to which Holder then has beneficial ownership;

                           (ii)     The excess, if any, of (A) the Applicable
Price (as defined below) for each share of Issuer Common Stock over (B) the Purchase Price (subject to adjustment pursuant to Section 7 of this Agreement), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised; and

                           (iii)    The excess, if any, of the Applicable Price
over the Purchase Price (subject to adjustment pursuant to Section 7 of this Agreement) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Holder for each share of Issuer Common Stock with respect to which the Option has been exercised and with respect to which Holder then has beneficial ownership, multiplied by the number of such shares.

                  (b) If Holder exercises its rights under this Section 8, Issuer shall, within 10 business days after the Request Date, pay the Section 8 Repurchase Consideration to Holder in immediately available funds, and contemporaneously with such payment, Holder shall surrender to Issuer the Option and the certificates evidencing the shares of Issuer Common Stock purchased thereunder with respect to which Holder then has beneficial ownership, and Holder shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all Liens. Notwithstanding the foregoing, to the extent that prior notification to or approval of any Governmental Entity is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, Holder shall have the ongoing option to revoke its request for repurchase pursuant to this Section 8, in whole or in part, or to require that Issuer deliver from time to time that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval). If any Governmental Entity disapproves of any part of Issuer's proposed repurchase pursuant to this Section 8, Issuer shall promptly give notice of such fact to Holder and Holder shall have the right (i) to revoke the repurchase request or (ii) to the extent permitted by such Governmental Entity, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and Holder shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the number of shares covered by the Option in respect of which payment has been made pursuant to Section 8(a)(ii) of this Agreement. Holder shall notify Issuer of its determination under the preceding sentence within five business days of receipt of notice of disapproval of the repurchase. Notwithstanding anything herein to the contrary, in the event that Issuer delivers to the Holder written notice accompanied by a certification of Issuer's independent auditor each stating that a requested repurchase of Issuer Common Stock would result in the recapture of Issuer's bad debt reserves under the Internal Revenue Code of 1986, as amended ("Code"), Holder's repurchase request shall be deemed to be automatically revoked. Notwithstanding anything herein to the contrary, all of Holder's rights under this Section 8 shall terminate on the date of termination of this Option pursuant to Section 3(a) of this Agreement.

                  (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of Issuer Common Stock paid for any such share by the person or groups described in Section 8(d)(i) hereof,
(ii) the price per share of Issuer Common Stock received by holders of Issuer Common Stock in connection with any merger, sale or other business combination transaction described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) of this Agreement, or (iii) the highest closing sales price per share of Issuer Common Stock as quoted on the New York Stock Exchange ("NYSE"), the American Stock Exchange ("AMEX") or the National Market System of The Nasdaq Stock Market ("Nasdaq") (or if Issuer Common Stock is not quoted on the NYSE, AMEX or Nasdaq, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Holder) during the 40 business days preceding the Request Date; provided, however, that in the event of a sale of less than all of Issuer's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by Holder, divided by the number of shares of Issuer Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Holder and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement.

                  (d) As used herein, "Repurchase Event" shall occur if (i) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership of (as such term is defined in Rule 13d- 3, promulgated under the Exchange Act), or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, more than 25% of the then outstanding shares of Issuer Common Stock, or (ii) any of the transactions described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) of this Agreement shall be consummated.

         9.       REPURCHASE OF SUBSTITUTE OPTION.

                  (a) Subject to the last sentence of Section 3(a) of this Agreement, at the request of Holder at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(d) hereof) and ending 12 months immediately thereafter, Substitute Option Issuer (or any successor entity thereof) shall repurchase from Holder (i) the Substitute Option and (ii) all shares of Substitute Common Stock purchased by Holder pursuant hereto with respect to which Holder then has beneficial ownership. The date on which Holder exercises its rights under this Section 9 is referred to as the "Section 9 Request Date." Such repurchase shall be at an aggregate price ("Section 9 Repurchase Consideration") equal to the sum of:

                           (i)      The aggregate Purchase Price paid by Holder
for any shares of Substitute Common Stock acquired pursuant to the Substitute Option with respect to which Holder then has beneficial ownership;

                           (ii)     The excess, if any, of (A) the Highest
Closing Price (as defined below) for each share of Substitute Common Stock over (B) the Purchase Price (subject to adjustment pursuant to Section 7 of this Agreement), multiplied by the number of shares of Substitute Common Stock with respect to which the Substitute Option has not been exercised; and

                           (iii)    The excess, if any, of the Highest Closing
Price over the Purchase Price (subject to adjustment pursuant to Section 7 of this Agreement) paid (or, in the case of Substitute Option Shares with respect to which the Substitute Option has been exercised but the Closing
Date has not occurred, payable) by Holder for each share of Substitute
Common Stock with respect to which the Substitute Option has been exercised and with respect to which Holder then has beneficial ownership, multiplied by the number of such shares.

                  (b) If Holder exercises its rights under this Section 9, Substitute Option Issuer shall, within 10 business days after the Section 9 Request Date, pay the Section 9 Repurchase Consideration to Holder in immediately available funds, and contemporaneously with such payment, Holder shall surrender to Substitute Option Issuer the Substitute Option and the certificates evidencing the shares of Substitute Common Stock purchased thereunder with respect to which Holder then has beneficial ownership, and Holder shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all Liens. Notwithstanding the foregoing, to the extent that prior notification to or approval of any Governmental Entity is required in connection with the payment of all or any portion of the Section 9 Repurchase Consideration, Holder shall have the ongoing option to revoke its request for repurchase pursuant to this Section 9, in whole or in part, or to require that Substitute Option Issuer deliver from time to time that portion of the Section 9 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval).
If any Governmental Entity disapproves of any part of Substitute Option Issuer's proposed repurchase pursuant to this Section 9, Substitute Option Issuer shall promptly give notice of such fact to Holder and Holder shall have the right (i) to revoke the repurchase request or (ii) to the extent permitted by such Governmental Entity, determine whether the repurchase should apply to the Substitute Option and/or Substitute Option Shares and to what extent to each, and Holder shall thereupon have the right to exercise the Substitute Option as to the number of Substitute Option Shares for which the Substitute Option was exercisable at the Section 9 Request Date less the number of shares covered by the Substitute Option in respect of which payment has been made pursuant to
Section 9(a)(ii) of this Agreement. Holder shall notify Substitute Option Issuer of its determination under the preceding sentence within five business days of receipt of notice of disapproval of the repurchase. Notwithstanding anything herein to the contrary, in the event that Substitute Option Issuer delivers to the Holder written notice accompanied by a certification of Substitute Option Issuer's independent auditor each stating that a requested repurchase of Substitute Common Stock would result in the recapture of Substitute Option Issuer's bad debt reserves under the Code, Holder's repurchase request shall be deemed to be automatically revoked. Notwithstanding anything herein to the contrary, all of Holder's rights under this Section 9 shall terminate on the date of termination of this Substitute Option pursuant to Section 3(a) of this Agreement.

                  (c) For purposes of this Agreement, the "Highest Closing Price" means the highest of the closing sales price per share of Substitute Common Stock, as quoted on the NYSE, AMEX or Nasdaq (or if the Substitute Common Stock is not quoted on the NYSE, AMEX or Nasdaq, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source) during the six-month period preceding the Section 9 Request Date.

         10.      REGISTRATION RIGHTS.

                  (a) DEMAND REGISTRATION RIGHTS. Issuer shall, subject to the conditions of Section 10(c) of this Agreement, if requested by any Holder, including Grantee and any permitted transferee ("Selling Shareholder"), as expeditiously as possible, prepare and file and keep current a registration statement under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to the Selling Shareholder upon exercise of the Option in accordance with the intended method of sale or other disposition stated by the Selling Shareholder in such request, including without limitation a "shelf" registration statement under Rule 415, promulgated under the Securities Act, or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities for sale under any applicable state securities laws.

                  (b) ADDITIONAL REGISTRATION RIGHTS. If Issuer at any time after the exercise of the Option proposes to register any shares of Issuer Common Stock under the Securities Act in connection with an underwritten public offering of such Issuer Common Stock, Issuer will promptly give written notice to the Selling Shareholders of its intention to do so and, upon the written request of any Selling Shareholder given within 30 days after receipt of any such notice (which request shall specify the number of shares of Issuer Common Stock intended to be included in such underwritten public offering by the Selling Shareholder), Issuer will cause all such shares for which a Selling Shareholder requests participation in such registration, to be so registered and included in such underwritten public offering; provided, however, that Issuer may elect to not cause some or all of such shares to be so registered (i) if the underwriters in the Public Offering in good faith object for valid business reasons, or (ii) in the case of a registration solely to implement an employee benefit agreement or a registration filed on Form S-4 of the Securities Act or any equivalent or successor Form. If some, but not all the shares of Issuer Common Stock, with respect to which Issuer shall have received requests for registration pursuant to this Section 10(b), shall be excluded from such registration, Issuer shall make appropriate allocation of shares to be registered among the Selling Shareholders desiring to register their shares pro rata in the proportion that the number of shares requested to be registered by each such Selling Shareholder bears to the total number of shares requested to be registered by all such Selling Shareholders then desiring to have Issuer Common Stock registered for sale.

                  (c) CONDITIONS TO REQUIRED REGISTRATION. Issuer shall use all reasonable efforts to cause each registration statement referred to in Section 10(a) of this Agreement to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective, provided, however, that Issuer may delay any registration of Option Shares required pursuant to Section 10(a) of this Agreement for a period not exceeding 180 days provided Issuer shall in good faith determine that any such registration would adversely affect an offering or contemplated offering of other securities by Issuer, and Issuer shall not be required to register Option Shares under the Securities Act pursuant to Section 10(a) hereof: (i) Prior to the earliest of (A) termination of the Merger Agreement pursuant to Article VI thereof, (B) failure to obtain the requisite stockholder approval pursuant to Section 6.1(b) of the Merger Agreement, and (C) a Purchase Event or a Preliminary Purchase Event; (ii) On more than one occasion during any calendar year; (iii) Within 90 days after the effective date of a registration referred to in Section 10(b) of this Agreement pursuant to which the Selling Shareholder or Selling Shareholders concerned were afforded the opportunity to register such shares under the Securities Act and such shares were registered as requested; and (iv) Unless a request therefor is made to Issuer by Selling Shareholders that hold at least 25% or more of the aggregate number of Option Shares (including shares of Issuer Common Stock issuable upon exercise of the Option) then outstanding. In addition to the foregoing, Issuer shall not be required to maintain the effectiveness of any registration statement after the expiration of nine months from the effective date of such registration statement. Issuer shall use all reasonable efforts to make any filings, and take all steps, under all applicable state or local securities laws to the extent necessary to permit the sale or other disposition of the Option Shares so registered in accordance with the intended method of distribution for such shares; provided, however, that Issuer shall not be required to consent to general jurisdiction or qualify to do business in any state or locality where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business.

                  (d) EXPENSES. Except where applicable state law prohibits such payments, Issuer will pay all expenses (including without limitation registration fees, qualification fees, blue sky fees and expenses (including the fees and expenses of counsel), legal expenses, including the reasonable fees and expenses of one counsel to the holders whose Option Shares are being registered, printing expenses and the costs of special audits or "cold comfort" letters, expenses of underwriters, excluding discounts and commissions but including liability insurance if Issuer so desires or the underwriters so require, and the reasonable fees and expenses of any necessary special experts) in connection with each registration pursuant to Section 10(a) or 10(b) of this Agreement (including the related offerings and sales by holders of Option Shares) and all other qualifications, notifications or exemptions pursuant to Section 10(a) or 10(b) of this Agreement.

                  (e)      INDEMNIFICATION.

                           (i)      In connection with any registration under
Section 10(a) or 10(b) of this Agreement, Issuer hereby indemnifies the Selling Shareholders, and each underwriter thereof, including each person, if any, who controls such holder or underwriter within the meaning of
Section 15 of the Securities Act, against all expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement of a material fact contained in any registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expenses, losses, claims, damages or liabilities of such indemnified party are caused by any untrue statement or alleged untrue statement that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon and in conformity with, information furnished in writing to Issuer by such indemnified party expressly for use therein, and Issuer and each officer, director and controlling person of Issuer shall be indemnified by such Selling Shareholders, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement, that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to Issuer by such holder or such underwriter, as the case may be, expressly for such use.

                           (ii)     Promptly upon receipt by a party indemnified
under this Section 10(e) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this
Section 10(e), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it of any liability which it may otherwise have to any indemnified party under this Section 10(e). In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless (x) the indemnifying party either agrees to pay the same, (y) the indemnifying party fails to assume the defense of such action with counsel satisfactory to the indemnified party, or (z) the indemnified party has been advised by counsel that one or more legal defenses may be available to the indemnifying party that may be contrary to the interest of the indemnified party, in which case the indemnifying party shall be entitled to assume the defense of such action notwithstanding its obligation to bear fees and expenses of such counsel. No indemnifying party shall be liable for any settlement entered into without its consent, which consent may not be unreasonably withheld.

                           (iii)    If the indemnification provided for in this
Section 10(e) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified, shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefits received by Issuer, the Selling Shareholders and the underwriters from the offering of the securities and also the relative fault of Issuer, the Selling
Shareholders and the underwriters in connection with the statements or omissions which resulted in such expenses, losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expenses, losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim; provided, however, that in no case shall any Selling Shareholder be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Option Shares included in the offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any obligation by any holder to indemnify shall be several and not joint with other holders.

                           (iv)     In connection with any registration pursuant
to Section 10(a) or 10(b) of this Agreement, Issuer and each Selling
Shareholder (other than Grantee) shall enter into an agreement containing the indemnification provisions of Section 10(e) of this Agreement.

                  (f) MISCELLANEOUS REPORTING. Issuer shall comply with all reporting requirements and will do all such other things as may be necessary to permit the expeditious sale at any time of any Option Shares by the Selling Shareholders thereof in accordance with and to the extent permitted by any rule or regulation promulgated by the SEC from time to time, including, without limitation, Rule 144. Issuer shall at its expense provide the Selling Shareholders with any information necessary in connection with the completion and filing of any reports or forms required to be filed by them under the Securities Act or the Exchange Act, or required pursuant to any state securities laws or the rules of any stock exchange.

                  (g) ISSUE TAXES. Issuer will pay all stamp taxes in connection with the issuance and the sale of the Option Shares and in connection with the exercise of the Option, and will save the Selling Shareholders harmless, without limitation as to time, against any and all liabilities, with respect to all such taxes.

         11. QUOTATION; LISTING. If Issuer Common Stock or any other securities to be acquired in connection with the exercise of the Option are then authorized for quotation or trading or listing on the NYSE, AMEX, Nasdaq or any other securities exchange, Issuer, upon the request of Holder, will promptly file an application, if required, to authorize for quotation or trading or listing the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the NYSE, AMEX, Nasdaq or such other securities exchange and will use its best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

         12. DIVISION OF OPTION. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Holder, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

         13.      PROFIT LIMITATION.

                  (a) Notwithstanding any other provision of this agreement, in no event shall Grantee's Total Profit (as hereinafter defined) exceed $3,500,000, plus Grantee's documented, reasonable out-of-pocket expenses (including fees and expenses of legal, financial and accounting advisors) incurred in connection with the transactions contemplated by the Merger Agreement, and, if it otherwise would exceed such amount, Grantee, at its sole election, shall either (i) deliver to Issuer for cancellation Shares previously purchased by Grantee, (ii) pay cash or other consideration to Issuer or (iii) undertake any combination thereof, so that Grantee's Total Profit shall not exceed $30 million, plus Grantee's documented, reasonable out-of-pocket expenses (including fees and expenses of legal, financial and accounting advisors) incurred in connection with the transactions contemplated by the Merger Agreement, after taking into account the foregoing actions.

                  (b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of Shares as would, as of the Notice Date, result in a Notional Total Profit (as defined below) of more than $3,500,000, plus Grantee's documented, reasonable out-of-pocket expenses (including fees and expenses of legal, financial and accounting advisors) incurred in connection with the transactions contemplated by the Merger Agreement, and, if exercise of the Option otherwise would exceed such amount, Grantee, at its discretion, may increase the Purchase Price for that number of Shares set forth in the Option Notice so that the Notional Total Profit shall not exceed $3,500,000, plus Grantee's documented, reasonable out-of-pocket expenses (including fees and expenses of legal, financial and accounting advisors) incurred in connection with the transactions contemplated by the Merger Agreement; provided, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date at the Purchase Price set forth in Section 2 hereof.

                  (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount of cash received by Grantee pursuant to Section (a)(ii) hereof, (ii) (x) the amount received by Grantee pursuant to the repurchase of Option Shares pursuant to
Section 8 or Section 9 hereof, less Grantee's purchase price for such Option Shares, and (iii) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less Grantee's purchase price for such Option Shares.

                  (d) As used herein, the term "Notional Total Profit" with respect to any number of Option Shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of the Option Notice assuming that this Option were exercised on such date for such number of Shares and assuming that such Option Shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

         14.      MISCELLANEOUS.

                  (a) EXPENSES. Except to the extent expressly provided for herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

                  (b) WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

                  (c) ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES; SEVERABILITY. This Agreement, together with the Merger Agreement and the other documents and instruments referred to herein and therein, between Grantee and Issuer (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto (other than the indemnified parties under Section 10(e) of this Agreement and any transferees of the Option Shares or any permitted transferee of this Agreement pursuant to Section 14(h) of this Agreement) any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or Governmental Entity determines that the Option does not permit Holder to acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in Section 3 of this Agreement (as may be adjusted herein), it is the express intention of Issuer to allow Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

                  (d) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law rules.

                  (e) DESCRIPTIVE HEADINGS. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (f) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the addresses set forth in the Merger Agreement (or at such other address for a party as shall be specified by like notice).

                  (g) COUNTERPARTS. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

                  (h) ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Holder may assign this Agreement to a wholly-owned subsidiary of Holder and Holder may assign its rights hereunder in whole or in part after the occurrence of a Purchase Event. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  (i) FURTHER ASSURANCES. In the event of any exercise of the Option by the Holder, Issuer, and the Holder shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

                  (j) SPECIFIC PERFORMANCE. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

                  (k) LIMITATION ON RESALE OF ISSUER COMMON STOCK. Grantee agrees that no shares of Issuer Common Stock acquired by it upon exercise of the Option, if any, shall be sold, transferred or otherwise disposed by it prior to the termination of the Merger Agreement in accordance with the terms thereof, except as follows. If the Grantee shall determine to accept a bona fide offer to purchase the Issuer Common Stock then held by it or to sell any such Stock on the open market, the Grantee shall give notice thereof to the Issuer specifying (i) the Issuer Common Stock to be sold and (ii) the purchase price to be offered therefor (or in the case of open market sales, that the sales are to be at prices prevailing on the market) and any other significant terms of the proposed transaction. Upon receipt of such notice, the Issuer shall, for a period of three business days immediately following such receipt, have the right of first refusal to purchase the Issuer Common Stock then held by Grantee that is proposed to be sold at the purchase price set forth in such notice or, if such shares are to be sold in open market transaction, at a purchase price equal to the average of the closing prices therefor (and if there is no such closing price on any of such days, then the mean of the closing bid and the closing asked prices on that day) on the principal market on which Issuer Common Stock is traded for the five trading days immediately prior to the Issuer's receipt of such notice. Payment for such shares shall be made to the Grantee in immediately available funds within three business days immediately following receipt of the notice of the proposed sale.




         IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.


                                      SOUTH JERSEY FINANCIAL CORPORATION, INC.



                                      By: /s/ Robert J. Colacicco
                                          -------------------------------------
                                          Robert J. Colacicco
                                          President and Chief Executive Officer


                                      RICHMOND COUNTY FINANCIAL CORP.




                                      By: /s/ Michael F. Manzulli
                                          -------------------------------------
                                          Michael F. Manzulli
                                          Chief Executive Officer

------------------------------------------------------------
SANDLER O'NEILL & PARTNERS, L.P.    Telephone:  212-466-7700          APPENDIX C
Investment Banking Group                        800-635-6855
Two World Trade Center, 104th Floor Facsimile:  212-466-7711
New York, New York  10048


                                                                 Sandler O'Neill

June 16, 2000



Board of Directors
South Jersey Financial Corporation, Inc.
4651 Route 42
Turnersville, NJ  08012


Gentlemen:

         South Jersey Financial Corporation, Inc. ("South Jersey"), Richmond County Financial Corp. ("Richmond County") and Richmond County Acquisition, Inc. ("Acquisition Sub") have entered into an Agreement and Plan of Merger, dated as of March 15, 2000 (the "Agreement"), pursuant to which Acquisition Sub will be merged with and into South Jersey ("the Merger"). Upon consummation of the Merger, each share of South Jersey common stock, par value $.01 per share, issued and outstanding immediately prior to the Merger (the "South Jersey Shares"), other than certain shares specified in the Agreement, will be converted into the right to receive $20.00 in cash, without interest (the "Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of South Jersey Shares.

         Sandler O'Neill & Partners, L.P., as a part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement and exhibits thereto; (ii) the Stock Option Agreement, dated as of March 15, 2000, by and between South Jersey and Richmond County;
(iii) certain publicly available financial statements and other historical financial information of South Jersey that we deemed relevant; (iv) certain publically available financial statements and other historical financial information of Richmond County that we deemed relevant; (v) certain internal financial analyses and forecasts of South Jersey prepared by and reviewed with management of South Jersey and the views of senior management of South Jersey, based on certain limited discussions with certain members of senior management, regarding South Jersey's past and current business, financial condition, results of operations and future prospects; (vi) the views of senior management of Richmond County, based on certain limited discussions with certain members of Richmond County regarding Richmond County's past and current business, financial condition, results of operations and future prospects; (vii) the publicly reported historical price and trading activity for South Jersey's and Richmond County's common stock, including a comparison of certain financial and stock market information for South Jersey and Richmond County with similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the financial terms of recent business

Board of Directors
South Jersey Financial Corporation
June 16, 2000                                                    Sandler O'Neill
Page 2

combinations in the savings institution industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. In connection with our engagement, we were not asked to, and did not, solicit indications of interest in a potential transaction from other third parties.

         In performing our review, we have assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with us, and we do not assume any responsibility or liability for independently verifying the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of South Jersey or Richmond County or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of South Jersey or Richmond County nor have we reviewed any individual credit files relating to South Jersey or Richmond County and, with your permission, we have assumed that the respective allowances for loan losses for both South Jersey and Richmond County are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. With respect to the financial projections prepared by South Jersey's management, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management of the future financial performance of South Jersey and that such performance will be achieved, and we express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in South Jersey's or Richmond County's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that South Jersey and Richmond County will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the convenants required to be performed by such party under such agreements and that the conditions precedent in the Agreement are not waived.

         Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise or reaffirm this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to the prices at which South Jersey's common stock will trade at any time.

         We have acted as South Jersey's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We have also received a fee for rendering this opinion. In the past, we have also provided certain other investment banking services for South Jersey and have received compensation for such services. As we have previously advised you, in the past we have also provided, and expect to

Board of Directors
South Jersey Financial Corporation
June 16, 2000                                                    Sandler O'Neill
Page 3

continue to provide, including during the period that consummation of the Merger is pending, certain investment banking services for Richmond County and have received, and will receive, compensation for such services.

         In the ordinary course of our business as broker-dealer, we may also purchase securities from and sell securities to South Jersey and Richmond County. We may also actively trade the debt and equity securities of South Jersey and Richmond County for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

         Our opinion is directed to the Board of Directors of South Jersey in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of South Jersey as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent; PROVIDED, HOWEVER, that we hereby consent to the inclusion of this opinion as an appendix to South Jersey's Proxy Statement dated the date hereof and to the references to this opinion therein.

         Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of South Jersey Shares is fair to such shareholders from a financial point of view.


                                            Very truly yours,


                                            /s/ Sandler O'Neill & Partners, L.P.

                                                                 APPENDIX D


                        DELAWARE GENERAL CORPORATION LAW


SECTION 262       APPRAISAL RIGHTS.

                  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

                  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss.251 (other than a merger effected pursuant to ss.251(g) of this title), ss.252, ss.254, ss.257, ss.258, ss.263 or ss.264 of this title:

                  (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss.251 of this title.

                  (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                  a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                  b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                  c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                  d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                  (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

                  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

         (d)      Appraisal rights shall be perfected as follows:

                  (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                  (2) If the merger or consolidation was approved pursuant to ss.228 or ss.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.
(Last amended by Ch. 339, L. '98, eff. 7-1-98.)

                                 REVOCABLE PROXY

/X/      PLEASE MARK VOTES
         AS IN THIS EXAMPLE


                    SOUTH JERSEY FINANCIAL CORPORATION, INC.

                         ANNUAL MEETING OF SHAREHOLDERS

                   July 26, 2000-- 10:00 a.m. New Jersey Time


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned shareholder hereby appoints the official proxy committee of South Jersey Financial Corporation, Inc. ("Company"), consisting of the entire Board of Directors of the Company, each with full power of substitution, to act as proxy for the undersigned, and to vote all shares of common stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Shareholders, to be held on July 26, 2000, at 10:00 a.m., New Jersey Time, at the Renaissance Room, 194 Fries Mill Road, Turnersville, New Jersey, and at any adjournment or postponement thereof, with all of the powers the undersigned would possess if personally present at such meeting, as follows:



1.     Approval and adoption of the Agreement and Plan of            FOR           AGAINST      ABSTAIN
       Merger, dated as of March 15, 2000, by and between            / /                / /            / /
       Richmond County Financial Corp., Richmond County
       Acquisition, Inc. and South Jersey Financial
       Corporation, Inc.


                                                                                      WITH-          FOR ALL
                                                                      FOR             HOLD            EXCEPT
2.       Election of Directors for a term of three years each         / /              / /             / /
         or until completion of the merger (except as marked
         to the contrary below):

         ROBERT J. COLACICCO, RICHARD G. MOHRFELD AND JOHN V. FIELD

         INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK "FOR ALL EXCEPT" AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
             PROPOSAL 1 AND "FOR" EACH OF THE NOMINEES FOR DIRECTOR.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

         THIS PROXY IS REVOCABLE AND WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1 AND "FOR" EACH OF THE NOMINEES FOR DIRECTOR. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, INCLUDING WHETHER OR NOT TO ADJOURN OR POSTPONE THE MEETING, THIS PROXY WILL BE VOTED BY THE PROXIES IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.



Please be sure to sign and date this Proxy in the box below                Date

                                                                           -----------------------------------------



Stockholder sign above                                                     Co-holder (if any) sign above
-------------------------------------------------------------------------- -----------------------------------------



         The above-signed shareholder acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Shareholders and of a Proxy Statement, dated June 16, 2000 for the Annual Meeting to be held on July 26, 2000.

         Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.


                  PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL
                THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.